     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 28, 2003

                                                       REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                        FIRST COMMUNITY BANCSHARES, INC.
             (Exact name of Registrant as specified in its charter)

              NEVADA                              6035                            55-0694814
   (State or other jurisdiction       (Primary Standard Industrial             (I.R.S. Employer
of incorporation or organization)       Classification Code No.)             Identification No.)

                             ---------------------
                              ONE COMMUNITY PLACE
                           BLUEFIELD, VIRGINIA 24605
                                 (276) 326-9000

   (Address, including zip code and telephone number, including area code, of
                   Registrant's principal executive offices)

                                 JOHN M. MENDEZ
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        FIRST COMMUNITY BANCSHARES, INC.
                              ONE COMMUNITY PLACE
                           BLUEFIELD, VIRGINIA 24605

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                WITH A COPY TO:

                 NORMAN B. ANTIN, ESQ.                                   GEORGE P. WHITLEY, ESQ.
                 JEFFREY D. HAAS, ESQ.                                    SCOTT H. RICHTER, ESQ.
                KELLEY DRYE & WARREN LLP                         LECLAIR RYAN, A PROFESSIONAL CORPORATION
         8000 TOWERS CRESCENT DRIVE, SUITE 1200                      707 EAST MAIN STREET, 11TH FLOOR
                 VIENNA, VIRGINIA 22182                                  RICHMOND, VIRGINIA 23219

                             ---------------------
    Approximate date of commencement of proposed sale to the public: Upon consummation of the merger described herein.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
                                                                   PROPOSED MAXIMUM     PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF SECURITIES TO         AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING       AMOUNT OF
               BE REGISTERED                   REGISTERED(1)        SHARE OR UNIT           PRICE(2)         REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $1.00 per share        497,871 shares           $29.50            $14,687,187             $1,188
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

(1) Based upon an estimate of the maximum number of shares of common stock of First Community Bancshares, Inc. ("First Community") to be issued pursuant to the agreement and plan of merger, dated as of January 27, 2003, and amended as of February 25, 2003, among First Community, First Community Bank, National Association, and The CommonWealth Bank ("CommonWealth"), based on (i) 720,299 shares of CommonWealth common stock outstanding, (ii) an exchange ratio of 1.152 shares of First Community common stock for each share of CommonWealth common stock and (iii) the exchange and cancellation of 60% of such outstanding shares of CommonWealth common stock for First Community common stock at such exchange ratio.

(2) Pursuant to Rules 457(f) and 457(c) under the Securities Act of 1933, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the aggregate market value of the estimated number of shares of CommonWealth common stock to be converted into the right to receive First Community common stock in the merger (calculated as set forth in note 1), based upon a market value of $29.50 per share of CommonWealth common stock, the average of the bid and asked prices of a share of CommonWealth common stock on the OTC Bulletin Board on March 24, 2003.
                             ---------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             THE COMMONWEALTH BANK
                               900 N. PARHAM ROAD
                            RICHMOND, VIRGINIA 23229
                                 (804) 741-4600

                                            , 2003

Dear fellow shareholders:

     You are cordially invited to attend a special meeting of shareholders of
The CommonWealth Bank ("CommonWealth") to be held at      :          .m., local
time, on                , 2003 at the      . At the special meeting, you will be
asked to consider and vote upon a proposal to approve an agreement and plan of merger pursuant to which CommonWealth will be merged with and into First Community Bank, National Association ("First Community Bank").

     If the merger agreement is approved and the merger is subsequently completed, each outstanding share of CommonWealth common stock will be converted into the right to receive:

     - $30.50 in cash or

     - a number of whole shares of common stock of First Community Bancshares, Inc. ("First Community"), the holding company of First Community Bank, determined by dividing $30.50 by the average closing price of First Community common stock during a specified period preceding the merger, plus cash in lieu of any fractional share interest.

     You will have the opportunity to elect the form of consideration to be received for your shares, subject to allocation procedures set forth in the merger agreement which are intended to ensure that at least 50% and not more than 60% of the outstanding shares of CommonWealth common stock will be converted into the right to receive First Community common stock and the remaining outstanding shares of CommonWealth common stock will be converted into the right to receive cash.

     The First Community common stock currently is traded on the Nasdaq SmallCap Market under the symbol "FCBC." First Community's common stock is expected to commence trading on the Nasdaq National Market under the same symbol on April 1,
2003. On                , 2003, the closing sale price of a share of First
Community common stock was $     .

     The merger cannot be completed unless the holders of more than two-thirds of the outstanding shares of CommonWealth common stock, voting in person or by proxy, vote in favor of approval of the merger agreement at the special meeting.

     Based on our reasons for the merger described herein, including the fairness opinion issued by our financial advisor, Baxter, Fentriss & Co., our board of directors believes that the merger is fair to you and in your best interests. ACCORDINGLY OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

     The accompanying document gives you detailed information about the special meeting, the merger and related matters. We urge you to read this entire document carefully, including the considerations discussed under "Risk Factors,"
beginning on page   , and the annexes thereto, which include the merger
agreement.

     YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card. Failure to vote your shares at the special meeting will have the same effect as a vote against the merger agreement.

     We deeply appreciate your continuing loyalty and support, and we look forward to seeing you at the special meeting.
                                          Sincerely,

                                          J.E. Causey Davis
                                          President and Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE FIRST COMMUNITY COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS DOCUMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SHARES OF FIRST COMMUNITY COMMON STOCK ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY ANY FEDERAL OR STATE GOVERNMENTAL AGENCY.

    This prospectus/proxy statement is dated     , 2003 and was first mailed
          to shareholders of CommonWealth on or about           , 2003

                             THE COMMONWEALTH BANK
                               900 N. PARHAM ROAD
                            RICHMOND, VIRGINIA 23229
                                 (804) 741-4600

                             ---------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON             , 2003

                             ---------------------

To the shareholders of The CommonWealth Bank:

     We will hold a special meeting of shareholders of The CommonWealth Bank
("CommonWealth") at      :          .m., local time, on      ,           , 2003,
at      , for the following purposes:

     1. to consider and vote upon a proposal to approve an agreement and plan of merger, dated as of January 27, 2003 and amended as of February 25, 2003, among First Community Bancshares, Inc., First Community Bank, National Association and CommonWealth, as described in the attached document;

     2. to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

     3. to transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

     We have fixed the close of business on           , 2003 as the record date
for the determination of shareholders entitled to notice of and to vote at the special meeting. Only holders of CommonWealth common stock of record at the close of business on that date will be entitled to notice of and to vote at the special meeting or any adjournment or postponement of the special meeting.

     OUR BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER AGREEMENT IS IN THE BEST INTERESTS OF COMMONWEALTH AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

     Holders of CommonWealth common stock have the right to dissent from the merger and assert dissenters' rights, provided the proper procedures of Article 15 of the Virginia Stock Corporation Act are followed. A copy of Article 15 is attached as Annex III to the proxy statement/prospectus that accompanies this notice.

     YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the special meeting, please promptly complete, sign, date and return your proxy card in the enclosed envelope. Failure to vote your shares by mail or in person at the special meeting, will have the same effect as a vote against the merger agreement.

                                          By Order of the Board of Directors

                                          J.E. Causey Davis
                                          President and Chief Executive Officer

Richmond, Virginia
          , 2003

                      REFERENCES TO ADDITIONAL INFORMATION

     This document incorporates important business and financial information about First Community Bancshares, Inc. ("First Community") from documents that are not included in or delivered with this document. You can obtain documents incorporated by reference in this document but not otherwise accompanying this document by requesting them in writing or by telephone from First Community as follows:

                        FIRST COMMUNITY BANCSHARES, INC.
                              ONE COMMUNITY PLACE
                           BLUEFIELD, VIRGINIA 24605
                        ATTENTION: ROBERT L. SCHUMACHER
                                 (276) 326-9000

     You will not be charged for any of these documents that you request. If you
would like to request documents, please do so by           , 2003 in order to
receive them before the special meeting.

     For additional information regarding where you can find information about First Community, please see "Where You Can Find More Information" beginning on
page      .

                               TABLE OF CONTENTS

                                                              PAGE
                                                              -----
REFERENCES TO ADDITIONAL INFORMATION........................      i
QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES FOR THE
  SPECIAL MEETING...........................................      1
SUMMARY.....................................................      2
RISK FACTORS................................................     12
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
  STATEMENTS................................................     13
GENERAL INFORMATION.........................................     14
THE SPECIAL MEETING.........................................     15
  Time, Date and Place......................................     15
  Matters to be Considered..................................     15
  Shares Outstanding and Entitled to Vote; Record Date......     15
  How to Vote Your Shares...................................     15
  Vote Required.............................................     16
  Solicitation of Proxies...................................     16
  Recommendations of the CommonWealth Board of Directors....     17
THE MERGER (PROPOSAL ONE)...................................     17
  General...................................................     17
  Background of the Merger..................................     17
  CommonWealth's Reasons for the Merger.....................     19
  First Community's Reasons for the Merger..................     19
  Opinion of CommonWealth's Financial Advisor...............     20
  Merger Consideration and Election and Exchange
     Procedures.............................................     24
  Procedures for Exchanging of CommonWealth Common Stock
     Certificates...........................................     27
  Assumption of CommonWealth Stock Options..................     28
  Conditions to the Merger..................................     28
  Regulatory Approvals......................................     30
  Business Pending the Merger...............................     31
  Board of Directors' Covenant to Recommend the Merger
     Agreement..............................................     32
  No Solicitation...........................................     32
  Representations and Warranties of the Parties.............     33
  Effective Time of the Merger..............................     33
  Amendment of the Merger Agreement.........................     33
  Termination of the Merger Agreement.......................     34
  Interests of Certain Persons in the Merger................     36
  Certain Employee Matters..................................     38
  Resale of First Community Common Stock....................     38
  Federal Income Tax Consequences...........................     39
  Accounting Treatment of the Merger........................     41
  Expenses of the Merger....................................     42
  Listing of the First Community Common Stock...............     42
  Termination Fee...........................................     42
  Shareholder Agreements....................................     43
  Dissenters' Rights........................................     43
  Operations of First Community After the Merger............     45
MARKET FOR COMMON STOCK AND DIVIDENDS.......................     45

                                                              PAGE
                                                              -----
INFORMATION ABOUT FIRST COMMUNITY...........................     47
  General...................................................     47
  Management and Additional Information.....................     47
INFORMATION ABOUT COMMONWEALTH..............................     47
  General...................................................     47
  Management's Discussion and Analysis of Financial
     Condition and Results of Operations....................     48
  Properties................................................     58
  Executive Officers and Directors of CommonWealth..........     58
  Executive Compensation....................................     59
  Certain Beneficial Owners of CommonWealth Common Stock....     60
  Related Party Transactions................................     61
  Regulation................................................     61
DESCRIPTION OF FIRST COMMUNITY CAPITAL STOCK................     63
  First Community Common Stock..............................     64
  First Community Preferred Stock...........................     64
  Transfer Agent............................................     64
COMPARISON OF THE RIGHTS OF SHAREHOLDERS....................     64
  Authorized Capital Stock..................................     65
  Issuance of Capital Stock.................................     65
  Voting Rights.............................................     65
  Number and Election of Directors..........................     65
  Removal of Directors......................................     66
  Vacancies of Directors....................................     66
  Discharge of Duties, Exculpation and Indemnification......     67
  Dividends and Other Distributions.........................     68
  Amendments to Articles of Incorporation and Bylaws........     68
  Notice of Shareholder Meetings............................     68
  Special Meetings of Shareholders..........................     69
  Shareholder Nomination and Shareholder Proposals..........     69
  Shareholder Action Without a Meeting......................     69
  Mergers, Share Exchanges and Sales of Assets..............     70
  Interested Shareholder Statutes...........................     70
  Control Share Statutes....................................     70
  Shareholders' Right of Dissent and Appraisal..............     71
  Liquidation Rights........................................     71
  Constituency Provisions...................................     71
ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL TWO)...........     72
LEGAL OPINION...............................................     72
EXPERTS.....................................................     72
PROPOSALS FOR THE 2003 ANNUAL MEETING.......................     73
WHERE YOU CAN FIND MORE INFORMATION.........................     73
INDEX TO COMMONWEALTH FINANCIAL STATEMENTS..................    F-1

Annexes:
Annex I    Agreement and Plan of Merger, dated as of January 27, 2003 and amended as of February 25, 2003, among First Community
           Bancshares, Inc., First Community Bank, National Association
           and The CommonWealth Bank...................................    Annex I-1
Annex II   Opinion of Baxter, Fentriss & Co. ..........................   Annex II-1
Annex III  Sections 13.1-729 through 13.1-741 of the Virginia Stock
           Corporation Act.............................................  Annex III-1

                             QUESTIONS AND ANSWERS
                ABOUT VOTING PROCEDURES FOR THE SPECIAL MEETING

Q:   WHAT DO I NEED TO DO NOW?

A: After you have carefully read this document, indicate on your proxy card how you want your shares to be voted. Then sign, date and mail your proxy card in the enclosed prepaid return envelope as soon as possible. This will enable your shares to be represented and voted at the special meeting.

Q:   WHY IS MY VOTE IMPORTANT?

A: The merger agreement must be approved by holders of more than two-thirds of the outstanding shares of CommonWealth common stock. If you do not vote it will have the same effect as a vote against the merger agreement.

Q: IF MY SHARES ARE HELD IN STREET NAME BY MY BROKER OR BANK, WILL MY BROKER OR BANK AUTOMATICALLY VOTE MY SHARES FOR ME?

A: No. Your broker, bank or other nominee will not be able to vote shares held by it in "street name" on your behalf without instructions from you. You should instruct your broker, bank or other nominee to vote your shares, following the directions your broker, bank or other nominee provides.

Q:   WHAT IF I FAIL TO INSTRUCT MY BROKER OR BANK?

A: If you fail to instruct your broker, bank or other nominee to vote your shares, it will have the same effect as a vote against the merger agreement.

Q:   CAN I ATTEND THE MEETING AND VOTE MY SHARES IN PERSON?

A: Yes. All shareholders are invited to attend the special meeting. However, if you hold your shares in street name, you will need proof of ownership (by means of a recent brokerage statement, letter from a bank or broker or other means) to be admitted to the meeting. Shareholders of record can vote in person at the special meeting. If your shares are held in street name, then you are not the shareholder of record and you must ask your broker, bank or other nominee how you can vote at the special meeting.

Q:   CAN I CHANGE MY VOTE?

A: Yes. If you have not voted through your broker, bank or other nominee, there are three ways you can change your vote after you have sent in your proxy card.

     - First, you may send a written notice to the secretary of CommonWealth stating that you would like to revoke your proxy before the special meeting.

     - Second, you may complete and submit a new proxy card. Any earlier proxies will be revoked automatically.

     - Third, you may attend the special meeting and vote in person. Any earlier proxy will be revoked. However, simply attending the special meeting without voting will not revoke your proxy.

     If you have instructed a broker, bank or other nominee to vote your shares, you must follow directions you receive from your broker, bank or other nominee to change your vote.

Q:   SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. You should not send in your stock certificates at this time. Instructions for surrendering your CommonWealth common stock certificates in exchange for the merger consideration will be sent to you after we complete the merger.

Q:   WHO SHOULD I CALL WITH QUESTIONS?

A: You should call William W. Ranson, Executive Vice President, Treasurer and Chief Financial Officer, at CommonWealth at (804) 741-4600.

                                    SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document, including the merger agreement and the other documents to which we have referred you. See "Where You
Can Find More Information" beginning on page      . Page references are included
in this summary to direct you to a more complete description of the topics.

     Throughout this document, "CommonWealth," "we" and "our" refers to The CommonWealth Bank, "First Community" refers to First Community Bancshares, Inc. and "First Community Bank" refers to First Community Bank, National Association, First Community's banking subsidiary. Also, we refer to the merger between CommonWealth and First Community Bank as the "merger," and the agreement and plan of merger, dated as of January 27, 2003 and as amended as of February 25, 2003, among CommonWealth, First Community Bank and First Community as the "merger agreement."

PARTIES TO THE PROPOSED MERGER (PAGES      AND      )

     First Community. First Community is a registered bank holding company incorporated under the laws of the State of Nevada and the parent company of First Community Bank, a national bank that conducts commercial banking operations within the states of Virginia, West Virginia and North Carolina. United First Mortgage, Inc. ("UFM") is a wholly-owned subsidiary of First Community Bank and serves as a wholesale and retail distribution channel for First Community Bank's mortgage banking business segment. Stone Capital Management, Inc., an asset management company, is also a wholly-owned subsidiary of First Community Bank. First Community and its wholly-owned subsidiaries have total assets of approximately $1.5 billion at December 31, 2002 and conduct business through the 41 branches of First Community Bank and 11 mortgage brokerage offices of UFM. Regulatory oversight of First Community is conducted by the Board of Governors of the Federal Reserve System. First Community's principal executive offices are located at One Community Place, Bluefield, Virginia 24605 and its telephone number is (276) 326-9000.

     First Community Bank. First Community Bank engages in a general commercial and retail banking business through its branch facilities. It provides safe deposit services and makes all types of loans, including commercial, mortgage and personal loans. First Community Bank also provides trust services and its deposits are insured by the Federal Deposit Insurance Corporation ("FDIC"). First Community Bank is a member of the Federal Reserve System and is a member of the Federal Home Loan Bank of Atlanta. Regulatory oversight of the Bank is conducted by the Office of the Comptroller of the Currency.

     CommonWealth. CommonWealth is a Virginia-chartered commercial bank which conducts business from its headquarters in Richmond, Virginia and its four full-service offices within the Richmond metropolitan area. CommonWealth provides a wide range of banking services to individuals and businesses located in the Richmond metropolitan area. CommonWealth had total assets of $134.1 million, total deposits of $107.3 million and total stockholders' equity of $8.3 million as of December 31, 2002. CommonWealth's executives offices are located at 900 N. Parham Road, Richmond, Virginia 23229 and its telephone number is
(804) 741-4600.

THE MERGER (PAGE      )

     We have attached the merger agreement to this document as Annex I. Please read the entire merger agreement. It is the legal document that governs the merger. We propose a merger whereby CommonWealth will merge with and into First Community Bank. We expect to complete the merger in the second quarter of 2003.

COMMONWEALTH SHAREHOLDERS WILL RECEIVE WHOLE SHARES OF FIRST COMMUNITY COMMON STOCK AND/OR CASH FOR EACH SHARE OF COMMONWEALTH COMMON STOCK EXCHANGED PURSUANT
TO THE MERGER (PAGE      )

     If the merger of CommonWealth with and into First Community Bank is completed, each outstanding share of CommonWealth common stock (subject to certain exceptions) will be converted into the right to receive

$30.50 in cash, without interest, or a number of whole shares of First Community common stock determined by dividing $30.50 by the average of the closing price of the First Community common stock during the 20 trading day period ending on the fifth business day prior to the effective time of the merger, plus cash in lieu of any fractional share interest. You will have the opportunity to elect one or the other form of consideration to be received for all shares of CommonWealth common stock held by you, subject to allocation procedures set forth in the merger agreement which are intended to ensure that at least 50% and not more than 60% of the outstanding shares of CommonWealth common stock will be converted into the right to receive First Community common stock, with the remaining outstanding shares of CommonWealth common stock to be converted into the right to receive cash.

WHEN AND HOW TO CHOOSE THE METHOD OF PAYMENT FOR YOUR SHARES (PAGE      )

     Shares of CommonWealth common stock will be exchanged for either First Community common stock or cash as chosen by you, subject to the election and allocation procedures discussed herein and described in detail in the merger agreement. After the closing of the merger, you will be sent an election form on which you may specify whether you wish to receive cash in exchange for all shares of CommonWealth common stock held by you or First Community common stock in exchange for all shares of CommonWealth common stock held by you, or that you make "no election" as to whether you receive cash or First Community common stock in payment for your CommonWealth shares.

     Your choice will be honored to the extent possible, but because of the overall limitation on the amount of cash and shares of First Community common stock available, whether you receive the amount of cash or stock you request will depend in part on how many other CommonWealth shareholders submit elections and how many choose to receive cash and how many choose to receive stock. Because at least 50% and not more than 60% of the outstanding shares of CommonWealth common stock will be converted into the right to receive First Community common stock and the remaining outstanding shares of CommonWealth common stock will be converted into the right to receive cash, CommonWealth shareholders may not receive exactly the form of consideration that they elect and may receive a pro rata amount of cash and First Community common stock.

     First Community will not issue fractional shares. Instead, CommonWealth shareholders who receive First Community common stock will receive the value of any fractional share interest in cash, based on the average closing sales prices of a share of First Community common stock during a specified period preceding consummation of the merger.

     An election form and detailed instructions on how to choose your preferred method of payment will be sent to you approximately five business days after the effective time of the merger. You will then have 20 days in which to complete the election form and return it as instructed with your stock certificates. After the forms have been received and processed, you will be sent the cash and/or First Community common stock to which you are entitled.

     You will need to surrender your CommonWealth common stock certificates to receive the appropriate merger consideration, but you should not send us any certificates now. You will receive detailed instructions on how to exchange your shares along with your election form.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION (PAGE      )

     Shares of First Community common stock currently trade on the Nasdaq SmallCap Market under the symbol "FCBC." First Community's common stock is expected to commence trading on the Nasdaq National Market under the same symbol on April 1, 2003. Shares of Commonwealth common stock trade on the OTC Bulletin Board under the symbol "CWBV.OB." On January 27, 2003, the last trading day preceding public announcement of the proposed merger, the First Community common stock closed at $28.31 per share and the CommonWealth common stock closed at
$18.75 per share. On           , 2003, the First Community common stock closed
at $     per share and the CommonWealth common stock closed at $     per share.

     First Community cannot assure you that its stock price will continue to trade at or above the prices shown above. You should obtain current stock price quotations for the First Community common stock from a newspaper, via the Internet or by calling your broker.

     First Community currently pays a quarterly cash dividend to its shareholders. During the first quarter of 2003, First Community paid a cash dividend of $0.26 per share of First Community common stock. First Community intends to continue to pay a quarterly cash dividend to its shareholders. CommonWealth has never paid a cash dividend to its shareholders.

THE TAX CONSEQUENCES OF THE MERGER FOR COMMONWEALTH SHAREHOLDERS WILL BE
DEPENDENT ON THE MERGER CONSIDERATION RECEIVED (PAGE      )

     First Community and CommonWealth have received an opinion of counsel to the effect that, based on certain facts, representations and assumptions, the merger will be treated as a "reorganization" for federal income tax purposes. Accordingly, you generally will not recognize any gain or loss on the conversion of shares of CommonWealth common stock solely into shares of First Community common stock. However, you generally will recognize gains if you receive cash in exchange for your shares of CommonWealth common stock or instead of any fractional share of First Community common stock that you would otherwise be entitled to receive. The parties' obligation to complete the merger is conditioned on their receipt of the same opinion, dated as of the effective date of the merger, regarding the federal income tax treatment of the merger.

     Tax matters are complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed herein. Accordingly, we strongly urge you to consult your own tax advisor for a full understanding of the tax consequences to you of the merger.

COMMONWEALTH'S FINANCIAL ADVISOR BELIEVES THAT THE MERGER CONSIDERATION IS FAIR
TO COMMONWEALTH SHAREHOLDERS (PAGE      )

     Among other factors considered in deciding to approve the merger, the CommonWealth board of directors received the opinion of its financial advisor, Baxter, Fentriss & Co., that, as of January 24, 2003 (the date on which the CommonWealth board of directors approved the merger agreement), the merger consideration was fair to the holders of CommonWealth common stock from a financial point of view. This opinion was subsequently confirmed in writing as of the date of this document. The opinion dated as of the date of this document is included as Annex II. You should read this opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by Baxter, Fentriss & Co. in providing its opinion. Baxter, Fentriss & Co.'s opinion is directed to the CommonWealth board of directors and does not constitute a recommendation to any shareholder as to any matters relating to the merger. CommonWealth agreed to pay Baxter, Fentriss & Co. a transaction fee equal to 1.50% of the aggregate purchase price. Based on the $30.50 per share
cash acquisition purchase price and the $     closing sale price of a share of
First Community common stock on the Nasdaq SmallCap Market on           , 2003,
the transaction fee would amount to approximately $     million, $50,000 of
which has been paid as of the date of mailing of this prospectus/proxy statement.

OUR BOARD OF DIRECTORS RECOMMENDS APPROVAL OF THE MERGER (PAGE      )

     Based on CommonWealth's reasons for the merger described herein, including the fairness opinion of Baxter, Fentriss & Co., the CommonWealth board of directors believes that the merger is fair to you and in your best interests and unanimously recommends that you vote "FOR" approval of the merger agreement.

DATE, TIME AND LOCATION OF THE SPECIAL MEETING (PAGE      )

     The special meeting will be held at      :          .m., local time, on
     ,                , 2003, at      . At the special meeting, CommonWealth
shareholders will be asked to approve the merger agreement, to approve a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement and to act on any other matters that may properly come before the special meeting.

RECORD DATE AND VOTING RIGHTS FOR THE SPECIAL MEETING (PAGE      )

     You are entitled to vote at the special meeting if you owned shares of
CommonWealth common stock as of the close of business on                , 2003.
You will have one vote at the special meeting for each share of CommonWealth common stock that you owned on that date.

     Shareholders of record may vote by mail or by attending the special meeting and voting in person. Each proxy returned to CommonWealth (and not revoked) by a holder of CommonWealth common stock will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, the proxy will be voted "FOR" approval of the merger agreement and "FOR" the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.

APPROVAL OF THE MERGER AGREEMENT REQUIRES A MORE THAN TWO-THIRDS VOTE BY
COMMONWEALTH SHAREHOLDERS (PAGE      )

     The affirmative vote of the holders of more than two-thirds of the outstanding shares of CommonWealth common stock is necessary to approve the merger agreement on behalf of CommonWealth. Not voting, or failing to instruct a broker, bank or other nominee how to vote shares held in their name for you, will have the same effect as voting against the merger agreement.

MANAGEMENT OF COMMONWEALTH OWNS SHARES WHICH MAY BE VOTED AT THE SPECIAL MEETING (PAGES
AND      )

     The directors and executive officers of CommonWealth, who collectively own
approximately      % of the outstanding shares of CommonWealth common stock as of the record date for the special meeting, have entered into shareholder agreements with First Community pursuant to which they have agreed to vote all of their shares in favor of the merger agreement.

FIRST COMMUNITY AND COMMONWEALTH MUST MEET SEVERAL CONDITIONS TO COMPLETE THE
MERGER (PAGE      )

     Completion of the merger depends on meeting a number of conditions, including the following:

     - shareholders of CommonWealth must approve the merger agreement;

     - First Community and CommonWealth must receive all required regulatory approvals for the merger of CommonWealth into First Community Bank, and any waiting periods required by law must have passed;

     - there must be no law, injunction or order enacted or issued preventing completion of the merger;

     - First Community and CommonWealth must receive a legal opinion confirming the tax-free nature of the merger;

     - the First Community common stock to be issued in the merger must have been approved for trading on the Nasdaq SmallCap Market (or on any securities exchange on which the First Community common stock may then be listed);

     - the representations and warranties of each of First Community and CommonWealth in the merger agreement must be accurate, subject to exceptions that would not have a material adverse effect on First Community or CommonWealth, respectively;

     - First Community and CommonWealth must have complied in all material respects with their respective covenants in the merger agreement;

     - dissenting shares shall not represent 10% or more of the outstanding CommonWealth common stock; and

     - each director and executive officer of CommonWealth shall have entered into a shareholder agreement with First Community.

     Unless prohibited by law, either First Community or CommonWealth could elect to waive a condition that has not been satisfied and complete the merger anyway. The parties cannot be certain whether or when any of the conditions to the merger will be satisfied, or waived where permissible, or that the merger will be completed.

FIRST COMMUNITY AND COMMONWEALTH MUST OBTAIN REGULATORY APPROVALS TO COMPLETE
THE MERGER (PAGE      )

     To complete the merger, the parties need the prior approval of or waiver from the Office of the Comptroller of the Currency of the United States and the Bureau of Financial Institutions of the Virginia State Corporation Commission. The U.S. Department of Justice is able to provide input into the approval process of federal banking agencies and will have between 15 and 30 days following any approval of a federal banking agency to challenge the approval on antitrust grounds. First Community and CommonWealth have filed all necessary applications and notices with the applicable regulatory agencies. First Community and CommonWealth cannot predict, however, whether the required regulatory approvals will be obtained or whether any such approvals will have conditions which would be detrimental to First Community following completion of the merger.

FIRST COMMUNITY AND COMMONWEALTH MAY TERMINATE THE MERGER AGREEMENT (PAGE      )

     First Community and CommonWealth can mutually agree at any time to terminate the merger agreement before completing the merger, even if shareholders of CommonWealth have already voted to approve it.

     Either company also can terminate the merger agreement:

     - if any required regulatory approvals for consummation of the merger is not obtained;

     - if the merger is not completed by September 30, 2003;

     - if the shareholders of CommonWealth do not approve the merger agreement;
       or

     - if the other company breaches any of its representations, warranties or obligations under the merger agreement in a manner which would be reasonably expected to have a material adverse effect on it and the breach cannot be or has not been cured within 30 days of notice of the breach.

     In addition, First Community may terminate the merger agreement at any time prior to the special meeting if the board of directors of CommonWealth withdraws or modifies its recommendation to the CommonWealth shareholders that the merger agreement be approved in any way which is adverse to First Community, or breaches its covenants requiring the calling and holding of a meeting of shareholders to consider the merger agreement and prohibiting the solicitation of other offers. First Community also may terminate the merger agreement if a third party commences a tender offer or exchange offer for 20% or more of the outstanding CommonWealth common stock and the board of directors of CommonWealth recommends that CommonWealth shareholders tender their shares in the offer or otherwise fails to recommend that they reject the offer within a specified period.

     CommonWealth also may terminate the merger agreement at any time prior to the special meeting in order to concurrently enter into an acquisition agreement or similar agreement with respect to an unsolicited "superior proposal," as defined in the merger agreement, which has been received and considered by CommonWealth in compliance with the applicable terms of the merger agreement, provided that CommonWealth has notified First Community at least five business days in advance of any such action and given First Community the opportunity during such period, if First Community elects, in its sole discretion, to make an offer to CommonWealth that CommonWealth determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the superior proposal. A $1.0 million termination fee would be payable by CommonWealth under these and certain other circumstances. See "The Merger -
Termination Fee," beginning on page      .

     In addition, CommonWealth may terminate the merger agreement if the average closing price of the First Community common stock during a specified 20 trading day period increases by more than 15% from $31.14 (i.e., to $35.81 per share). If this occurs, First Community could voluntarily elect to increase the exchange ratio, and thus issue more shares of First Community common stock, pursuant to a formula set forth in the merger agreement. First Community is not required to increase the exchange ratio, however, and it is possible under these circumstances that the CommonWealth board of directors could conclude that proceeding with the merger at the lower price, rather than exercising CommonWealth's right to terminate the merger agreement, would still be in the best interests of CommonWealth shareholders. Moreover, First Community may terminate the merger agreement if the average closing price of the First Community common stock during a specified 20 trading day period decreases by more than 15% from $31.14 (i.e., to $26.47 per share). If this occurs, CommonWealth shall have the option of either accepting a decrease in the exchange ratio, and thus accepting less shares of First Community common stock, pursuant to a formula set forth in the merger agreement, or agreeing to a
termination of the merger agreement. As of           , 2003, the closing price
of the First Community common stock was $     .

FIRST COMMUNITY AND COMMONWEALTH MAY AMEND AND EXTEND THE MERGER AGREEMENT (PAGE
     )

     The parties may amend the merger agreement at any time before the merger actually takes place, and may agree to extend the time within which any action required by the merger agreement is to take place. No amendment may be made after the special meeting without obtaining further approval by the shareholders of CommonWealth.

COMMONWEALTH'S DIRECTORS AND EXECUTIVE OFFICERS HAVE SOME INTERESTS IN THE
MERGER THAT DIFFER FROM YOUR INTERESTS (PAGE      )

     CommonWealth's directors and executive officers have interests in the merger as individuals which are in addition to, or different from, their interests as shareholders of CommonWealth. These interests include, among other things:

     - an employment agreement which First Community Bank has proposed to enter into with J.E. Causey Davis, president and chief executive officer of CommonWealth, in connection with the closing of the merger, pursuant to which Mr. Davis will be appointed Executive Vice President of First Community Bank and Chief Executive Officer of the Eastern Virginia Division of First Community Bank for a two-year period (that may be extended) following the merger for an annual salary of not less than $150,000;

     - severance agreements which CommonWealth has entered into with two of its executive officers which provide for the payment of current salary and benefits for a period of 24 months following a "change in control" of CommonWealth and a "termination of employment," each as defined in the severance agreements;

     - the appointment of one non-employee director of CommonWealth as a director of First Community and the appointment of two non-employee directors of Commonwealth as directors of First Community Bank; and

     - First Community's agreement to honor indemnification obligations of CommonWealth for a period of six years as well as to purchase liability insurance for CommonWealth's directors and officers for three years following the merger, subject to the terms of the merger agreement.

     The board of directors of CommonWealth was aware of the foregoing interests and considered them, among other matters, in approving the merger agreement and the merger.

COMMONWEALTH IS PROHIBITED FROM SOLICITING OTHER OFFERS (PAGE      )

     CommonWealth has agreed that, while the merger is pending, it will not initiate or, subject to some limited exceptions, engage in discussions with any third party other than First Community regarding extraordinary transactions such as a merger, business combination or sale of a material amount of assets or capital stock.

THE MERGER WILL BE ACCOUNTED FOR UNDER THE PURCHASE METHOD OF ACCOUNTING (PAGE
     )

     First Community will use the purchase method of accounting to account for the merger. The total purchase price will be allocated to the assets acquired and liabilities assumed, based on their fair values. To the extent that this purchase price exceeds the fair value of the net tangible assets acquired at the effective time of the merger,

First Community will allocate the excess purchase price to intangible assets, including goodwill. In accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," issued in July 2001, the goodwill resulting from the merger will not be amortized to expense; however, core deposit and other intangibles with definite useful lives recorded by First Community in connection with the merger will be amortized to expense in accordance with the new rules.

SHAREHOLDERS OF FIRST COMMUNITY AND COMMONWEALTH HAVE DIFFERENT RIGHTS (PAGE
     )

     First Community is a Nevada corporation subject to the provisions of the General Corporation Law of Nevada, and CommonWealth is a Virginia-chartered commercial bank subject to the provisions of the Virginia Stock Corporation Act. Upon consummation of the merger, shareholders of CommonWealth who receive shares of First Community common stock in exchange for their shares of CommonWealth common stock will become shareholders of First Community and their rights as shareholders of First Community will be governed by First Community's articles of incorporation and bylaws and the General Corporation Law of Nevada. The rights of shareholders of First Community differ in certain respects from the rights of shareholders of CommonWealth.

TERMINATION FEE (PAGE      )

     CommonWealth must pay First Community a termination fee of $1.0 million if the merger agreement is terminated under specified circumstances. In addition, if the merger agreement is terminated by either First Community or CommonWealth due to a breach of a representation, warranty, covenant or undertaking, the party committing such breach shall be liable for $350,000 to the other party.

COMMONWEALTH'S SHAREHOLDERS HAVE DISSENTERS' RIGHTS (PAGE      )

     Under Virginia law, holders of CommonWealth common stock have the right to dissent from the merger and, if the merger is consummated and all requirements of Virginia law are satisfied by holders seeking to exercise dissenters' rights, to receive payment equal to the fair value of their shares of CommonWealth common stock, determined in the manner set forth in Virginia law. The procedures which must be followed in connection with the exercise of dissenters' rights by dissenting shareholders are described herein under "-- Dissenters' Rights" and in Sections 13.1-729 through 13.1-741 of the Virginia Stock Corporation Act, a copy of which is attached as Annex III to this document. A shareholder seeking to exercise dissenters' rights must deliver to CommonWealth, before the shareholder vote on the merger agreement at the special meeting, a written objection to the merger stating that he or she intends to demand payment for his or her shares through the exercise of his or her statutory appraisal rights and must not vote his or her shares in favor of approval of the merger agreement. Failure to take any required step in connection with the exercise of such rights may result in termination or waiver thereof.

THE SHARES OF FIRST COMMUNITY COMMON STOCK TO BE ISSUED IN THE MERGER WILL BE
LISTED ON NASDAQ (PAGE      )

     Pursuant to the merger agreement, the shares of First Community common stock issued in connection with the merger will be listed on the Nasdaq SmallCap Market or on any securities exchange on which the First Community common stock may then be listed. First Community's common stock is expected to commence trading on the Nasdaq National Market under the same symbol on April 1, 2003.

UNAUDITED COMPARATIVE PER SHARE AND SELECTED FINANCIAL DATA

     The following tables show per share financial information reflecting the merger of First Community and CommonWealth (which is referred to as "pro forma" information) and summary historical data for each of First Community and CommonWealth. The pro forma information assumes that the acquisition of CommonWealth had been completed on the dates and at the beginning of the earliest periods indicated.

     First Community expects that the merger will result in certain one-time reorganization and restructuring expenses. The pro forma income and dividends data do not reflect any anticipated reorganization and restructuring expenses resulting from the merger. It is also anticipated that the merger will provide the combined company with certain financial benefits that include reduced operating expenses and opportunities to earn more revenue. The pro forma information does not reflect any of these anticipated cost savings or benefits. Therefore, the pro forma information, while helpful in illustrating the financial characteristics of the merger under one set of assumptions, does not attempt to predict or suggest future results. The pro forma information also does not attempt to show how the combined company actually would have performed had First Community and CommonWealth been combined throughout the indicated periods.

     The summary historical financial data of CommonWealth has been derived from its financial statements which are included herein. The summary historical financial data of First Community has been derived from historical financial information that First Community has included in prior filings with the Securities and Exchange Commission. Historical financial information for First Community can be found in its Annual Report on Form 10-K for the year ended December 31, 2002. See "Where You Can Find More Information," beginning on page
     .

     When you read the summary financial information provided in the following tables, you also should read the more detailed financial information included in the historical financial information for CommonWealth which are set forth herein and for First Community which are included in the other documents of First Community to which we refer. See "Where You Can Find More Information" beginning
on page      .

   UNAUDITED COMPARATIVE PER SHARE DATA FOR THE YEAR ENDED DECEMBER 31, 2002

                                               FIRST COMMUNITY               COMMONWEALTH
                                                 COMMON STOCK                COMMON STOCK
                                           ------------------------   --------------------------
                                                         PRO FORMA                   PRO FORMA
                                           HISTORICAL   COMBINED(1)   HISTORICAL   EQUIVALENT(2)
                                           ----------   -----------   ----------   -------------
Net income per basic share...............    $2.49          $           $1.28            $
Net income per diluted share.............     2.48                       1.19
Dividends declared per share.............     1.00           (3)           --
Book value per share.....................    15.42                      11.50
Tangible book value per share............    12.63                      11.50

---------------

(1) Pro forma combined amounts give effect to the acquisition of 100% of the outstanding shares of CommonWealth as though the acquisition had occurred at the beginning of 2002. Under the terms of the agreement, CommonWealth shareholders have the right to receive $30.50 in cash or a number of whole shares of First Community common stock determined by dividing $30.50 by the average closing price of First Community stock as set forth in the merger agreement. At least 50%, but no more than 60%, of the CommonWealth stock will be exchanged for First Community stock. The number of shares used in the calculations assumes that 60% of the CommonWealth shares outstanding during the respective period are converted into First Community shares at an
    assumed exchange ratio of   . The number used in the calculations also takes
    into account the dilutive effect of outstanding CommonWealth stock options. Under purchase accounting, CommonWealth's assets and liabilities are required to be adjusted to their estimated fair values. The estimated fair values adjustments utilized herein have been estimated by First Community based upon available information set forth in CommonWealth's notes to its financial statements included elsewhere herein. First Community cannot be sure that such estimated fair values represent the fair values that will ultimately be determined at the acquisition date.

(2) Pro forma amounts assume funding of 40% of the purchase price at First Community's current incremental borrowing cost of 1.10%, net of tax.

(3) Pro forma equivalent amounts are calculated by multiplying the pro forma
    combined amounts by an assumed exchange ratio of      . This information is
    presented to reflect that CommonWealth shareholders who receive shares of First Community common stock in the merger will, based on the assumed exchange ratio, receive more or less than one share of First Community common stock for each share of CommonWealth common stock they own before the merger.

(4) It is anticipated that the initial dividend rate will be equal to the current dividend rate of First Community. Accordingly, pro forma combined dividends per share of First Community common stock represent the historical dividends per common share paid by First Community.

            SELECTED CONSOLIDATED FINANCIAL DATA OF FIRST COMMUNITY
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               AT OR FOR THE YEAR ENDED DECEMBER 31,
                                   --------------------------------------------------------------
                                      2002         2001         2000         1999         1998
                                   ----------   ----------   ----------   ----------   ----------
BALANCE SHEET SUMMARY (AT END OF
  PERIOD):
Loans, net of unearned income....  $  927,621   $  904,496   $  811,256   $  704,096   $  611,493
Loans held for sale..............      66,364       65,532       11,570           --           --
Allowance for loan losses........      14,410       13,952       12,303       11,900       11,404
Securities.......................     341,899      395,891      283,298      290,873      277,210
Total assets.....................   1,524,363    1,478,235    1,218,017    1,088,162    1,053,988
Deposits.........................   1,139,727    1,078,260      899,903      833,258      875,996
Other indebtedness...............     124,357      145,320      138,015       10,218       18,176
Stockholders' equity.............     152,462      133,041      120,682      103,488      101,719

SUMMARY OF EARNINGS:
Total interest income............  $   96,204   $   92,829   $   85,958   $   76,492   $   81,213
Total interest expense...........      35,008       42,409       39,379       32,250       38,128
Provision for loan losses........       4,208        5,134        3,986        2,893        6,250
Non-interest income..............      20,049       20,275       12,492       10,732       11,182
Non-interest expense.............      42,269       38,025       30,968       27,457       28,752
Income tax expense...............      10,049        8,402        7,054        7,722        6,164
Net income.......................      24,719       19,134       17,063       16,852       13,101

PER SHARE DATA:
Basic earnings per common
  share..........................  $     2.49   $     1.92   $     1.78   $     1.75   $     1.35
Diluted earnings per common
  share..........................        2.48         1.92         1.78         1.75         1.35
Cash dividends...................        1.00         0.89         0.86         0.80         0.76
Book value at year-end...........       15.42        13.39        12.14        10.78        10.55

SELECTED RATIOS:
Return on average assets.........        1.68%        1.49%        1.51%        1.62%        1.24%
Return on average equity.........       17.16        14.80        15.70        16.23        13.02
Dividend payout..................       40.16        46.35        48.31        45.71        56.30
Average equity to average
  assets.........................        9.79        10.05         9.64         9.96         9.50
Risk based capital to risk
  adjusted assets................       13.33        12.10        12.93        13.22        13.25
Leverage ratio...................        8.10         7.93         8.37         8.25         7.37

                    SELECTED FINANCIAL DATA OF COMMONWEALTH
               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                   AT OR FOR THE YEAR ENDED DECEMBER 31,
                                              ------------------------------------------------
                                                2002      2001      2000      1999      1998
                                              --------   -------   -------   -------   -------
BALANCE SHEET SUMMARY (AT END OF PERIOD):
Loans, net of unearned income...............  $107,265   $71,261   $54,156   $34,541   $27,021
Loans held for sale.........................        --        --        --        --        --
Allowance for loan losses...................     1,089       710       617       296       374
Securities..................................     1,142       473     1,302       936       234
Total assets................................   134,137    87,548    63,906    42,922    38,817
Deposits....................................   107,292    75,462    56,528    36,085    32,247
Other indebtedness..........................    17,541     4,300        --        --        --
Stockholders' equity........................     8,278     7,348     6,789     6,505     6,036

SUMMARY OF EARNINGS:
Total interest income.......................  $  6,532   $ 5,609   $ 4,668   $ 3,105   $ 2,546
Total interest expense......................     2,060     2,365     1,793     1,036       805
Provision for loan losses...................       487       288       372       130       146
Non-interest income.........................       581       491       366       424       441
Non-interest expense........................     3,164     2,666     2,486     2,261     1,609
Income tax expense..........................       480       221       131        --         1
Net income..................................       922       560       251       103       425

PER SHARE DATA:
Basic earnings per common share.............  $   1.28   $  0.78   $  0.35   $  0.14   $  0.73
Diluted earnings per common share...........      1.19      0.77      0.35      0.14      0.68
Cash dividends..............................        --        --        --        --        --
Book value at year-end......................     11.50     10.22      9.44      9.09      9.02

SELECTED RATIOS:
Return on average assets....................      0.85%     0.74%     0.46%     0.25%     1.12%
Return on average equity....................     11.82      7.93      3.79      1.61      8.47
Dividend payout.............................        --        --        --        --        --
Average equity to average assets............      7.17      9.34     12.08     15.24     15.56
Risk based capital to risk adjusted
  assets....................................     10.12     12.12     13.36     18.81     20.66
Leverage ratio..............................      6.45      8.14     12.29     15.32     15.64

                                  RISK FACTORS

     Upon completion of the merger, you will receive shares of First Community common stock and/or cash in exchange for your shares of CommonWealth common stock. Prior to deciding whether or not to approve the transaction and which type of consideration to elect, you should be aware of and consider the following risks and uncertainties that are applicable to the merger and First Community, in addition to the other information contained in or incorporated by reference into this document, including the matters addressed under the caption "Cautionary Statement Concerning Forward-Looking Statements" beginning on page
     .

COMMONWEALTH SHAREHOLDERS MAY NOT RECEIVE THE FORM OF CONSIDERATION THEY ELECT

     If the merger is completed, each outstanding share of CommonWealth common stock (subject to certain exceptions) will be converted into the right to receive $30.50 in cash, without interest, or a number of whole shares of First Community common stock determined by dividing $30.50 by the average of the closing price of the First Community common stock during the 20 trading day period ending on the fifth business day prior to the effective time of the merger, plus cash in lieu of any fractional share interest. CommonWealth shareholders will have the opportunity to elect one or the other form of consideration to be received for all shares of CommonWealth common stock held by them; however, the right of a CommonWealth shareholder to receive all stock or all cash for his, her or its shares is limited because the allocation procedures set forth in the merger agreement are intended to ensure that at least 50% and not more than 60% of the outstanding shares of CommonWealth common stock will be converted into the right to receive First Community common stock, with the remaining outstanding shares of CommonWealth common stock to be converted into the right to receive cash. If holders of more than 60% or less than 50% of the outstanding shares of CommonWealth common stock elect to receive First Community common stock, the elections will be reallocated so that not more than 60% and not less than 50% of the outstanding shares of CommonWealth common stock are converted into shares of First Community common stock. Therefore, CommonWealth shareholders may not receive exactly the form of consideration that they elect and may receive a pro rata amount of cash and First Community common stock. A detailed discussion of the consideration provisions of the merger agreement is set forth under "The Merger -- Merger Consideration and Election and Exchange
Procedures," beginning on page      . We recommend that shareholders carefully
read this discussion and the merger agreement attached hereto as Annex I.

THE VALUE OF THE STOCK CONSIDERATION WILL VARY WITH FLUCTUATIONS IN FIRST COMMUNITY'S STOCK PRICE

     Each share of CommonWealth common stock owned by CommonWealth shareholders will be converted into the right to receive either cash, shares of First Community common stock, or a mixture of cash and shares of First Community common stock. The market price of the First Community common stock at the time former shareholders of CommonWealth receive certificates evidencing shares of First Community common stock following the election period to be conducted after the merger is completed may be higher or lower than the market price at the date of this document, on the date of the special meeting or on the date of the merger. Changes in the price of the First Community common stock may result from a variety of factors, including general market and economic conditions, changes in the business, operations or prospects of First Community and regulatory considerations. Accordingly, at the time of the special meeting, you will not know the exact value of the stock consideration to be received or the exchange ratio used to determine the number of any shares of First Community common stock to be received when the merger is completed. In addition, there will be a time period between the completion of the merger and the time at which former CommonWealth shareholders receiving stock consideration actually receive certificates evidencing First Community common stock, which will include the 20 day period during which CommonWealth shareholders will be able to make cash/stock elections. Until stock certificates are received, CommonWealth shareholders will not be able to sell their First Community shares in the open market and, thus, will not be able to avoid losses resulting from any decline in the trading price of the First Community common stock during this period.

THE TAX CONSEQUENCES OF THE MERGER FOR COMMONWEALTH SHAREHOLDERS WILL BE DEPENDENT ON THE MERGER CONSIDERATION RECEIVED

     The tax consequences of the merger to you will depend on the merger consideration received by you. You generally will not recognize any gain or loss on the conversion of shares of CommonWealth common stock solely into shares of First Community common stock; however, you generally will be taxed if you receive cash in exchange for your shares of CommonWealth common stock or instead of any fractional share of First Community common stock that you would otherwise be entitled to receive. For a detailed discussion of the tax consequences to you of the merger, see "The Merger -- Federal Income Tax Consequences" beginning on
page      .

DIRECTORS AND OFFICERS OF COMMONWEALTH HAVE INTERESTS IN THE MERGER THAT DIFFER FROM THE INTERESTS OF SHAREHOLDERS

     When considering the recommendation of CommonWealth's board of directors, you should be aware that some executive officers and directors of CommonWealth have interests in the merger that are somewhat different from your interests. For example, certain executive officers and directors may continue to serve as executives and directors of First Community and First Community Bank after the merger. These arrangements may create potential conflicts of interest. These and certain other additional interests of CommonWealth's directors and executive officers may cause some of these persons to view the proposed transaction differently than you view it, as a shareholder. See "The Merger -- Interests of
Certain Persons in the Merger" beginning on page      .

FIRST COMMUNITY MAY FAIL TO REALIZE THE ANTICIPATED BENEFITS OF THE MERGER

     The success of the merger will depend on, among other things, First Community's ability to realize anticipated cost savings and to combine the businesses of First Community Bank and CommonWealth in a manner that does not materially disrupt the existing customer relationships of CommonWealth or result in decreased revenues resulting from any loss of customers and that permits growth opportunities to occur. If First Community is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

THE MARKET PRICE OF SHARES OF FIRST COMMUNITY COMMON STOCK MAY BE AFFECTED BY FACTORS WHICH ARE DIFFERENT FROM THOSE AFFECTING SHARES OF COMMONWEALTH COMMON STOCK

     You may acquire shares of First Community common stock in connection with the merger. Some of First Community's current businesses and markets differ from those of CommonWealth and, accordingly, the results of operations of First Community after the merger may be affected by factors different from those currently affecting the results of operations of CommonWealth. For a discussion of the businesses of First Community and CommonWealth and of certain factors to consider in connection with those businesses, see "Information About
CommonWealth," beginning on page      , "Information About First Community,"
beginning on page
and the documents incorporated by reference into this document and referred to
under "Where You Can Find More Information" beginning on page      .

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     This document and the documents incorporated herein by reference contain forward-looking statements by First Community, First Community Bank and CommonWealth within the meaning of the federal securities laws. These forward-looking statements include information about the financial condition, results of operations and businesses of First Community and CommonWealth, including statements relating to the estimated cost savings that will be realized from the merger, the estimated impact on First Community's earnings per share of the merger and the restructuring charges expected to be incurred in connection with the merger. This document also includes forward-looking statements about the consummation and anticipated timing of the merger, the exchange ratio and the tax-free nature of the merger. In addition, any of the words "believes," "expects," "anticipates," "estimates," "plans," "projects," "predicts" and similar expressions indicate forward-looking statements.

These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

     - estimated cost savings from the merger or other proposed mergers may not be fully realized within the expected time frame;

     - deposit attrition, customer loss or revenue loss following the merger or other proposed mergers may be greater than expected;

     - competitive pressure among depository and other financial institutions may increase significantly;

     - costs or difficulties related to the integration of the businesses of First Community and CommonWealth may be greater than expected;

     - changes in the interest rate environment may reduce interest margins;

     - general economic or business conditions, either nationally or in the states or regions in which First Community does business, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;

     - legislation or changes in regulatory requirements, including changes in accounting standards, may adversely affect the businesses in which First Community is engaged;

     - adverse changes may occur in the securities markets; and

     - competitors of First Community may have greater financial resources and develop products and technology that enable those competitors to compete more successfully than First Community.

     Management of First Community and CommonWealth each believes that the forward-looking statements about their respective company are reasonable; however, you should not place undue reliance on them. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of First Community following completion of the merger may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond First Community's and CommonWealth's ability to control or predict.

                              GENERAL INFORMATION

     This document constitutes a proxy statement and is being furnished to all record holders of CommonWealth common stock in connection with the solicitation of proxies by the board of directors of CommonWealth to be used at a special
meeting of shareholders of CommonWealth to be held on      ,           , 2003
and any adjournment or postponement of the special meeting. The purposes of the special meeting are to consider and vote upon a proposal to approve the merger agreement among First Community, First Community Bank and CommonWealth, which provides, among other things, for the merger of CommonWealth with and into First Community Bank, and a proposal to adjourn the special meeting to the extent necessary to solicit additional votes on the merger agreement.

     This document also constitutes a prospectus of First Community relating to the First Community common stock to be issued to holders of CommonWealth common stock upon completion of the merger. Based on (i) the number of shares of CommonWealth common stock outstanding on the record date for the special meeting, (ii) the number of shares of CommonWealth common stock issuable upon the exercise of employee stock options outstanding on such date, (iii) an
assumed exchange ratio of      (which assumes an average share price of
$     for First Community common stock) and (iv) the conversion of 60% of the outstanding shares of CommonWealth common stock into shares of First Community
common stock, a maximum of approximately      shares of First Community common
stock will be issuable upon completion of the merger. The actual total number of shares of First Community common stock to be issued as well as the actual amount of cash to be paid in the merger will depend on the number of shares of CommonWealth common stock outstanding at the time of the merger and the actual exchange ratio.

     First Community has supplied all information contained or incorporated by reference herein relating to First Community, and CommonWealth has supplied all such information relating to CommonWealth.

                              THE SPECIAL MEETING

TIME, DATE AND PLACE

     A special meeting of shareholders of CommonWealth will be held at
     :          .m., local time, on      ,           , 2003 at      ,      ,
Richmond, Virginia.

MATTERS TO BE CONSIDERED

     The purposes of the special meeting are to consider and approve the merger agreement, to consider and approve a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement and to consider any other matters that may be properly submitted for a vote at the special meeting. At this time, the CommonWealth board of directors is unaware of any matters, other than as set forth in the preceding sentence, that may be presented for action at the special meeting.

SHARES OUTSTANDING AND ENTITLED TO VOTE; RECORD DATE

     The close of business on           , 2003 has been fixed by CommonWealth as
the record date for the determination of holders of CommonWealth common stock entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. At the close of business on the record
date, there were      shares of CommonWealth common stock outstanding and
entitled to vote. Each share of CommonWealth common stock entitles the holder to one vote at the special meeting on all matters properly presented at the meeting.

HOW TO VOTE YOUR SHARES

     Shareholders of record may vote by mail or by attending the special meeting and voting in person. If you choose to vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage paid envelope provided.

     If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote at the special meeting, you must bring a letter from the broker, bank or other nominee confirming that you are the beneficial owner of the shares.

     Any shareholder executing a proxy may revoke it at any time before it is voted by:

     - delivering to CommonWealth prior to the special meeting a written notice of revocation addressed to William W. Ranson, Executive Vice President, Treasurer and Chief Financial Officer, The CommonWealth Bank, 900 North Parham Road, Richmond, Virginia 23229;

     - delivering to CommonWealth prior to the special meeting a properly executed proxy with a later date; or

     - attending the special meeting and voting in person.

Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

     Each proxy returned to CommonWealth (and not revoked) by a holder of CommonWealth common stock will be voted in accordance with the instructions indicated thereon. If no instructions are indicated, the proxy will be voted "FOR" approval of the merger agreement and "FOR" the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement.

     At this time, the CommonWealth board of directors is unaware of any matters, other than set forth above, that may be presented for action at the special meeting. If other matters are properly presented, however, the persons named as proxies will vote in accordance with their judgment with respect to such matters.

VOTE REQUIRED

     A quorum, consisting of the holders of a majority of the issued and outstanding shares of CommonWealth common stock, must be present in person or by proxy before any action may be taken at the special meeting. Abstentions will be treated as shares that are present for purposes of determining the presence of a quorum but will not be counted in the voting on a proposal.

     The affirmative vote of the holders of more than two-thirds of the outstanding shares of CommonWealth common stock, voting in person or by proxy, is necessary to approve the merger agreement on behalf of CommonWealth. The affirmative vote of a majority of the votes cast on the matter at the special meeting is required to approve the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies on the proposal to approve the merger agreement and any other matter properly submitted to shareholders for their consideration at the special meeting.

     Any "broker non-votes" submitted by brokers or nominees in connection with the special meeting will not be counted for purposes of determining the number of votes cast on a proposal but will be treated as present for quorum purposes. "Broker non-votes" are shares held by brokers or nominees as to which voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares and the broker or nominee does not have discretionary voting power under the applicable New York Stock Exchange rules. Under these rules, the proposals to approve the merger agreement and to adjourn the special meeting are not items on which brokerage firms may vote in their discretion on behalf of their clients if such clients have not furnished voting instructions within ten days of the special meeting. Because the proposal to approve the merger agreement is required to be approved by the holders of more than two-thirds of the outstanding shares of CommonWealth common stock, abstentions and broker "non-votes" will have the same effect as a vote against the proposal to approve the merger agreement at the special meeting. And for the same reason, the failure of a CommonWealth shareholder to vote by proxy or in person at the special meeting will have the effect of a vote against this proposal. Because of the vote required for the proposal to adjourn the special meeting, abstentions and broker "non-votes" will have no effect on this proposal.

     The directors and executive officers of CommonWealth, who collectively own
approximately      % of the outstanding shares of CommonWealth common stock as of the record date for the special meeting, have entered into shareholder agreements with First Community pursuant to which they have agreed to vote all of their shares in favor of the merger agreement. See "Certain Beneficial Owners
of CommonWealth Common Stock" beginning on page      and "The Merger --
Shareholder Agreements" on page      .

     As of the close of business on the record date for the special meeting, First Community beneficially owned 3,500 shares or 0.5% of the outstanding shares of CommonWealth common stock. First Community intends to vote such shares in favor of the merger agreement.

SOLICITATION OF PROXIES

     CommonWealth will pay for the costs of mailing this document to its shareholders, as well as all other costs incurred by it in connection with the solicitation of proxies from its shareholders on behalf of its board of directors, except that First Community and CommonWealth will share equally the cost of printing this document. In addition to solicitation by mail, the directors, officers and employees of CommonWealth and its subsidiaries may solicit proxies from shareholders of CommonWealth in person or by telephone, telegram, facsimile or other electronic methods without compensation other than reimbursement for their actual expenses.

     Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and CommonWealth will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

RECOMMENDATIONS OF THE COMMONWEALTH BOARD OF DIRECTORS

     The CommonWealth board of directors has unanimously approved the merger agreement and the transactions contemplated by the merger agreement. Based on CommonWealth's reasons for the merger described in this document, including Baxter, Fentriss & Co.'s fairness opinion, the board of directors of CommonWealth believes that the merger is in the best interests of CommonWealth's shareholders and unanimously recommends that you vote "FOR" approval of the merger agreement. See "The Merger -- CommonWealth's Reasons for the Merger"
beginning on page      . The CommonWealth board of directors also unanimously
recommends that you vote "FOR" approval of the proposal to adjourn the special meeting if necessary to solicit additional proxies to vote in favor of the merger agreement.

                                   THE MERGER
                                 (PROPOSAL ONE)

     The following information describes the material aspects of the merger agreement and the merger. This description does not purport to be complete and is qualified in its entirety by reference to the annexes to this document, including the merger agreement. You are urged to carefully read the annexes in their entirety.

GENERAL

     Under the terms and conditions set forth in the merger agreement, CommonWealth will be merged with and into First Community Bank. At the effective time of the merger, each share of common stock of CommonWealth, par value $4.00 per share, outstanding immediately before the effective time of the merger (except as provided below) will, by virtue of the merger and without any action on the part of a CommonWealth shareholder, be converted into the right to receive $30.50 in cash, without interest, or a number of whole shares of First Community common stock determined by dividing $30.50 by the average closing price of the First Community common stock during the 20 trading day period ending on the fifth business day prior to the effective time of the merger, plus cash in lieu of any fractional share interest. CommonWealth shareholders will have the opportunity to elect the form of consideration to be received for all shares of CommonWealth common stock held by them, subject to allocation procedures set forth in the merger agreement which are intended to ensure that at least 50% and not more than 60% of the outstanding shares of CommonWealth common stock will be converted into the right to receive First Community common stock and the remaining outstanding shares of CommonWealth common stock will be converted into the right to receive cash. Shares of CommonWealth common stock held by CommonWealth shareholders who have elected dissenters' rights will not be converted into the right to receive the merger consideration upon consummation of the merger.

BACKGROUND OF THE MERGER

     In the summer of 2001, CommonWealth was advised by Cherry, Bekaert & Holland, L.L.P., CommonWealth's independent auditors, to consider enlisting the services of a financial advisory firm. This advice came after CommonWealth had received several unsolicited preliminary expressions of interest in combining the bank with other institutions during 2000 and the first half of 2001, which CommonWealth had elected not to pursue. In November 2001, Baxter, Fentriss & Co. was retained as financial advisor to CommonWealth.

     On March 12, 2002, Baxter, Fentriss & Co. presented to the board of directors of CommonWealth a study of the economic and competitive conditions regarding the banking industry in Richmond, Virginia, CommonWealth's market area. Baxter, Fentriss & Co. noted the high growth rate of CommonWealth as compared to other similarly situated community banks in the Richmond area, and CommonWealth's need in the near future to raise a considerable amount of additional capital in order to sustain and build on such growth. Baxter, Fentriss & Co. also advised the board of directors that another way to increase shareholder value would be through a business combination transaction, and that a possible affiliation with another banking organization through such a transaction should be considered by the board of directors in the future as a strategic alternative to its independent growth plans.

     The CommonWealth board of directors, at its meeting on May 23, 2002, appointed a committee of two directors, Harold V. Groome, Jr. and Franklin P. Hall, to explore the affiliation and merger opportunities available to CommonWealth. On June 14, 2002, this committee directed Baxter, Fentriss & Co. to assist in identifying financial institutions that would be interested in a business combination with CommonWealth. At the direction of the committee, Baxter, Fentriss & Co. initiated confidential discussions with numerous financial institutions regarding their interest in merging with CommonWealth.

     First Community was one of the financial institutions contacted by Baxter, Fentriss & Co. First Community reviewed certain financial and other material on CommonWealth prepared by Baxter, Fentriss & Co. and determined that a potential transaction with CommonWealth would be of interest. First Community's senior management then proceeded to prepare various financial analyses regarding a potential transaction with CommonWealth. On October 10, 2002, First Community presented to Baxter, Fentriss & Co. a preliminary indication of interest to merge CommonWealth with and into First Community Bank.

     On November 13, 2002, representatives of Baxter, Fentriss & Co. met with Messrs. Groome and Hall, and submitted a presentation outlining the results of Baxter, Fentriss & Co.'s confidential discussions with a number of financial institutions, including First Community, identifying those institutions interested in a potential merger transaction with CommonWealth. After thorough discussion about the institutions and their interest in CommonWealth, the committee instructed Baxter, Fentriss & Co. to contact the principal officers of certain of the institutions to clarify any outstanding remaining issues and report to CommonWealth's board of directors concerning all acquisition proposals. Baxter, Fentriss & Co. contacted the financial institutions shortly after the meeting with CommonWealth's committee.

     On November 18, 2002, the CommonWealth board of directors held a meeting at which representatives of Baxter, Fentriss & Co. summarized all initial merger proposals that had been received. The CommonWealth board of directors considered the proposals from each institution and evaluated them on the level and form of consideration proposed, the specificity of the acquisition consideration proposed, the context of the financial institution making the proposal and the expected future operation of CommonWealth. After deliberating on the terms of each proposal, the CommonWealth board of directors determined that the merger proposal offered by First Community was sufficient enough to warrant further discussions. The CommonWealth board of directors directed J.E. Causey Davis, CommonWealth's President, and Baxter, Fentriss & Co. to proceed with due diligence efforts and for Baxter, Fentriss & Co. to contact First Community about negotiating a definitive merger agreement.

     On November, 19, 2002, after First Community's senior management presented its financial analyses on a merger transaction involving CommonWealth, First Community's executive committee instructed senior management to proceed with a merger proposal with respect to CommonWealth. On November 27, 2002, First Community's counsel, Kelley Drye & Warren LLP, delivered to CommonWealth and its outside counsel, LeClair Ryan, A Professional Corporation, a draft merger agreement and other related documents. During December 2002 and January 2003, CommonWealth and First Community, their respective counsels and Baxter, Fentriss & Co. negotiated the terms of the merger agreement and related documents. The CommonWealth board of directors met on December 19, 2002 and January 3 and 7, 2003, to review the proposed merger terms and draft merger agreement. At the December 19 meeting, representatives of Baxter, Fentriss & Co. and LeClair Ryan responded to questions from the CommonWealth board of directors concerning the proposed merger and the draft merger agreement and related documents. First Community and CommonWealth also conducted due diligence on their respective institutions during December 2002 and January 2003.

     On January 24, 2003, the CommonWealth board of directors held a meeting at which Baxter, Fentriss & Co. and LeClair Ryan updated the directors as to the negotiations with First Community. Baxter, Fentriss & Co. informed the board of directors that First Community had completed its due diligence and had reaffirmed its earlier merger consideration proposal. Baxter, Fentriss & Co. then delivered its opinion that the merger consideration in the form as proposed by First Community was fair to CommonWealth shareholders from a financial point of view. Representatives of LeClair Ryan then reviewed the merger agreement and related agreements that had been negotiated with First Community. Throughout the presentations, representatives of

Baxter, Fentriss & Co. and LeClair Ryan responded to questions and comments from the CommonWealth board of directors.

     Following a thorough discussion of the terms of the merger agreement, the structure of the transaction and other items related to the proposed merger, each CommonWealth director determined that, based on his independent judgment, the merger was in the best interests of CommonWealth and its shareholders, approved the proposed merger agreement, subject to the satisfactory finalization of the merger documents, and authorized Mr. Hall, as chairman of the board of CommonWealth, to execute and deliver the merger documents on behalf of CommonWealth.

     On January 27, 2003, representatives of First Community and CommonWealth met and the parties entered into the merger agreement. After the stock markets closed on January 27, 2003, First Community and CommonWealth issued a joint press release publicly announcing the proposed merger. On February 25, 2003, First Community and CommonWealth entered into an amendment to the merger agreement. As amended, the merger agreement will permit CommonWealth shareholders to elect to have up to 50% of their outstanding shares converted into the right to receive cash, instead of 40% as set forth in the original agreement.

COMMONWEALTH'S REASONS FOR THE MERGER

     The terms of the merger agreement, including the consideration to the paid to CommonWealth shareholders, were the result of arms length negotiations. In evaluating the proposal to affiliate with First Community, the CommonWealth board of directors considered a number of factors, including the following:

     - Information regarding the business, operations, earnings, financial condition, management, earnings and prospects of CommonWealth and First Community.

     - The per share value of the merger consideration to CommonWealth's shareholders.

     - The belief that the terms of the merger are fair to and in the best interest of the CommonWealth shareholders.

     - The tax-free nature of the stock portion of the merger consideration to CommonWealth shareholders.

     - The fact that First Community common stock is publicly traded on Nasdaq, therefore offering a more liquid investment for CommonWealth shareholders.

     - The historical dividends paid by First Community to its shareholders.

     - First Community's historical record with respect to the employees and the communities of the banks it has acquired.

     - The opinion of Baxter, Fentriss & Co. that the merger consideration is fair, from a financial point of view, to CommonWealth's shareholders.

     The above discussion of the information and factors considered by the CommonWealth board of directors is not intended to be exhaustive, but includes the material factors the CommonWealth board of directors considered. In reaching its determination to approve and recommend the merger, the CommonWealth board of directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to different factors.

     THE COMMONWEALTH BOARD OF DIRECTORS BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF COMMONWEALTH AND ITS SHAREHOLDERS. ACCORDINGLY THE COMMONWEALTH BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

FIRST COMMUNITY'S REASONS FOR THE MERGER

     First Community entered into the merger agreement with CommonWealth because, among other things, First Community believes the merger is consistent with its expansion strategy in Eastern Virginia. The acquisition will expand First Community Bank's commercial banking operations to the Richmond, Virginia market area and complement its existing mortgage banking and brokerage network which is currently headquartered in Richmond. The CommonWealth franchise is a natural extension of First Community's current operations in Virginia.

OPINION OF COMMONWEALTH'S FINANCIAL ADVISOR

     Baxter, Fentriss & Co. has acted as financial advisor to CommonWealth in connection with the merger. Baxter, Fentriss & Co. assisted CommonWealth in identifying and negotiating with First Community and other prospective acquirors. Baxter, Fentriss & Co. delivered to CommonWealth its opinion dated January 24, 2003, that on the basis of matters referred to herein, the consideration to be received by shareholders of CommonWealth is fair from a financial point of view. Baxter, Fentriss & Co. has confirmed its January 24th opinion by delivering to the board of directors of CommonWealth a written opinion dated the date of this document. In rendering its opinion, Baxter, Fentriss & Co. consulted with the management of CommonWealth and First Community, and reviewed the merger agreement. Baxter, Fentriss & Co. also reviewed certain publicly-available information on the parties and certain additional materials made available by the management of the respective companies.

     In addition, Baxter, Fentriss & Co. discussed with CommonWealth's management and First Community their respective businesses and outlook. No limitations were imposed by CommonWealth's board of directors upon Baxter, Fentriss & Co. with respect to the investigation made or procedures followed by it in rendering its opinion. The full text of Baxter, Fentriss & Co.'s written opinion is attached as Annex II to this prospectus/proxy statement and should be read in its entirety with respect to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Baxter, Fentriss & Co.

     Baxter, Fentriss & Co.'s opinion is directed to CommonWealth's board of directors and is directed only to the fairness, from a financial point of view, of the merger consideration to be received by shareholders of CommonWealth. It does not address CommonWealth's underlying business decision to effect the proposed merger, nor does it constitute a recommendation to any CommonWealth shareholder as to how a shareholder should vote with respect to the merger at the special meeting or as to any other matter.

     Baxter, Fentriss & Co.'s opinion was one of many factors taken into consideration by CommonWealth's board of directors in making its determination to approve the merger. The opinion of Baxter, Fentriss & Co. does not address the relative merits of the merger as compared to any alternative business strategies that might exist for CommonWealth or the effect of any other business combination in which CommonWealth might engage.

     Baxter, Fentriss & Co., as part of its investment banking business, is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. Baxter, Fentriss & Co. is a nationally recognized advisor to firms in the financial services industry on mergers and acquisitions. CommonWealth selected Baxter, Fentriss & Co. as its financial advisor because Baxter, Fentriss & Co. is an investment banking firm focusing on transactions involving community banks and thrifts and because of the firm's extensive experience and expertise in transactions similar to the merger. Baxter, Fentriss & Co. is not affiliated with CommonWealth or First Community. Baxter, Fentriss & Co. has represented from time-to-time certain financial institutions that have ultimately been merged with or acquired by First Community. In addition, Baxter, Fentriss & Co. has been a depository customer of CommonWealth since 1993 and received $7,500 from CommonWealth in connection with a strategic evaluation requested by CommonWealth in November 2001.

     In connection with rendering its opinion to CommonWealth's board of directors, Baxter, Fentriss & Co. performed a variety of financial analyses. In conducting its analyses and arriving at its opinion as expressed herein, Baxter, Fentriss & Co. considered such financial and other factors as it deemed appropriate under the circumstances including the following:

     - the historical and current financial condition and results of operations of CommonWealth and First Community, including interest income, interest expense, noninterest income, noninterest expense, earnings, book value, returns on assets and equity, and possible tax consequences resulting from the transaction;

     - the business prospects of CommonWealth and First Community;

     - the economies of CommonWealth and First Community's respective market areas; and

     - the nature and terms of certain other acquisition transactions that it believed to be relevant.

     Baxter, Fentriss & Co. also considered its assessment of general economic, market, financial and regulatory conditions and trends, as well as its knowledge of the financial institutions industry, its experience in connection with similar transactions, its knowledge of securities valuation generally, and its knowledge of acquisition transactions in Virginia and throughout the United States.

     In connection with rendering its opinion, Baxter, Fentriss & Co. reviewed:

     - the merger agreement;

     - drafts of this prospectus/proxy statement;

     - the annual reports to shareholders of CommonWealth for the years ended December 31, 2000 and 2001, CommonWealth's September 30, 2002 call report and CommonWealth's December 31, 2002 unaudited internal financial statements, as well as certain current interim reports to shareholders and regulatory agencies;

     - the annual reports to shareholders of First Community for the years ended December 31, 1999, 2000, and 2001, First Community's September 30, 2002 Form 10-Q, as well as certain current interim reports to shareholders and regulatory agencies; and

     - certain additional financial and operating information with respect to the business, operations and prospects of CommonWealth and First Community as it deemed appropriate.

     Baxter, Fentriss & Co. also:

     - held discussions with members of CommonWealth's and First Community's senior management regarding the historical and current business operation, financial condition and future prospects of their respective companies;

     - reviewed the historical market prices and trading activity for CommonWealth's common stock and First Community's common stock, as applicable, and compared them with those of certain publicly traded companies that it deemed to be relevant;

     - compared the results of operations of CommonWealth and First Community with those of certain banking companies that it deemed to be relevant;

     - analyzed the pro-forma financial impact of the merger on First Community; and

     - conducted such other studies, analyses, inquiries, and examinations as Baxter, Fentriss & Co. deemed appropriate.

     The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of fairness, from a financial point of view, of the consideration to be provided to the holders of CommonWealth common stock was to some extent a subjective one based on the experience and judgment of Baxter, Fentriss & Co. and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors as summarized below, Baxter, Fentriss & Co. believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Baxter, Fentriss & Co.'s view of the actual value of CommonWealth or First Community.

     In performing its analyses, Baxter, Fentriss & Co. made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of

CommonWealth and First Community. The analyses performed by Baxter, Fentriss & Co. are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses may actually be sold. In rendering its opinion, Baxter, Fentriss & Co. assumed that, in the course of obtaining the necessary regulatory approvals for the merger, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the merger, on a pro-forma basis, to First Community.

     The following is a summary of selected analyses performed by Baxter, Fentriss & Co. in connection with its opinion:

     Stock Price History. Baxter, Fentriss & Co. analyzed the history of the trading prices and volume for CommonWealth's and First Community's common stock and compared them to other publicly traded banks in Virginia and to the price offered by First Community. As of November 30, 2002, First Community traded at $32.94, which was a price to earnings multiple of 13.90X and a price to book multiple of 2.18X. This compared to corresponding average multiples for Virginia banks of 16.18X price to earnings and 1.58X price to book. Such multiples are deemed consistent with the pricing multiples for other such institutions.

     Comparative Analysis. Baxter, Fentriss & Co. analyzed and compared the price to earnings multiple, price-to-book multiple, price-to-assets, and premium-on-deposits of First Community's offer to the yearly average of Virginia publicly announced banking transaction pricing multiples over the past seven years. The First Community merger pricing multiples were price-to-book 2.99X; price-to-earnings 26.88X; price-to-assets 18.51%; and premium-on-deposits 15.38%. These pricing ratios reflect as purchase value the sum of all value paid to common shareholders and value paid to option holders in excess of strike price. For price-to-book multiple, the merger ranks as the second highest of 17 transactions since 2000, and for price-to-earnings the merger ranks as the highest multiple since 2000. For premium-on-deposits the merger ranks as second of 17 while for price-to-assets it ranks tenth of 17. In addition, the transaction values exceed the Virginia average multiple for each ratio since 1996 except price-to-assets which reflects the lower capital to asset ratio that CommonWealth had at the end of 2002.

     Below is a table that summarizes the Virginia average pricing for transactions since 1996.

 VIRGINIA PUBLICLY ANNOUNCED TRANSACTIONS 1996-2002
-----------------------------------------------------
                            AVERAGES
           ------------------------------------------
  YEAR     P/B (X)   P/E (X)   P/A (%)   PREM/DEP (%)
  ----     -------   -------   -------   ------------
1996-2002   2.26      20.65     22.72       17.03

  1996      1.90      18.15     20.45       13.20
  1997      2.53      21.98     23.95       20.83
  1998      2.81      24.44     29.65       29.34
  1999      2.19      21.27     21.43       15.72
  2000      1.40      18.06     12.92        5.72
  2001      2.33      19.75     24.41       11.77
  2002      1.79      19.83     20.98       11.10

     Discounted Cash Flow Analysis. Baxter, Fentriss & Co. performed a discounted cash flow analysis to determine hypothetical present values for a share of CommonWealth's common stock as a five and ten year investment. Under this analysis, Baxter, Fentriss & Co. considered various scenarios for the performance of CommonWealth's common stock using a range of growth rates from eight percent (8%) to fourteen percent (14%) for CommonWealth's earnings. A range of terminal values from sixteen to twenty times earnings was also used in the analysis as well as a range of discount rates from twelve and a half percent (12.5%) to fourteen and a half (14.5%). These ranges of growth rates, discount rates, and terminal values were chosen based upon what Baxter, Fentriss & Co. in its judgment, considered to be appropriate taking into account, among other things, CommonWealth's past and current performance, the general level of inflation, rates of return for fixed income and equity securities in the market place generally and for companies of similar risk profiles. In all of the scenarios considered, the present value of CommonWealth's common stock was calculated at less than the value of First Community's offer. Thus, Baxter, Fentriss & Co. discounted cash flow analysis indicated that CommonWealth shareholders would be in a better financial position by receiving the First Community common stock offered in the merger rather than continuing to hold CommonWealth common stock.

     Below is a table that summarizes the discounted cash flow analysis that Baxter, Fentriss & Co. performed in forming its fairness opinion. The table uses CommonWealth's December 31, 2002 financial data. An example of how to read the table is as follows:

     Using a discount rate of 12.5%, a terminal value of 16x, and growth rates of 8% to 14%, the present value of CommonWealth's common stock is calculated to be in the range of $14.91 to $19.54 assuming the shares are sold in five years. The values in the range are less than the $30.50 which First Community has offered, which means that under the assumptions of this particular scenario, a holder of CommonWealth common stock would be better off taking First Community's offer than holding CommonWealth common stock.

        SUMMARY OF BAXTER, FENTRISS & CO. DISCOUNTED CASH FLOW ANALYSIS

            DISCOUNT RATE OF 12.50% AND GROWTH RATES FROM 8% TO 14%

                                    RANGE OF PRESENT VALUE CALCULATIONS
                            ----------------------------------------------------
TERMINAL VALUE OF EARNINGS  SELL SHARES IN FIVE YEARS   SELL SHARES IN TEN YEARS
--------------------------  -------------------------   ------------------------
           16X                  $14.91 to $19.54            $12.16 to $20.88
           18X                  $16.78 to $21.98            $13.68 to $23.49
           20X                  $18.64 to $24.43            $15.20 to $26.10

            DISCOUNT RATE OF 13.50% AND GROWTH RATES FROM 8% TO 14%

                                    RANGE OF PRESENT VALUE CALCULATIONS
                            ----------------------------------------------------
TERMINAL VALUE OF EARNINGS  SELL SHARES IN FIVE YEARS   SELL SHARES IN TEN YEARS
--------------------------  -------------------------   ------------------------
           16X                  $14.27 to $18.70            $11.13 to $19.11
           18X                  $16.05 to $21.03            $12.52 to $21.50
           20X                  $17.83 to $23.37            $13.91 to $23.89

            DISCOUNT RATE OF 14.50% AND GROWTH RATES FROM 8% TO 14%

                                    RANGE OF PRESENT VALUE CALCULATIONS
                            ----------------------------------------------------
TERMINAL VALUE OF EARNINGS  SELL SHARES IN FIVE YEARS   SELL SHARES IN TEN YEARS
--------------------------  -------------------------   ------------------------
           16X                  $13.65 to $17.89            $10.19 to $17.51
           18X                  $15.36 to $20.13            $11.47 to $19.69
           20X                  $17.07 to $22.37            $12.74 to $21.88

     The discounted cash flow analysis is a widely used methodology. The results of such methodology are highly dependent upon the numerous assumptions that must be made and the results thereof are not necessarily indicative of actual values or actual future results.

     Pro forma Underlying Value of the First Community Shares Received. Baxter, Fentriss & Co. performed an analysis that compares the underlying value of the shares of First Community that shareholders of CommonWealth would receive as a result of the merger. In this analysis, the book value per share of $11.50 as of December 31, 2002 and earnings per share of $1.28 were compared to the underlying book value, earnings, and dividends that each shareholder will receive as a result of the merger. The analysis was performed using an assumed exchange ratio of .9385. Using this exchange ratio, the restated pro forma underlying book value represented by each CommonWealth share equates to $14.71, an increase of 27.9%. The pro forma underlying value of CommonWealth's December 31, 2002 earnings per share equates to $2.20, an increase of 71.8%. CommonWealth, at the time of the transaction announcement, was not issuing dividends to common sharehold-ers. On a pro forma basis as a result of the acquisition, each shareholder of CommonWealth common stock would receive $1.00 in dividends for each share held.

     Using publicly available information on CommonWealth and First Community and applying the capital guidelines of banking regulators, Baxter, Fentriss & Co.'s analysis indicated that the merger would not permanently dilute the capital and earnings capacity of First Community and would, therefore, likely not be opposed by the banking regulatory agencies from a capital perspective. Furthermore, Baxter, Fentriss & Co. considered the likely market overlap and the Federal Reserve Board guidelines with regard to market concentration and concluded that possible antitrust issues do not exist.

     Baxter, Fentriss & Co. has relied, without any independent verification, upon the accuracy and completeness of all financial and other information reviewed. Baxter, Fentriss & Co. has assumed that all estimates were reasonably prepared by management, and reflect their best current judgments. Baxter, Fentriss & Co. did not make an independent appraisal of the assets or liabilities of either CommonWealth or First Community, and has not been furnished such an appraisal.

     No company or transaction used as a comparison in the above analysis is identical to CommonWealth, First Community, or the merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies used for comparison in the above analysis.

     Baxter, Fentriss & Co. will be paid (1) a transaction fee, equal to approximately 1.50% of the aggregate consideration received by CommonWealth's shareholders and (2) reasonable out-of-pocket expenses for its services. CommonWealth has agreed to indemnify Baxter, Fentriss & Co. against certain liabilities, including certain liabilities under federal securities laws.

MERGER CONSIDERATION AND ELECTION AND EXCHANGE PROCEDURES

     Upon consummation of the merger, each outstanding share of CommonWealth common stock (other than any dissenting shares) will be converted into the right to receive $30.50 in cash, without interest, or shares of First Community common stock, at the election of each CommonWealth shareholder and subject to the election, allocation and pro ration procedures set forth in the merger agreement and described below. See "--Merger Consideration," "-- Election Procedures" and "-- Allocation Procedures" below. No fractional shares of First Community common stock will be issued in connection with the merger. Instead, First Community will make a cash payment to each CommonWealth shareholder who would otherwise receive a fractional share.

     THE FORM OF THE CONSIDERATION ULTIMATELY RECEIVED BY YOU WILL DEPEND UPON THE ELECTION, ALLOCATION AND PRO RATION PROCEDURES DESCRIBED BELOW AND THE CHOICES OF OTHER COMMONWEALTH SHAREHOLDERS. ACCORDINGLY, NO GUARANTEE CAN BE GIVEN THAT YOUR CHOICE WILL BE HONORED.

     In addition, because the tax consequences will be dependent on the form of consideration received, you are urged to read carefully the information set
forth below under "-- Federal Income Tax Consequences" commencing on page      .

     Merger Consideration. The merger agreement provides that each share of CommonWealth common stock outstanding immediately prior to the effective time of the merger (except for dissenting shares) shall be converted into, and shall be cancelled in exchange for, the right to receive either:

     - the number of shares of First Community common stock which is equal to the quotient (which is known as the exchange ratio) determined by dividing $30.50 by the average share price of the First Community common stock (which is referred to as the per share stock consideration), except that cash will be paid for any remaining fractional shares, or

     - cash in an amount equal to $30.50, without interest (which is referred to as the per share cash consideration).

     As described under "-- Elections" below, you will have the opportunity to elect the form of consideration to be received for all shares of CommonWealth common stock held by you, subject to allocation and pro ration procedures set forth in the merger agreement which are intended to ensure that at least 50% and not more than 60% of the outstanding shares of CommonWealth common stock will be converted into the right to receive First Community common stock and the remaining outstanding shares of CommonWealth common stock will be converted into the right to receive cash.

     For purposes of the merger agreement and determining the merger consideration, the "average share price" of the First Community common stock means the average of the closing sales prices of a share of First Community common stock, as reported on the Nasdaq market on which the common stock then trades, for the 20 trading-day period ending with the close of business on the fifth business day preceding the effective time of the merger.

     The value of the First Community common stock to be received by you will depend on the market price of the First Community common stock prior to the effective time of the merger. The market price of First Community common stock is subject to change at all times based on the future financial condition and operating results of First Community, future market conditions and other factors. The market price of the First Community common stock at the effective time of the merger or at the time that CommonWealth shareholders who receive First Community common stock in the merger actually receive stock certificates evidencing those shares may be higher or lower than recent prices. For further information concerning the historical prices of the First Community common
stock, see "Market for Common Stock and Dividends" on page      . You are urged
to obtain current market prices for the First Community common stock in connection with voting your shares on the merger agreement at the special meeting and making your election decision.

     Elections. No later than five days after the effective time of the merger, you will be sent an election form which will permit you:

     - to elect to receive shares of First Community common stock in exchange for all shares of CommonWealth common stock held by you, plus cash in lieu of any fractional share interest,

     - to elect to receive cash in exchange for all shares of CommonWealth common stock held by you, or

     - to indicate that you make no election with respect to the consideration to be received by you in exchange for your shares of CommonWealth common stock ("no-election shares").

     The CommonWealth shares in these three categories are referred to below as stock election shares, cash election shares and no-election shares.

     If you either (i) do not submit a properly completed election form in a timely fashion or (ii) revoke your election form prior to the deadline for the submission of the election form and do not resubmit a properly completed election form by the election form deadline, the shares of CommonWealth common stock held by you will be designated no-election shares.

     Election Procedures. All elections will be required to be made on an election form. To make an effective election with respect to your shares of CommonWealth common stock, you must, in accordance with the election form:

     - properly complete and return the transmittal and election forms to be provided to you to the exchange agent designated by First Community to receive these materials,

     - deliver the transmittal and election forms with your stock certificates representing such shares (or an appropriate guarantee of delivery of such certificates), and

     - deliver with the transmittal and election forms any other required documents prior to the deadline for returning these documents.

     It is currently anticipated that the transmittal and election forms will be mailed to you within five days after the merger is completed.

     The deadline for surrendering all documentation required for an effective election (the "election deadline date") will be set forth in the election instructions and will be 20 days following the mailing of the letter of transmittal and election form, although the date may be extended by mutual agreement of First Community and CommonWealth.

     YOU SHOULD NOT RETURN YOUR COMMONWEALTH STOCK CERTIFICATES WITH THE ENCLOSED PROXY, AND STOCK CERTIFICATES SHOULD NOT BE FORWARDED TO FIRST COMMUNITY, COMMONWEALTH OR ANY OTHER PARTY UNTIL YOU HAVE RECEIVED THE TRANSMITTAL AND ELECTION FORMS.

     IF YOU HAVE A PARTICULAR PREFERENCE AS TO THE FORM OF CONSIDERATION TO BE RECEIVED FOR YOUR SHARES OF COMMONWEALTH COMMON STOCK, YOU SHOULD MAKE AN ELECTION BECAUSE SHARES AS TO WHICH AN ELECTION HAS BEEN MADE WILL BE GIVEN PRIORITY IN ALLOCATING SUCH CONSIDERATION OVER SHARES AS TO WHICH NO ELECTION WAS MADE. NEITHER THE COMMONWEALTH BOARD NOR ITS FINANCIAL ADVISOR MAKES ANY RECOMMENDATION AS TO WHETHER SHAREHOLDERS SHOULD ELECT TO RECEIVE THE CASH CONSIDERATION OR THE STOCK CONSIDERATION IN THE MERGER. YOU MUST MAKE YOUR OWN DECISION WITH RESPECT TO SUCH ELECTION, BEARING IN MIND THE TAX CONSEQUENCES OF THE ELECTION YOU CHOOSE. SEE "-- FEDERAL INCOME TAX CONSEQUENCES" BEGINNING ON
PAGE      .

     EVEN IF YOU HAVE NO PREFERENCE, IT IS SUGGESTED THAT YOU RETURN YOUR TRANSMITTAL AND ELECTION FORMS, TOGETHER WITH YOUR STOCK CERTIFICATE(S), BY THE ELECTION DEADLINE DATE INDICATING THAT YOU HAVE NO PREFERENCE, SO THAT YOU MAY RECEIVE THE MERGER CONSIDERATION ALLOCABLE TO YOU PROMPTLY FOLLOWING COMPLETION OF THE EXCHANGE PROCEDURES AFTER THE MERGER IS CONSUMMATED. SEE "-- PROCEDURES FOR EXCHANGING COMMONWEALTH COMMON STOCK CERTIFICATES" BEGINNING ON PAGE .

     Allocation Procedures. Your ability to receive all cash or all shares of First Community common stock in exchange for your shares of CommonWealth common stock in the merger is subject to allocation procedures which are designed to ensure that at least 50% and not more than 60% of the total number of shares of CommonWealth common stock issued and outstanding at the effective time of the merger will be converted into shares of First Community common stock and the remaining shares will be converted into cash in accordance with the terms of the merger agreement.

     It is unlikely that elections will be made in the exact proportions provided for in the merger agreement. As a result, the merger agreement describes procedures to be followed if CommonWealth shareholders in the aggregate elect to receive more or less of the First Community common stock than First Community has agreed to issue. These procedures are summarized below.

     Pursuant to the merger agreement, the minimum cash consideration shall amount to the product of the number of shares of CommonWealth common stock outstanding immediately prior to the effective time of the merger times .4 times $30.50. In addition, pursuant to the merger agreement, the maximum cash consideration shall amount to the product of the number of shares of CommonWealth common stock outstanding immediately prior to the effective time of the merger times .5 times $30.50.

     - If the cash elections total less than the minimum cash consideration, a sufficient number of shares will be converted into cash election shares, first from among the holders of no-election shares and then, if necessary, from among the holders of stock election shares on a pro rata basis, so that the total cash paid equals as closely as practicable the minimum cash consideration. This pro ration will reflect the proportion that the number of stock election shares of each holder of stock election shares bears to the total number of stock election shares.

     - If the cash elections total more than the maximum cash consideration, all no-election shares will be converted to stock election shares and a sufficient number of shares from among the holders of cash election shares (excluding shares of CommonWealth common stock held by dissenting shareholders) will be converted on a pro rata basis into stock election shares, so that the total cash paid equals as closely as practicable the maximum cash consideration. This pro ration will reflect the proportion that the number of cash election shares of each holder of cash election shares bears to the total number of cash election shares.

     - If the cash elections total more than the minimum cash consideration but less than the maximum cash consideration, a sufficient number of no-election shares will be converted into cash election shares so that the total cash paid equals as closely as practicable the maximum cash consideration.

     Upon consummation of the merger, any shares of CommonWealth common stock that are held directly or indirectly by First Community, other than in a fiduciary capacity or in satisfaction of a debt previously contracted, will be canceled and retired and no payment will be made with respect to those shares and such shares will not be considered for purposes of the foregoing allocation procedures.

PROCEDURES FOR EXCHANGING OF COMMONWEALTH COMMON STOCK CERTIFICATES

     CommonWealth shareholders who surrender their stock certificates and complete transmittal and election forms prior to the election deadline date, or any extension of such time period, will automatically receive the merger consideration allocated to them as the result of the merger promptly following completion of the allocation procedures. The exchange agent will complete the allocation within ten business days after the election deadline date. Other shareholders will receive the merger consideration allocated to them as soon as practicable after their stock certificates have been surrendered with appropriate documentation to the exchange agent or other steps have been taken to surrender the evidence of their stock interest in CommonWealth in accordance with the instructions accompanying the letter of transmittal form.

     Within five business days after the completion of the merger, the exchange agent (which will be selected by First Community) will mail to each holder of record of shares of CommonWealth common stock a letter of transmittal and instructions for use in making the election and effecting the surrender of the certificates in exchange for the merger consideration allocated to them. Upon surrender of a stock certificate for CommonWealth common stock for exchange and cancellation to the exchange agent, together with a duly executed letter of transmittal, the holder of such certificate will be entitled to receive such merger consideration allocated to such holder and the certificate for CommonWealth common stock so surrendered will be canceled. No interest will be paid or accrued on any cash constituting merger consideration (including cash in lieu of fractional shares).

     No stock certificates representing fractional shares of First Community common stock will be issued upon the surrender for exchange of CommonWealth stock certificates. In lieu of the issuance of any such fractional share, First Community will pay to each former shareholder of CommonWealth who otherwise would be entitled to receive a fractional share of First Community common stock an amount in cash determined by multiplying the fraction of a share of First Community common stock which such holder would otherwise be entitled to receive pursuant to the merger agreement by the average of the per share closing sales prices of the First Community common stock for the twenty trading-day period ending with the close of business on the fifth business day preceding the merger.

     If you receive shares of First Community common stock in the merger, you will receive dividends on First Community common stock or other distributions declared after the completion of the merger only if you have surrendered your CommonWealth stock certificates. Only then will you be entitled to receive all previously withheld dividends and distributions, without interest.

     After completion of the merger, no transfers of CommonWealth common stock issued and outstanding immediately prior to the completion of the merger will be allowed. CommonWealth stock certificates that are presented for transfer after the completion of the merger will be canceled and exchanged for the appropriate merger consideration.

     First Community will only issue a First Community stock certificate in a name other than the name in which a surrendered CommonWealth stock certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership of the shares of CommonWealth common stock formerly represented by such CommonWealth stock certificate, and show that you paid any applicable stock transfer taxes.

     If your CommonWealth stock certificate has been lost, stolen or destroyed, you may be required to deliver an affidavit and a lost certificate bond as a condition to receiving any First Community stock certificate to which you may be entitled.

ASSUMPTION OF COMMONWEALTH STOCK OPTIONS

     At the effective time of the merger, each option to purchase shares of CommonWealth common stock granted under CommonWealth's stock option plan which is outstanding and unexercised immediately prior thereto will cease to represent a right to acquire shares of CommonWealth common stock and will be converted automatically into an option to purchase shares of First Community common stock, and First Community will assume each CommonWealth stock option, in accordance with the terms of the CommonWealth stock option plan and stock option agreement by which it is evidenced, including without limitation all terms pertaining to the acceleration and vesting of the holder's option exercise rights, except that from and after the effective time of the merger:

     - First Community and the compensation committee of the board of directors of First Community shall be substituted for CommonWealth and the CommonWealth board of directors or duly authorized board committee administering the CommonWealth stock option plan;

     - each CommonWealth stock option assumed by First Community will be exercisable solely for shares of First Community common stock;

     - the number of shares of First Community common stock subject to such CommonWealth stock option will be equal to the number of shares of CommonWealth common stock subject to such CommonWealth stock option immediately before the effective time of the merger multiplied by the exchange ratio, rounded down to the nearest share; and

     - the per share exercise price under each such CommonWealth stock option will be adjusted by dividing the per share exercise price under each such CommonWealth stock option by the exchange ratio, rounded up to the nearest cent.

     Pursuant to the merger agreement, First Community agreed to register under the Securities Act of 1933 the shares of First Community common stock issuable upon exercise of the substitute stock options to be issued pursuant to the merger agreement within fifteen business days after consummation of the merger.

CONDITIONS TO THE MERGER

     Completion of the merger is subject to the satisfaction of certain conditions set forth in the merger agreement, or the waiver of such conditions by the party entitled to do so, at or before the closing date of the merger. Each of the parties' obligation to consummate the merger under the merger agreement is subject to the following conditions:

     - the holders of more than two-thirds of the outstanding CommonWealth common stock must have approved the merger agreement;

     - all regulatory approvals required to consummate the merger by any governmental authority must have been obtained and must remain in full force and effect, all statutory waiting periods in respect thereof must have expired, and no required approval may contain any condition, restriction or requirement which First Community's board of directors reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the merger to such a degree that First Community, in its good faith judgment, would not have entered into the merger agreement had such conditions, restrictions or requirements been known as of the date of the merger agreement;

     - no statute, rule, regulation, judgment, decree, injunction or other order may have been enacted, issued, promulgated, enforced or entered which prohibits, restricts or makes illegal the consummation of the merger;

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

     - the registration statement of First Community of which this document is a part must have become effective under the Securities Act of 1933 and no stop order suspending the effectiveness of such registration statement shall have been issued and no proceedings for that purpose shall have been initiated by the Securities and Exchange Commission and not withdrawn;

     - the shares of First Community common stock to be issued in connection with the merger must have been approved for listing on the Nasdaq market on which the First Community common stock may then be listed; and

     - each of First Community and CommonWealth must have received an opinion of Kelley Drye & Warren LLP to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

     In addition to the foregoing conditions, the obligation of First Community to consummate the merger under the merger agreement is subject to the following conditions, which may be waived by First Community:

     - the representations and warranties of CommonWealth in the merger agreement must be true and correct as of the date of the merger agreement and as of the effective time of the merger, except as to any representation or warranty which specifically relates to an earlier date and except that the representations and warranties of CommonWealth will be deemed true and correct unless the failure or failures of those representations and warranties to be true and correct has had or is reasonably likely to have a material adverse effect (as defined below) on CommonWealth;

     - CommonWealth must have performed in all material respects all obligations required to be performed by it at or prior to consummation of the merger;

     - First Community must have received a certificate from specified officers of CommonWealth with respect to compliance with the foregoing conditions to the obligations of First Community;

     - dissenting shares shall not represent 10% or more of the outstanding CommonWealth common stock;

     - each director and executive officer of CommonWealth shall have entered into a shareholder agreement with First Community (see "-- Shareholder
       Agreements" beginning on page      );

     - Mr. Davis shall have entered into an employment agreement with First Community Bank, the form of which has been agreed to by the parties;

     - LeClair Ryan, A Professional Corporation, legal counsel to CommonWealth, shall have delivered a legal opinion to First Community and First Community Bank, the form of which has been agreed to by the parties; and

     - First Community shall have received such certificates of CommonWealth's officers or others and such other documents to evidence fulfillment of the conditions to its obligations as First Community may reasonably request.

     In addition to the other conditions set forth above, the obligation of CommonWealth to consummate the merger under the merger agreement is subject to the following conditions, which may be waived by CommonWealth:

     - the representations and warranties of First Community in the merger agreement must be true and correct as of the date of the merger agreement and as of the effective time of the merger, except as to any representation or warranty which specifically relates to an earlier date and except that the representations and warranties of First Community will be deemed true and correct unless the failure or failures of those representations and warranties to be true and correct has had or is reasonably likely to have a material adverse effect (as defined below) on First Community;

     - First Community must have performed in all material respects all obligations required to be performed by it at or prior to consummation of the merger;

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

     - CommonWealth must have received a certificate from specified officers of First Community with respect to compliance with the foregoing conditions to the obligations of CommonWealth;

     - Kelley Drye & Warren LLP, legal counsel to First Community, shall have delivered an opinion to CommonWealth, the form of which has been agreed to by the parties; and

     - CommonWealth shall have received such certificates of First Community's officers or others and such other documents to evidence fulfillment of the conditions to its obligations as CommonWealth may reasonably request.

     Under the terms of the merger agreement, a material adverse effect on either First Community or CommonWealth is defined to mean any effect that (1) is material and adverse to the financial position, results of operations or business of such entity and its subsidiaries taken as a whole or (2) would materially impair the ability of such entity and its subsidiaries to perform their respective obligations under the merger agreement or otherwise materially impede the consummation of the merger. However, under the terms of the merger agreement, none of the following would be deemed to constitute a material adverse effect on any entity:

     - changes in banking and similar laws of general applicability or interpretations of them by governmental authorities;

     - changes in United States generally accepted accounting principles or regulatory accounting requirements applicable to banks or their holding companies generally;

     - changes in general economic conditions affecting banks and their holding companies generally;

     - modifications or changes to valuation policies and practices, or expenses incurred, in connection with the transactions contemplated by the merger agreement or restructuring charges taken in connection with them, in each case in accordance with United States generally accepted accounting principles; and

     - with respect to CommonWealth only, the effects of any action or omission taken with the prior consent of First Community or as otherwise contemplated by the merger agreement.

REGULATORY APPROVALS

     Consummation of the merger is subject to receipt of certain regulatory approvals.

     OCC. The parties currently intend to merge CommonWealth into First Community Bank. The merger is subject to the prior approval of the Office of the Comptroller of the Currency ("OCC") under the Bank Merger Act. First Community Bank has filed an application with the OCC to obtain prior approval of the merger. In reviewing applications under the Bank Merger Act, the OCC strives to preserve the soundness of the national banking system and to promote market structures conducive to competition and responsive to community needs. The OCC considers:

     - the effect of the transaction upon competition;

     - the financial and managerial resources and future prospects of the merging and resulting institutions;

     - the performance of the applicants in helping to meet the credit needs of the relevant communities, including low- and moderate-income neighborhoods; and

     - the convenience and needs of the community served.

     The OCC will not approve a transaction:

     - that would result in a monopoly or would be in furtherance of any combination, conspiracy or attempt to monopolize the business of banking in any part of the United States; or

     - whose effect in any section of the United States may be to substantially lessen competition, or tend to create a monopoly, or which in any other manner would be in restraint of trade, unless the probable effects of the transaction in meeting the convenience and needs of the community clearly outweigh the anti-competitive effects of the transaction.

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

     Any transaction approved by the OCC may not be completed until 30 days after the OCC's approval, during which time the U.S. Department of Justice may challenge such transaction on antitrust grounds. With the approval of the OCC and the U. S. Department of Justice, the waiting period may be reduced to 15 days.

     Federal Reserve Board. Section 225.12(d)(1) of the Federal Reserve Board's Regulation Y provides that the approval of the Federal Reserve Board is not required for the merger of a subsidiary bank of a bank holding company with another bank, if the transaction requires the prior approval of a federal supervisory agency, in this case the OCC, under the Bank Merger Act and certain other requirements are met. Under this regulation, First Community is not required to submit any formal application or notice to the Federal Reserve Board. When the OCC receives an application under the Bank Merger Act, it sends copies to the appropriate Federal Reserve Bank, and the Department of Justice and the FDIC.

     State Approvals. First Community has filed an application with the Bureau of Financial Institutions of the State Corporation Commission of the Commonwealth of Virginia to obtain prior approval of the merger.

     Status of Applications and Notices. First Community, First Community Bank and CommonWealth have filed all required applications with applicable regulatory authorities in connection with the merger. There can be no assurance that all requisite approvals will be obtained, that such approvals will be received on a timely basis or that such approvals will not impose conditions or requirements which, individually or in the aggregate, would so materially reduce the economic or business benefits of the transactions contemplated by the merger agreement to First Community that had such condition or requirement been known, First Community, in its reasonable judgment, would not have entered into the merger agreement. If any such condition or requirement is imposed, First Community may elect not to consummate the merger. See " - Conditions to the Merger" beginning
on page      .

BUSINESS PENDING THE MERGER

     The merger agreement contains certain covenants of the parties regarding the conduct of their respective businesses pending consummation of the merger. These covenants, which are contained in Article IV of the merger agreement included as Annex I hereto, are briefly described below.

     Pending consummation of the merger, CommonWealth may not, among other things, take the following actions without the prior written consent of First
Community:

     - conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and First Community the goodwill of the customers of CommonWealth and its subsidiaries and others with whom business relations exist;

     - issue, sell or otherwise permit to become outstanding, or authorize the creation of any additional shares of capital stock or rights to acquire such stock, other than pursuant to stock options outstanding on the date of the merger agreement and disclosed to First Community;

     - declare any dividend on its capital stock;

     - amend its articles of organization and bylaws (or equivalent documents);

     - hire any person as an employee unless hired to fill a vacancy or if the person's salary is less than $40,000 on an annual basis;

     - take specified actions with respect to its business, including without limitation enter into or amend an employment, consulting or severance agreement with, or increase the rate of compensation of, its directors, officers or employees; enter into, establish, adopt or amend any employee benefit plan; purchase or sell assets or deposits; make capital expenditures in excess of $10,000 individually or $50,000 in the aggregate; change its methods of accounting; enter into, amend or modify material contracts; settle litigation claims; enter into new businesses; change its principal policies; enter into derivatives contracts; incur indebtedness (other than various forms of short-term indebtedness); make certain real estate

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

       investments; make or modify loans outside of the ordinary course; or acquire any debt security or equity other than federal funds or short-term U.S. Government securities;

     - take any action that would prevent or impede the merger from qualifying as a reorganization under the Internal Revenue Code;

     - take any action that would result in (1) any of the representations and warranties of CommonWealth not being true and correct in any material respect at or prior to the effective time of the merger, (2) any of the conditions to consummation of the merger set forth in the merger agreement not being satisfied or (3) a material violation of the merger agreement, except in each case as may be required by applicable law and regulation; or

     - agree to do any of the foregoing.

     The merger agreement also provides that pending consummation of the merger, First Community may not, and will cause each subsidiary of First Community not to, take the following actions without the prior written consent of
CommonWealth:

     - take any action that would prevent or impede the merger from qualifying as a reorganization under the Internal Revenue Code;

     - take any action that would result in (1) any of the representations and warranties of First Community not being true and correct in any material respect at or prior to the effective time of the merger, (2) any of the conditions to consummation of the merger set forth in the merger agreement not being satisfied or (3) a material violation of the merger agreement, except in each case as may be required by applicable law and regulation; or

     - agree to do any of the foregoing.

BOARD OF DIRECTORS' COVENANT TO RECOMMEND THE MERGER AGREEMENT

     Pursuant to the merger agreement, the CommonWealth board of directors is required to recommend that CommonWealth shareholders approve the merger agreement at all times prior to and during the meeting of CommonWealth shareholders at which the merger agreement is to be considered by them. However, nothing in the merger agreement prevents the CommonWealth board of directors from withholding, withdrawing, amending or modifying its recommendation if it determines, after consultation with its outside counsel, that such action is legally required in order for the directors of CommonWealth to comply with their fiduciary duties to the CommonWealth shareholders under applicable law, provided that any such action in connection with an "acquisition proposal" must comply with the requirements described under "-- No Solicitation" below.

NO SOLICITATION

     The merger agreement provides that CommonWealth shall not, and that CommonWealth shall direct and use its reasonable best efforts to cause its directors, officers, employees, agents and representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to an "acquisition proposal," which is defined to mean any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving CommonWealth, or any purchase of all, or substantially all, of the assets of CommonWealth, or more than 10% of the outstanding equity securities of CommonWealth (any such proposal or offer is hereinafter referred to as an "acquisition proposal").

     In the merger agreement, CommonWealth also agreed that it would not and that it would direct and use its reasonable best efforts to cause its directors, officers, employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an acquisition proposal, or otherwise knowingly facilitate any effort

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

or attempt to make or implement an acquisition proposal. However, nothing in the merger agreement prevents CommonWealth or its board of directors from:

     - complying with its disclosure obligations under federal or state law;

     - providing information in response to a request therefor by a person who has made an unsolicited bona fide written acquisition proposal if the CommonWealth board of directors receives from the person so requesting such information an executed confidentiality agreement;

     - engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written acquisition proposal; or

     - recommending such an acquisition proposal to the shareholders of CommonWealth,

if and only to the extent that in each of the last three cases referred to above, (1) the CommonWealth board of directors determines in good faith after consultation with outside legal counsel that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law and (2) the CommonWealth board of directors determines in good faith after consultation with its financial advisor that such acquisition proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal and would, if consummated, result in a transaction more favorable to CommonWealth's shareholders from a financial point of view than the merger with First Community. An acquisition proposal which is received and considered by CommonWealth in compliance with these requirements is referred to as a "superior proposal." CommonWealth is required to notify First Community immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, CommonWealth or any of its representatives.

REPRESENTATIONS AND WARRANTIES OF THE PARTIES

     Pursuant to the merger agreement, First Community and CommonWealth made certain customary representations and warranties relating to their respective companies, subsidiaries, businesses and matters related to the merger. For detailed information concerning these representations and warranties, reference is made to Article V of the merger agreement included as Annex I hereto. Such representations and warranties generally must remain accurate through the completion of the merger unless the fact or facts that caused a breach of a representation and warranty has not had or is not reasonably likely to have a material adverse effect on the party making the representation and warranty. See
"-- Conditions to the Merger" beginning on page      .

EFFECTIVE TIME OF THE MERGER

     The merger will become effective upon the filing of articles of merger with the Virginia State Corporation Commission pursuant to the Virginia Stock Corporation Act and a notice of consummation is filed with the OCC pursuant to OCC guidelines, unless a different date and time is specified as the effective time in such documents. Articles of merger and notice of consummation will be filed only after the satisfaction or waiver of all conditions to the merger set forth in the merger agreement on a date selected by First Community after such satisfaction or waiver, which is no later than the later of (A) five business days after such satisfaction or waiver or (B) the first month end following such satisfaction or waiver, or on such other date as First Community and CommonWealth may mutually agree upon.

     A closing will take place immediately prior to the effective time of the merger or on such other date as First Community and CommonWealth may mutually agree upon.

AMENDMENT OF THE MERGER AGREEMENT

     To the extent permitted under applicable law, the merger agreement may be amended or supplemented at any time by written agreement of the parties whether before or after the approval of the shareholders of CommonWealth, except that after shareholders of CommonWealth have approved the merger agreement no amendment or supplement which by law requires further approval by the shareholders of CommonWealth may be made without obtaining such approval.

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated:

     - by mutual consent of the parties;

     - by a non-breaching party if the other party (1) breaches any covenants or undertakings contained in the merger agreement or (2) breaches any representations or warranties contained in the merger agreement, in each case if such breach has not been cured within thirty days after notice from the terminating party and which breach would be reasonably expected, individually or in the aggregate with other breaches, to result in a material adverse effect with respect to the breaching party;

     - by either First Community or CommonWealth if the merger is not consummated by September 30, 2003, unless the failure to consummate the merger is due to a breach by (1) the party seeking such termination of its obligations under the merger agreement or (2) any director or executive officer of CommonWealth (to the extent CommonWealth is seeking to terminate) through such director's or executive officer's breach of his respective shareholder agreement;

     - by either party if any required regulatory approvals for consummation of the merger is not obtained;

     - by either party if the shareholders of CommonWealth do not approve the merger agreement at a meeting of the shareholders of CommonWealth duly called for such purpose;

     - by First Community, prior to the special meeting, if CommonWealth shall have breached the covenants described under "-- No Solicitation" on page
            , the CommonWealth board of directors shall have failed to recommend that the shareholders of CommonWealth approve the merger agreement or has withdrawn, modified or changed such recommendation in a manner which is adverse to First Community, or CommonWealth breaches its covenants requiring the calling and holding of a meeting of shareholders to consider the merger agreement;

     - by First Community if a third party commences a tender offer or exchange offer for 20% or more of the outstanding CommonWealth common stock and the board of directors of CommonWealth recommends that CommonWealth shareholders tender their shares in the offer or otherwise fails to recommend that they reject the offer within a specified period; and

     - by CommonWealth at any time prior to the special meeting in order to concurrently enter into an acquisition agreement or similar agreement with respect to an unsolicited "superior proposal," as defined in the
       merger agreement and under "-- No Solicitation" beginning on page      ,
       which has been received and considered by CommonWealth in compliance with the applicable terms of the merger agreement, provided that CommonWealth has notified First Community at least five business days in advance of any such termination and given First Community the opportunity during such period to make an offer at least as favorable as the superior proposal, as determined by the CommonWealth board of directors.

     CommonWealth also may terminate the merger agreement if during the five-day period commencing on the date on which the last required governmental approval of the merger is received and all statutory waiting periods have expired (which date is referred to in this document and in the merger agreement as the "determination date"), it so notifies First Community and the average daily per share closing prices of the First Community common stock during the 20 trading days ending five business days prior to the effective time of the merger (the "First Community average price") is more than $35.81, or 115.0% of $31.14 (the "First Community starting price"), the average of the closing prices of a share of First Community common stock for the thirty-day period ending on January 15, 2003.

     If the foregoing condition is applicable, CommonWealth has the right to terminate the merger agreement, which would not require any action of CommonWealth shareholders. The CommonWealth board of directors has

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

made no decision as to whether it would exercise its right to terminate the merger agreement under such circumstances. Any such decision would be made by the CommonWealth board of directors in light of the circumstances existing at the time that the CommonWealth board of directors has the opportunity to make such an election, if any. Before making any determination to terminate the merger agreement, the CommonWealth board of directors would consult with its financial and other advisers and would consider all financial and other information it deemed relevant to its decision. In this regard, the CommonWealth board of directors would consider many of the same factors that it considered in determining whether to approve and adopt the merger agreement, including the principal factors discussed under "The Merger -- CommonWealth's Reasons for the
Merger" beginning on page      . In particular, the CommonWealth board of
directors may analyze, among other factors, whether the then current consideration to be received in the merger would deliver more value to CommonWealth shareholders than the value that could be expected if CommonWealth were to continue as an independent company, which would occur if the CommonWealth board of directors were to exercise CommonWealth's right to abandon the merger and First Community determined not to increase the exchange ratio. In addition, the CommonWealth board of directors would consider whether, in light of market and other industry conditions at the time of such decision, the exchange ratio remains fair from a financial point of view to the holders of shares of CommonWealth common stock. There can be no assurance that the CommonWealth board of directors would exercise its right to terminate the merger agreement if each of the conditions set forth above were applicable. If CommonWealth elected not to exercise its right to terminate the merger agreement, the exchange ratio and the dollar value of the consideration which the shareholders of CommonWealth would receive would continue to be calculated as set forth in the merger agreement.

     If CommonWealth elected to exercise its right to terminate the merger agreement, it must give notice to First Community during the five-day period commencing with the determination date. During the five-day period, First Community has the option to increase the consideration payable to CommonWealth shareholders by adjusting the exchange ratio in the manner described below. First Community is under no obligation to adjust the exchange ratio and there can be no assurance that First Community would elect to adjust the exchange ratio if CommonWealth were to exercise its option to terminate the merger agreement. Any such decision would be made by First Community in light of the circumstances existing at the time First Community has the opportunity to make such an election. If First Community elects to adjust the exchange ratio, it must give CommonWealth prompt notice of that election and the adjusted exchange ratio, in which case CommonWealth will not have any right to terminate the merger agreement as a result of the circumstances described above.

     The operation and effect of the provisions of the merger agreement dealing with an increase in the market price of the First Community common stock may be illustrated by the following two scenarios:

     (1) One scenario is that the First Community average price is above the First Community starting price of $31.14 but is not above $35.81. Under such circumstances, the First Community average price would not be more than 115% of the First Community starting price. As a result, there would be no increase in the merger consideration and CommonWealth would be obligated to consummate the merger (assuming all other conditions to CommonWealth's obligations were satisfied or waived).

     (2) A second scenario is that the First Community average price increases to more than $35.81. Under such circumstances, CommonWealth would have the right but not the obligation to terminate the merger agreement unless First Community elected to increase the exchange ratio to the number (rounded to the nearest one ten-thousandth) obtained by dividing
         (A) $30.50 by (B) the product of $31.14 multiplied by 1.15.

     First Community also may terminate the merger agreement if within five days following the determination date, it notifies CommonWealth and the First Community average price is less than $26.47, or 85.0% of $31.14, the First Community starting price.

     If the foregoing condition is applicable, First Community has the right to terminate the merger agreement. If First Community elected not to exercise its right to terminate the merger agreement, the exchange ratio and the dollar value of the consideration which the shareholders of CommonWealth would receive would continue to be calculated as set forth in the merger agreement.

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

     If First Community elects to exercise its right to terminate the merger agreement, it must give notice to CommonWealth during the five-day period commencing with the determination date. During the five-day period, CommonWealth has the option of decreasing the consideration payable to CommonWealth shareholders by adjusting the exchange ratio in the manner described below. If CommonWealth elects to adjust the exchange ratio, it must give First Community prompt notice of that election and the adjusted exchange ratio, in which case First Community will not have any right to terminate the merger agreement as a result of the circumstances described above.

     The operation and effect of the provisions of the merger agreement dealing with a decline in the market price of the First Community common stock may be illustrated by the following two scenarios:

     (1) One scenario is that the First Community average price is below the First Community starting price of $31.14 but is not less than $26.47. Under such circumstances, the First Community closing price would not be less than 85% of the First Community starting price. As a result, there would be no decrease in the merger consideration and First Community would be obligated to consummate the merger (assuming all other conditions to CommonWealth's obligations were satisfied or waived).

     (2) A second scenario is that the First Community average price declines to less than $26.47. Under such circumstances, First Community would have the right but not the obligation to terminate the merger agreement unless CommonWealth elected to decrease the exchange ratio to the number (rounded to the nearest one ten-thousandth) obtained by dividing
         (A) $30.50 by (B) the product of $31.14 multiplied by .85.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     When you are considering the recommendation of CommonWealth's board of directors with respect to approving the merger agreement and the merger, you should be aware that CommonWealth directors and executive officers have interests in the merger as individuals which are in addition to, or different from, their interests as shareholders of CommonWealth. The CommonWealth board of directors was aware of these factors and considered them, among other matters, in approving the merger agreement and the merger. These interests are described below.

     Stock Options. The merger agreement provides that at the effective time of the merger, each outstanding and unexercised option to purchase shares of CommonWealth common stock granted pursuant to the CommonWealth stock option plan will cease to represent the right to acquire shares of CommonWealth common stock and will be converted into a right to acquire shares of First Community common stock, with the same terms as previously in effect, except that the number of shares subject to such converted options and the exercise price will be adjusted to reflect the exchange ratio. See " - Assumption of CommonWealth Stock Options"
beginning on page      . At the record date for the special meeting, the
directors and executive officers of CommonWealth as a group (seven persons) held options to purchase an aggregate of 105,117 shares of CommonWealth common stock, including options to purchase 35,625, 20,022 and 14,781 shares held by Messrs. Davis, Bien and Ranson, respectively.

     Agreements with Executive Officers of CommonWealth. Pursuant to the merger agreement, First Community agreed to honor various employment and/or severance agreements which have been entered into by CommonWealth, including the agreements described below.

     J.E. Causey Davis, president and chief executive officer and a director of CommonWealth, has entered into an employment agreement with CommonWealth, dated as of December 20, 1996. Under the agreement, Mr. Davis is currently paid a base salary of $145,187 per year. The agreement is for an initial three year term, which automatically extends for an additional one-year period on each January 1. The agreement further provides that if Mr. Davis' employment is terminated (which includes a reduction in pay or benefits, a change in duties or responsibilities in the nature of a demotion, or a requirement to work at a location more than 25 miles from Richmond) following a change in control (which would include the consummation of the merger with First Community Bank), Mr. Davis is entitled to receive his current salary for a period of three years following the date of termination.

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

     A condition to First Community's obligation to consummate the merger is that Mr. Davis enter into an employment agreement with First Community Bank. The proposed employment agreement provides that Mr. Davis relinquish all amounts due him under his prior employment agreement, including any amounts that may otherwise result from the consummation of the merger. The employment agreement will have a term of two years with an option to extend for additional one-year terms. Pursuant to such agreement, Mr. Davis shall become an Executive Vice President and the Chief Executive Officer of the Eastern Virginia Region of First Community Bank. Mr. Davis shall be paid a minimum base salary of $150,000 per year and shall be entitled to participate in various benefit plans of First Community Bank. Mr. Davis is entitled to receive severance pay under certain circumstances, including a termination for other than cause, disability or Mr. Davis' death or a termination by Mr. Davis due to a breach of the agreement by First Community Bank or due to certain adverse actions taken by First Community Bank with respect to Mr. Davis.

     CommonWealth has also entered into severance agreements with William D. Bien and William W. Ranson. Each severance agreement provides severance pay benefits to the officer if his employment is terminated under certain circumstances following a change in control (which would include consummation of the merger with First Community Bank). If there is such a change in control at any time during the term of the agreement, and thereafter the officer's employment was terminated either by CommonWealth or the acquiror for any reason other than for cause (i.e., a continued and willful failure to perform duties or conduct demonstrably and materially injurious to CommonWealth's success), or by the officer following an assignment of duties inconsistent with senior officer status, a material reduction in pay or benefits, a change in duties or responsibilities in the nature of a demotion or a requirement to work at a location more than 25 miles from Richmond, the officer generally would be entitled to receive his current salary and the continuation of life, health, disability and dental insurance benefits for a period of 24 months following the date of termination.

     Director of First Community. Pursuant to the merger agreement, First Community agreed to take all action necessary to appoint or elect, effective upon consummation of the merger, Harold V. Groome, Jr., a director of CommonWealth, as a director of First Community.

     Director of First Community Bank. Pursuant to the merger agreement, First Community and First Community Bank agreed to take all action necessary to appoint or elect, effective upon consummation of the merger, Harold V. Groome, Jr. and Franklin P. Hall, directors of CommonWealth, as directors of First Community Bank.

     Indemnification and Insurance. CommonWealth's directors and officers are entitled to continuing indemnification against certain liabilities by virtue of provisions contained in CommonWealth's articles of incorporation and bylaws and the merger agreement. Pursuant to the merger agreement, First Community agreed for a period of six years to indemnify and hold harmless each present and former director, officer and employee of CommonWealth determined as of the effective time of the merger against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the effective time of the merger, whether asserted or claimed prior to, at or after the effective time of the merger, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of CommonWealth or is or was serving at the request of CommonWealth as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of the merger agreement or the consummation of any of the transactions contemplated by the merger agreement, to the fullest extent to which such indemnified parties would be entitled under the articles of incorporation and bylaws of CommonWealth, or any agreement, arrangement or understanding disclosed by CommonWealth to First Community pursuant to the merger agreement, in each case as in effect on the date of the merger agreement.

     Pursuant to the merger agreement, First Community agreed to purchase an extended reporting period endorsement under CommonWealth's existing directors' and officers' liability insurance policy for CommonWealth's directors and officers or a substitute policy which shall provide such directors and officers with coverage following the effective time of the merger for an additional three years of not less than the existing coverage under, and have other terms no materially less favorable on the whole to, the insured persons than the directors' and officers' liability insurance coverage presently maintained by CommonWealth, provided that First Community will not be required to expend in any one year an amount in excess of the annual premiums currently paid by CommonWealth for such insurance (the "Insurance Amount"), and further provided that if First Community is unable to maintain or obtain the insurance specified above as a result of the preceding provision, First Community shall use its reasonable best efforts to obtain the most advantageous coverage as is available for the Insurance Amount with respect to acts or omissions occurring prior to the effective time of the merger by such directors and officers in their capacities as such.

     Other than as set forth above, no director or executive officer of CommonWealth has any direct or indirect material interest in the merger, except insofar as ownership of CommonWealth common stock might be deemed such an interest. See "Certain Beneficial Owners of CommonWealth Common Stock" beginning
on page      .

CERTAIN EMPLOYEE MATTERS

     The merger agreement contains certain agreements of the parties with respect to various employee matters, which are briefly described below.

     As soon as administratively practicable after the effective time of the merger, First Community will take all reasonable action so that employees of CommonWealth will be entitled to participate in the First Community employee benefit plans of general applicability to the same extent as similarly-situated employees of First Community and its subsidiaries. For purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes, other than for accrual of pension benefits, under the First Community employee benefit plans, First Community will recognize years of service with CommonWealth to the same extent as such service was credited for such purpose by CommonWealth.

     If employees of CommonWealth or any of its subsidiaries become eligible to participate in a medical, dental or health plan of First Community, First Community will cause each such plan to:

     - waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of First Community,

     - provide full credit under such plans for any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation, and

     - waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the effective time of the merger to the extent such employee had satisfied any similar limitation or requirement under an analogous plan prior to the effective time of the merger.

An employee of CommonWealth (other than an employee who is a party to an employment or severance agreement) whose employment is terminated other than for cause following the effective time of the merger, shall be entitled to receive certain severance payments based upon the employee's years of service with CommonWealth.

RESALE OF FIRST COMMUNITY COMMON STOCK

     The First Community common stock issued pursuant to the merger will be freely transferable under the Securities Act of 1933, except for shares issued to any CommonWealth shareholder who may be deemed to be an affiliate of First Community for purposes of Rule 144 promulgated under the Securities Act of 1933 or an affiliate of CommonWealth for purposes of Rule 145 promulgated under the Securities Act of 1933. Affiliates will include persons (generally executive officers, directors and 10% shareholders) who control, are controlled by or are under common control with (1) First Community or CommonWealth at the time of the special meeting or (2) First Community at or after the effective time of the merger.

     Rule 145 will restrict the sale of First Community common stock received in the merger by affiliates and certain of their family members and related interests. Generally speaking, during the year following the effective

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

time of the merger, those persons who are affiliates of CommonWealth at the time of the special meeting, provided they are not affiliates of First Community at or following the effective time of the merger, may publicly resell any First Community common stock received by them in the merger, subject to certain limitations as to, among other things, the amount of First Community common stock sold by them in any three-month period and as to the manner of sale. After the one-year period, such affiliates may resell their shares without such restrictions so long as there is adequate current public information with respect to First Community as required by Rule 144. Persons who are affiliates of First Community after the effective time of the merger may publicly resell the First Community common stock received by them in the merger subject to similar limitations and subject to certain filing requirements specified in Rule
144. At the present time, it is anticipated that only three affiliates of CommonWealth will become affiliates of First Community after the merger (i.e., the directors of CommonWealth who will become directors of First Community Bank and Mr. Davis).

     The ability of affiliates to resell shares of First Community common stock received in the merger under Rules 144 or 145 as summarized herein generally will be subject to First Community's having satisfied its reporting requirements under the Securities Exchange Act of 1934 for specified periods prior to the time of sale. Affiliates also would be permitted to resell First Community common stock received in the merger pursuant to an effective registration statement under the Securities Act of 1933 or another available exemption from the Securities Act of 1933 registration requirements. Neither the registration statement of which this prospectus/proxy statement is a part nor this prospectus/proxy statement cover any resales of First Community common stock received by persons who may be deemed to be affiliates of First Community or CommonWealth in the merger.

     CommonWealth has agreed in the merger agreement to use its reasonable best efforts to cause each person who may be deemed to be an affiliate of it for purposes of Rule 145 to deliver to First Community a letter agreement intended to ensure compliance with the Securities Act of 1933.

FEDERAL INCOME TAX CONSEQUENCES

     General. The following is a description of certain material federal income tax consequences of the merger to shareholders of CommonWealth, which is based upon the opinion of Kelley Drye & Warren LLP, legal counsel to First Community. The federal income tax laws are complex and the tax consequences of the merger may vary depending upon each shareholder's individual circumstances or tax status. Accordingly, this description is not a complete description of all of the consequences of the merger and, in particular, may not address federal income tax considerations that may affect the treatment of shareholders subject to special treatment under United States federal income tax law (including, for example, foreign persons, financial institutions, dealers in securities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt entities, holders who acquired their shares of CommonWealth common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation and holders who hold CommonWealth common stock as part of a "hedge," "straddle" or "conversion transaction"). In addition, no opinion is expressed with respect to the tax consequences of the merger under applicable foreign, state or local laws or under any federal tax laws other than those pertaining to the income tax. This description is based on laws, regulations, rulings and judicial decisions as in effect on the date of this prospectus/proxy statement, without consideration of the particular facts or circumstances of any holder of CommonWealth common stock. These authorities are all subject to change and any such change may be made with retroactive effect. No assurance can be given that, after any such change, this description would not be different.

     TAX MATTERS ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND UPON THE FACTS OF YOUR PARTICULAR SITUATION. ACCORDINGLY, WE STRONGLY URGE YOU TO CONSULT YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO YOU OF THE MERGER.

     The Merger. The merger, when consummated in accordance with the terms of the merger agreement, will constitute a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended to the date of this prospectus/proxy statement (the "Code"), and, accordingly, neither First Community nor CommonWealth will recognize any taxable gain or loss as a result of the merger.

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

     The federal income tax consequences of the merger to a CommonWealth shareholder generally will depend on whether the shareholder receives cash, First Community common stock or a combination thereof in exchange for the shareholder's shares of CommonWealth common stock.

     - A CommonWealth shareholder who receives solely First Community common stock in exchange for all of such shareholder's shares of CommonWealth common stock pursuant to the merger will not recognize gain or loss on the exchange. However, if the shareholder receives cash in lieu of a fractional share interest in First Community common stock, the shareholder will be treated as having received a fractional share of First Community common stock in the merger and having immediately exchanged that fractional share for cash in a taxable redemption by First Community. The shareholder's tax basis in the First Community common stock actually received pursuant to the Merger will equal such shareholder's tax basis in the shares of CommonWealth common stock being exchanged, reduced by any amount allocable to a fractional share interest of First Community common stock for which cash is received. The holding period of First Community common stock received will include the holding period of the shares of CommonWealth common stock being exchanged.

     - A CommonWealth shareholder who receives solely cash in exchange for all of such shareholder's shares of CommonWealth common stock pursuant to the merger generally will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the shareholder's aggregate tax basis for such shares of CommonWealth common stock, which gain or loss will be long-term capital gain or loss if such shares of CommonWealth common stock were held for more than one year. If, however, any such CommonWealth shareholder is treated under the Code as the constructive owner of shares of CommonWealth common stock that are exchanged for shares of First Community common stock in the merger or owns shares of First Community common stock actually or constructively after the merger, some or all of any gain realized by the shareholder may not qualify for treatment as capital gain but instead may, to the extent of CommonWealth's accumulated earnings and profits, be treated as receipt of a dividend taxable at ordinary income rates. Under the constructive ownership rules of the Code, a shareholder may be treated as owning stock that is actually owned by another person or entity. CommonWealth shareholders should consult their tax advisors as to the possibility that all or a portion of any cash received in exchange for their shares of CommonWealth common stock will be treated as a dividend.

     - A CommonWealth shareholder who receives both First Community common stock and cash consideration in exchange for all of his or her shares of CommonWealth common stock generally will recognize gain, but not loss, to the extent of the lesser of (a) the excess, if any, of (a) the sum of the aggregate fair market value of the First Community common stock received (including any fractional share of First Community common stock deemed to be received and exchanged for cash) and the amount of cash received (excluding any cash received in lieu of a fractional share of First Community common stock) over (b) the shareholder's aggregate tax basis in the shares of CommonWealth common stock exchanged in the merger; and (b) the amount of cash received by such shareholder.

     - Any gain recognized with respect to a block of CommonWealth shares will generally be long-term capital gain if the shares of CommonWealth common stock exchanged were held for more than one year. However, if the receipt of cash in exchange for such block of CommonWealth shares is treated as equivalent to the distribution of a dividend under the Code, such gain will be treated as a dividend to the extent of such shareholder's ratable share of the undistributed accumulated earnings and profits of CommonWealth. CommonWealth shareholders should consult their tax advisors as to the possibility that all or a portion of any cash received in exchange for their CommonWealth common stock will be treated as a dividend.

     - Such shareholder's aggregate tax basis in the First Community common stock received pursuant to the merger will equal such shareholder's aggregate tax basis in the shares of CommonWealth common stock being exchanged, reduced by any amount allocable to a fractional share interest of First Community common stock for which cash is received and by the amount of any cash consideration received, and

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

       increased by the amount of taxable gain, if any, recognized by such shareholder in the merger (including any portion of such gain that is treated as a dividend).

     Cash in Lieu of Fractional Shares. No fractional shares of First Community common stock will be issued in the merger. A CommonWealth shareholder who receives cash in lieu of a fractional share will be treated as having received such fractional share pursuant to the merger and then as having exchanged such fractional share for cash in a redemption by First Community. A CommonWealth shareholder should generally recognize capital gain or loss on such a deemed redemption of the fractional share in an amount determined by the excess of the amount of cash received and the shareholder's tax basis in the fractional share. Any capital gain or loss will be long-term capital gain or loss if the CommonWealth common stock exchanged was held for more than one year.

     Dissenting Shareholders. Holders of CommonWealth common stock who dissent with respect to the merger, as discussed under "Dissenters' Rights" beginning on
page      , and who receive cash in respect of their shares of CommonWealth common stock generally will be treated in the same manner as a holder who exchanges his or her shares of CommonWealth common stock solely for cash in accordance with the above discussion.

     Closing Opinion. It is a condition precedent to the obligations of First Community and CommonWealth to effect the merger that they receive an opinion from Kelley Drye & Warren LLP, dated as of the effective time of the merger, that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Such opinion will be based upon facts existing at the effective time of the merger, and in rendering such opinion, counsel will require and rely upon facts, representations and assumptions that will be provided by First Community, First Community Bank, CommonWealth and others.

     First Community and CommonWealth have not and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the merger, and as a result there can be no assurance that the Internal Revenue Service will not disagree with or challenge any of the conclusions described herein.

     Backup Withholding. Non-corporate holders of CommonWealth common stock may be subject to information reporting and backup withholding imposed at a rate of 30% on any cash payments they receive. CommonWealth shareholders will not be subject to backup withholding, however, if they:

     - furnish a correct taxpayer identification number and certify that they are not subject to backup withholding on the substitute Form W-9 or successor form included in the election form/letter of transmittal they will receive; or

     - are otherwise exempt from backup withholding.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a CommonWealth shareholder's United States federal income tax liability, provided they furnish the required information to the Internal Revenue Service.

     Reporting Requirements. CommonWealth shareholders who receive First Community common stock as a result of the merger will be required to retain records pertaining to the merger and will be required to file with their United States federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

ACCOUNTING TREATMENT OF THE MERGER

     The merger will be accounted for under the purchase method of accounting under accounting principles generally accepted in the United States of America. Under this method, CommonWealth's assets and liabilities as of the date of the merger will be recorded at their respective estimated fair values. Any difference between the purchase price for CommonWealth and the fair value of the identifiable net tangible and intangible assets acquired will be recorded as goodwill. In accordance with Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," issued in July 2001, the goodwill resulting from the merger will not be amortized to expense, but instead will be reviewed for impairment at least annually and to the extent goodwill is impaired, its carrying value will be written down to its implied fair value and a charge will be made to earnings. Core deposit and other intangibles with definite useful lives recorded by First Community in

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

connection with the merger will be amortized to expense in accordance with the new rules. The financial statements of First Community issued after the merger will reflect the results attributable to the acquired operations of CommonWealth beginning on the date of completion of the merger. The unaudited per share pro forma financial information contained herein has been prepared using the purchase method of accounting. See "Summary -- Unaudited Comparative Per Share
and Selected Financial Data" beginning on page      .

EXPENSES OF THE MERGER

     The merger agreement provides that each of CommonWealth and First Community will bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by the merger agreement, including fees and expenses of its own financial consultants, accountants and counsel, except that expenses of printing this document will be shared equally between First Community and CommonWealth.

LISTING OF THE FIRST COMMUNITY COMMON STOCK

     First Community has agreed to use its reasonable best efforts to cause the shares of First Community common stock to be issued in the merger to be approved for listing on the Nasdaq market on which the First Community common stock may then be listed, before the completion of the merger, subject to official notice of issuance. First Community's common stock is expected to commence trading on the Nasdaq National Market under the same symbol on April 1, 2003.

TERMINATION FEE

     The merger agreement provides that CommonWealth must pay First Community a $1.0 million termination fee under the circumstances and in the manner described below:

     - if the merger agreement is terminated by First Community for any of the reasons described in the sixth or seventh bullet points in the first
       paragraph under "-- Termination of the Merger Agreement" on page      or
       by CommonWealth for the reasons described in the last bullet point in such section, CommonWealth must pay the termination fee to First Community concurrently with the termination of the merger agreement); or

     - if (x) the merger agreement is terminated by First Community pursuant to the second bullet point in the first paragraph under "-- Termination of
       the Merger Agreement" on page      or by either First Community or
       CommonWealth because the shareholders of CommonWealth have not approved the merger agreement as required, or by either First Community or CommonWealth because the merger has not been consummated by September 30, 2003 (other than due to a breach by the terminating party), and in the case of any termination referenced in such bullet point, an "acquisition
       proposal" (as defined under "-- No Solicitation" on page      ) shall
       have been publicly announced or otherwise communicated or made known to the senior management or the board of directors of CommonWealth (or any person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an acquisition proposal) at any time after the date of the merger agreement and prior to the time that shareholders of CommonWealth vote on the merger agreement or the date of termination of the merger agreement, as applicable and (y) within 18 months after such termination, CommonWealth enters into an agreement with respect to an acquisition proposal or consummates a transaction which is the subject of an acquisition proposal, then CommonWealth shall pay to First Community the termination fee on the date of execution of such agreement or consummation of a transaction which is the subject of an acquisition proposal, as applicable, provided that if the date of execution of such agreement is after 12 months but within 18 months after such termination of the merger agreement, the termination fee shall be payable by CommonWealth to First Community only upon consummation of a transaction which is the subject of an acquisition proposal, regardless whether such consummation occurs within 18 months after termination of the merger agreement.

     Any termination fee that becomes payable pursuant to the merger agreement shall be paid by wire transfer of immediately available funds to an account designated by First Community.

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

     If CommonWealth fails to timely pay the termination fee to First Community, CommonWealth will be obligated to pay the costs and expenses incurred by First Community to collect such payment, together with interest.

     If the merger agreement is terminated by either First Community or CommonWealth due to a breach of a representation, warranty, covenant or undertaking, the party committing such breach shall be liable for $350,000 to the other party, without prejudice to the rights of First Community to receive the $1.0 million termination fee set forth above. Under no circumstances, however, shall First Community be able to collect more than $1.0 million as a termination fee.

SHAREHOLDER AGREEMENTS

     In connection with the execution of the merger agreement, each director and executive officer of CommonWealth entered into a shareholder agreement with First Community pursuant to which each director and executive officer agreed that at any meeting of the shareholders of CommonWealth, or in connection with any written consent of the shareholders of CommonWealth, the director and/or officer shall:

     - appear at such meeting or otherwise cause all shares of CommonWealth common stock owned by him or her to be counted as present thereat for purposes of calculating a quorum;

     - vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all shares of CommonWealth common stock beneficially owned by him or as to which he has, directly or indirectly, the right to direct the voting:

      - in favor of adoption and approval of the merger agreement and the merger;

      - against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of CommonWealth contained in the merger agreement or of the director contained in the shareholder agreement; and

      - against any acquisition proposal (as defined in the merger agreement) or any other action, agreement or transaction that is intended, or could reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the merger or the shareholder agreement.

     Pursuant to the shareholder agreement, each director also agreed not to, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the sale, transfer, pledge, assignment or other disposition of, any of the shares of CommonWealth common stock owned by him prior to the meeting at which shareholders of CommonWealth will consider the merger agreement.

     The shareholder agreements will remain in effect until the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms.

DISSENTERS' RIGHTS

     Holders of record of CommonWealth common stock who comply with the procedures described below will be entitled to dissenters' rights under Article 15 of the Virginia Stock Corporation Act. Where appropriate, shareholders are urged to consult with their legal counsel to determine the appropriate procedures for the making of a notice of intent (as described below).

     A VOTE IN FAVOR OF THE MERGER BY AN ELIGIBLE HOLDER WILL RESULT IN A WAIVER OF SUCH ELIGIBLE HOLDER'S DISSENTERS' RIGHTS. FAILURE TO FOLLOW THE STEPS REQUIRED BY ARTICLE 15 OF THE VIRGINIA STOCK CORPORATION ACT (DESCRIBED HEREIN) FOR PERFECTING DISSENTERS' RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

     The following discussion is only a summary and does not purport to be a complete statement of the law pertaining to dissenters' rights under the Virginia Stock Corporation Act. The text of Article 15 of the Virginia Stock Corporation Act is reprinted in its entirety as Annex III to this prospectus/proxy statement. This summary is qualified in its entirety by a reference to Article 15 of the Virginia Stock Corporation Act.

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

     Under the Virginia Stock Corporation Act, eligible holders who follow the procedures set forth in Article 15 of the Virginia Stock Corporation Act will be entitled to receive payment of the "fair value" of such shares. Any eligible holder who wishes to exercise dissenters' rights should review the following discussion and Annex III carefully, because failure to comply in a timely and proper manner with the procedures specified may result in the loss of dissenters' rights under the Virginia Stock Corporation Act.

     An eligible holder wishing to exercise dissenters' rights must deliver to CommonWealth, prior to or at the shareholders' meeting (but in any event before the vote is taken), a written notice of intent to demand payment for the eligible holder's shares. An eligible holder delivering a notice of intent must not vote his shares of common stock in favor of the merger or he will lose his dissenters' rights. All notices of intent should be sent or delivered to CommonWealth, 900 N. Parham Road, Richmond, Virginia 23229, Attention: William
W. Ranson, Executive Vice President, Treasurer and Chief Financial Officer.

     Within ten days after the effective date of the merger, if the shareholders approve the merger agreement, CommonWealth shall deliver a dissenter's notice in writing to all dissenting holders. The dissenter's notice shall:

     - state where the dissenting holder's payment demands shall be sent and where and when stock certificates shall be deposited;

     - set a date by which the surviving corporation must receive the payment demand; and

     - include such other information as required by the Virginia Stock Corporation Act.

     A dissenting holder to whom a notice is sent must demand payment within the time specified in the dissenter's notice, deposit his stock certificates in accordance with the terms of the dissenter's notice and make certain certifications required by the Virginia Stock Corporation Act. If a dissenting holder fails to take such actions, the dissenting holder will lose his dissenters' rights.

     Within 30 days of CommonWealth's receipt of a demand for payment from a dissenting holder, CommonWealth must pay the dissenting holder CommonWealth's estimate of the fair value of the dissenting holder's shares plus interest. With any payment, CommonWealth must provide its most recent year-end and interim financial statements, an explanation of how CommonWealth calculated the fair value of the shares and interest, a statement of the dissenting holder's right to continue to demand fair value for his shares and a copy of Article 15 of the Virginia Stock Corporation Act. CommonWealth's payment obligation may be enforced by a dissenting holder on an expedited basis in a Virginia circuit court, if necessary.

     A dissenting holder who is not satisfied with the amount paid or offered by CommonWealth must notify CommonWealth of the dissenting holder's own estimate of the fair value of his shares and the amount of interest due (less any amount already received by the dissenting holder from CommonWealth). This notice must be given in writing within 30 days of the date that CommonWealth made or offered to make payment for the dissenting holder's shares.

     If a dissenting holder's demand for payment remains unsettled, CommonWealth is obligated to commence a proceeding to determine the fair value of the shares and accrued interest within 60 days of the receipt of the dissenting holder's payment demand. If CommonWealth fails to commence such proceeding in accordance with the Virginia Stock Corporation Act, CommonWealth must pay the dissenting holder the amount demanded by the dissenting holder. The appraisal proceeding must be brought in a Virginia circuit court.

     Dissenting holders considering seeking appraisal should be aware that the fair value of their shares of common stock, as determined under Article 15 of the Virginia Stock Corporation Act, could be more than, the same as, or less than, the merger consideration that would be paid to them pursuant to the merger agreement. The costs and expenses of the appraisal proceeding will be determined by the court and assessed against CommonWealth unless the court determines that the dissenting holder did not act in good faith in demanding payment of the fair value of their shares, in which case, costs and expenses may be assessed against the dissenting holder.

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

     Dissenting holders will only be entitled to receive payment in accordance with Article 15 of the Virginia Stock Corporation Act and will not be entitled to vote their shares of common stock or exercise any other rights of a shareholder. A dissenting holder may withdraw his demand only with the consent of CommonWealth.

     If any eligible holder who demands appraisal of his shares under Article 15 fails to perfect, or effectively withdraws or loses, his right to appraisal, as provided in the Virginia Stock Corporation Act, the shares of CommonWealth stock of such holder will be converted into the right to receive the merger consideration in accordance with the merger agreement.

OPERATIONS OF FIRST COMMUNITY AFTER THE MERGER

     For the remainder of 2003, First Community expects to achieve minimal operational cost savings, revenue enhancements and other operating synergies subsequent to the merger, which cost savings will be offset by core deposit amortization expense created by the acquisition of CommonWealth that will represent an incremental cost of $500,000 annually.

     For 2004 and beyond, First Community expects operational cost savings, revenue enhancements and other operating synergies from the merger with CommonWealth. The cost savings and operating synergies are expected to amount to approximately 7% of CommonWealth's current level of operating expenses and are to be derived primarily from elimination of duplicate legal, accounting and shareholder-related costs along with savings from the integration of back-office operations. In addition, because CommonWealth will be merged with and into First Community, the costs associated with CommonWealth operating as a publicly-held entity also will be eliminated. Although First Community anticipates certain cost savings, a portion of these savings will be offset by increased costs associated with the application of First Community's employee benefit program to the employees of CommonWealth.

     First Community also anticipates that it will be able to increase revenues from the CommonWealth franchise by cross-selling products and services to CommonWealth customers that are currently not offered by CommonWealth (e.g., asset, trust and estate management, cash management and First Community Bank's deposit overdraft protection program). First Community has not estimated these revenue enhancements, however, and did not include them in its financial analysis of the merger.

     Because of the uncertainties inherent in merging two financial institutions, changes in the regulatory environment and changes in economic conditions, no assurances can be given that any particular level of cost savings, revenue enhancements and other operating synergies will be realized, that any such cost savings, revenue enhancements and other operating synergies will be realized over the time period currently anticipated or that such cost savings, revenue enhancements and other operating synergies will not be offset to some degree by increases in other expenses, including expenses related to integrating the two companies.

     Based on the assumptions set forth above, First Community anticipates that the acquisition of CommonWealth will decrease its earnings by $.02 to $.03 per diluted share in 2003 and with no material dilution or accretion in 2004. No assurances can be given that cost savings or any revenue enhancements will be realized at any given time in the future.

                     MARKET FOR COMMON STOCK AND DIVIDENDS

     The First Community common stock currently is traded on the Nasdaq SmallCap Market under the symbol "FCBC." First Community's common stock is expected to commence trading on the Nasdaq National Market under the same symbol on April 1, 2003. The CommonWealth common stock is traded on the OTC Bulletin Board under the symbol "CWBV.OB."

     As of December 31, 2002, there were 9,888,482 shares of First Community common stock outstanding, which were held by approximately 3,350 holders of record; and as of the record date for the special meeting, there were shares of CommonWealth common stock outstanding, which were held by approximately holders of record. Such numbers of shareholders do not reflect the number of individuals or institutional investors holding stock in nominee name through banks, brokerage firms and others.

     The following table sets forth during the periods indicated the high and low sales prices of the First Community common stock and the CommonWealth common stock as reported on the Nasdaq SmallCap Market (through March 31, 2003) and on the Nasdaq National Market (beginning April 1, 2003) and OTC Bulletin Board and the dividends declared per share of First Community common stock and CommonWealth common stock.

                                       FIRST COMMUNITY                COMMONWEALTH
                                 ---------------------------   ---------------------------
                                                   DIVIDENDS                     DIVIDENDS
                                  MARKET PRICE     DECLARED     MARKET PRICE     DECLARED
                                 ---------------      PER      ---------------      PER
                                  HIGH     LOW       SHARE      HIGH     LOW       SHARE
                                 ------   ------   ---------   ------   ------   ---------
2003
Second Quarter (through
      )........................  $        $          $         $        $           $--
First Quarter..................  $        $          $0.26     $        $           $--

2002
First Quarter..................  $30.75   $25.36     $0.25     $12.40   $10.80      $--
Second Quarter.................   33.00    28.00      0.25      13.00    12.10      --
Third Quarter..................   33.10    28.00      0.25      19.50    12.54      --
Fourth Quarter.................   33.33    29.17      0.25      19.00    16.65      --

2001
First Quarter..................   18.88    17.13      0.21       9.57    6.875      --
Second Quarter.................   30.00    17.85      0.21      13.28     8.86      --
Third Quarter..................   33.80    29.75      0.21      14.00    12.87      --
Fourth Quarter.................   31.60    23.75      0.26     13.875    12.05      --

     The following table shows the closing price per share of the First Community common stock and the CommonWealth common stock on (1) January 27, 2003, the last trading day preceding public announcement of the merger
agreement, and (2)                , 2003, the last full trading day for which
closing prices were available at the time of the printing of this document. The historical prices are as reported on the Nasdaq SmallCap Market and OTC Bulletin Board. The following table also includes the equivalent price per share of CommonWealth common stock on those dates. The equivalent per share price reflects the value of the First Community common stock which would be received by CommonWealth shareholders who receive shares of First Community common stock
in the merger based on an assumed exchange ratio of      shares of First
Community common stock for each share of CommonWealth common stock.

                                                        HISTORICAL MARKET
                                                         VALUE PER SHARE        EQUIVALENT MARKET
                                                     ------------------------         VALUE
                                                       FIRST                      PER SHARE OF
DATE                                                 COMMUNITY   COMMONWEALTH    COMMONWEALTH(1)
----                                                 ---------   ------------   -----------------
January 27, 2003...................................   $28.31        $18.75              $
             , 2003................................   $             $                   $

---------------

(1) The equivalent prices per share of CommonWealth common stock on the indicated dates were determined by multiplying the assumed exchange ratio of by the closing price per share of the First Community common stock on the indicated date. The actual exchange ratio will be determined by dividing $30.50 by the average closing prices of the First Community common stock during the 20 trading day period ending five business days preceding the effective time of the merger.

     Shareholders are advised to obtain current market quotations for the First Community common stock and the CommonWealth common stock. The market price of the First Community common stock at the effective time of the merger or at the time shareholders of CommonWealth who receive First Community common stock in the merger receive certificates evidencing such shares following the election period to be conducted after the merger is consummated may be higher or lower than the market price at the time the merger agreement was executed, at the date of mailing of this document or at the time of the special meeting.

                       INFORMATION ABOUT FIRST COMMUNITY

GENERAL

     First Community. First Community is a bank holding company incorporated under the laws of the State of Nevada and the parent company of First Community Bank, a national bank that conducts commercial banking operations within the states of Virginia, West Virginia and North Carolina. UFM is a wholly-owned subsidiary of First Community Bank and serves as a wholesale and retail distribution channel for First Community Bank's mortgage banking business segment. Stone Capital Management, Inc., an asset management company, is also a wholly-owned subsidiary of First Community Bank. First Community and its wholly-owned subsidiaries had total assets of approximately $1.5 billion at December 31, 2002 and conduct commercial and mortgage banking business through the 41 branches of the Bank and 11 mortgage brokerage offices of UFM. First Community's principal executive offices are located at One Community Place, Bluefield, Virginia 24605. First Community's telephone number is (276) 326-9000.

     First Community Bank. First Community Bank engages in a general commercial and retail banking business through its branch facilities. It provides safe deposit services and makes all types of loans, including commercial, mortgage and personal loans. First Community Bank also provides trust services and its deposits are insured by the FDIC. First Community Bank is a member of the Federal Reserve System and is a member of the Federal Home Loan Bank of Atlanta. Regulatory oversight of First Community Bank is conducted by the Office of the Comptroller of the Currency. First Community Bank, through its wholly owned subsidiary, UFM, provides for the origination and sale of mortgages to secondary sources.

MANAGEMENT AND ADDITIONAL INFORMATION

     Certain information relating to executive compensation, benefit plans, voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to First Community is incorporated by reference or set forth in First Community's annual report on Form 10-K for the year ended December 31, 2002, which is incorporated herein by reference. Shareholders desiring a copy of such document may contact First Community at its address or telephone number indicated under "Where You Can Find
More Information" beginning on page      .

                         INFORMATION ABOUT COMMONWEALTH

GENERAL

     CommonWealth is a Virginia-chartered commercial bank, which began business in April 1986 and is headquartered in Chesterfield County, Virginia. CommonWealth operates four retail banking offices, all in the Richmond metropolitan area. CommonWealth had total assets of $134.1 million, total deposits of $107.3 million and total stockholders' equity of $8.3 million as of December 31, 2002. CommonWealth's executives offices are located at 900 N. Parham Road, Richmond, Virginia 23229.

     CommonWealth is a community-oriented bank that provides a range of financial banking services to small and medium-sized businesses and individuals within its market area. CommonWealth's lending activities include commercial, consumer, construction, home equity and mortgage loans. CommonWealth offers a variety of deposit options, including certificates of deposit, IRAs, money market deposit accounts, savings accounts, personal and commercial demand checking accounts and interest-bearing checking accounts.

     CommonWealth's primary sources of revenue are interest income from its lending activities and interest earned on its investment of money in federal funds and securities. The major expenses of CommonWealth are interest on deposits and general and administrative expenses such as salaries, employee benefits, office occupancy and other related expenses.

     CommonWealth is subject to regulation by the Board of Governors of the Federal Reserve and the Bureau of Financial Institutions of the State Corporation Commission of the Commonwealth of Virginia. CommonWealth's deposits are insured by the FDIC up to a maximum of $100,000 for each insured depositor.

     At February 28, 2003, CommonWealth had 39 employees. None of CommonWealth's employees are represented by any collective bargaining unit and employee relations are believed to be good. CommonWealth is not involved in any litigation matters, either individually or in the aggregate, that are likely to have a material adverse effect on its financial condition.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion, which analyzes the major elements of CommonWealth's financial condition and results of operations, should be read in conjunction with the financial statements and the accompanying notes contained elsewhere in this prospectus/proxy statement.

OVERVIEW

     As of December 31, 2002, CommonWealth had total assets of $134.1 million, net loans of $106.2 million, total deposits of $107.3 million and total stockholders' equity of $8.3 million. CommonWealth had net income for the years ended December 31, 2002 and 2001 of $922,000 and $560,000 respectively. Return on average stockholders' equity was 11.82% and 7.93% for the years ended December 31, 2002 and 2001, respectively. For the years ended December 31, 2002 and 2001, CommonWealth's return on average assets was 0.85% and 0.74%, respectively. Basic earnings per share were $1.28 and $.78 for the above respective years.

RESULTS OF OPERATIONS

NET INCOME

     Net income for the year ended December 31, 2002 was $922,000, a 64.6% increase over net income for 2001 of $560,000. The increase was due primarily to CommonWealth's increase in earning assets coupled with a significant reduction in the cost of interest-bearing liabilities.

NET INTEREST INCOME

     The principal source of earnings of CommonWealth is net interest income. Net interest income is the difference between interest and fees generated by earning assets and interest expense paid to fund those assets. As such, net interest income represents the gross profit from CommonWealth's lending, investment and funding activities. Changes in net interest income result from changes in volume and mix of these assets and liabilities, as well as changes in the yield earned and rates paid.

     For the year ended December 31, 2002, net interest income increased 37.8%, from $3.2 million for 2001 to $4.5 million for 2002, despite a narrower net interest margin than in 2001. Increases in the loan portfolio outstanding of 50% and a reduction in CommonWealth's cost of funds contributed to the solid growth in net interest income for 2002. Interest on loans and interest expense on deposits represent the largest portion of total interest income and total interest expense. Interest on loans increased $1.1 million or 20.6% over 2001. Interest expense decreased $305,000 for a reduction of 12.9% from 2001.

NET INTEREST MARGIN

     CommonWealth's net interest margin tightened from 4.57% in 2001 to 4.43% in 2002. The contraction resulted from a repricing of the earning asset portfolio to lower rates while new loans are originated at a yield less than the average portfolio. Average costs of deposits decreased from 4.67% for 2001 to 2.85% for 2002 as CommonWealth enjoyed the benefits of the Federal Reserve Bank's reduction in short-term interest rates in 2001. The Wall Street Journal prime rate declined from 9.5% on January 1, 2001 to 4.25% by the year's end.

     CommonWealth has promoted loan products which are shorter in term and/or have interest rates which adjust in accordance with a designated index. By taking these steps, CommonWealth has negated much of the impact of the declines in the prime rate. While CommonWealth's assets repriced downward faster than its liabilities in 2001, volume growth in the loan portfolio allowed CommonWealth's net interest margin to decrease by only 14 basis points between 2001 and 2002.

INTEREST-EARNING ASSETS

     Through 2002, CommonWealth continued its strategy of building its asset base through loan growth. As of December 31, 2002, average interest-earning assets increased $29.8 million to $100.9 million, or 41.9%, compared with the December 31, 2001 average interest-earning assets of $71.0 million. Loan portfolio growth accounted for $28.1 million of the increase in interest-earning assets.

INTEREST-BEARING LIABILITIES

     For the year ended December 31, 2002, average interest-bearing liabilities increased $22.1 million, or 43.4%, compared with the December 31, 2001 amount, and were used to fund loan growth. During 2002, CommonWealth's strong loan growth was supported with comparable deposit growth and advances from the Federal Home Loan Bank ("FHLB") of Atlanta. On average, noninterest-bearing deposits represented 30.3% of total deposits for 2002 and FHLB advances represented 12.8% of interest-bearing liabilities.

     The following table provides for each category of earning assets and interest-bearing liabilities, the average amount outstanding, the interest earned or incurred on such amounts, and the average rate earned or incurred for the year ended December 31, 2002 and 2001. The tables also provide the average rate earned on total earning assets, the average rate paid on total interest-bearing liabilities, and the net interest margin on average total earning assets for the same periods.

                                                                 YEARS ENDED DECEMBER 31,
                                      ------------------------------------------------------------------------------
                                                       2002                                    2001
                                      --------------------------------------   -------------------------------------
                                                      INTEREST                                INTEREST
                                        AVERAGE       INCOME/                    AVERAGE      INCOME/
                                        BALANCE       EXPENSE     YIELD/RATE     BALANCE      EXPENSE     YIELD/RATE
                                      ------------   ----------   ----------   -----------   ----------   ----------
ASSETS:
  Interest-earning assets:
    Securities......................  $    767,541   $   39,764     5.18%      $   644,385   $   52,584      8.16%
    Federal funds sold..............     7,437,170      120,105      1.61        5,807,847      226,264      3.90
    Loans (net of unearned
      income)(1)....................    89,966,802    6,327,308      7.03       61,829,982    5,244,413      8.48
    Interest-bearing deposits in
      banks.........................     2,692,119       44,497      1.65        2,763,199       85,403      3.09
                                      ------------   ----------                -----------   ----------
      Total interest-earning
         assets.....................   100,863,632    6,531,674      6.48       71,045,414    5,608,664      7.89
                                      ------------   ----------      ----      -----------   ----------      ----
  Noninterest-earning assets:
    Cash and due from banks.........     5,821,763                               3,306,873
    Premises and equipment..........       868,019                                 839,018
    Other investments...............     1,312,796                                 606,128
    Other assets....................       839,539                                 590,857
    Less: allowance for loan
      losses........................      (916,651)                               (743,449)
                                      ------------                             -----------
    Total assets....................  $108,789,098                             $75,644,841
                                      ============                             ===========

LIABILITIES AND STOCKHOLDERS'
  EQUITY:
  Interest-bearing deposits:
    Money market and NOW accounts...  $ 26,175,008   $  504,516     1.93%      $18,289,160   $  605,001      3.31%
    Regular savings.................     2,203,384       27,145      1.23        1,545,689       36,157      2.34
    Time deposits < $100,000........    28,255,638    1,033,776      3.66       24,243,346    1,375,021      5.67
    Time deposits > $100,000........     6,892,439      243,707      3.54        4,750,488      262,242      5.52
                                      ------------   ----------                -----------   ----------
    Total interest-bearing
      deposits......................    63,526,468    1,809,144      2.85       48,828,684    2,278,421      4.67
                                      ------------   ----------                -----------   ----------
    FHLB advances...................     9,319,219      250,212      2.68        1,979,452       86,231      4.36
    Fed funds borrowed..............        28,263          592      2.09
                                      ------------   ----------
      Total interest-bearing
         liabilities................    72,873,950    2,059,948      2.83       50,808,136    2,364,652      4.65
                                      ------------   ----------      ----      -----------   ----------      ----
    Noninterest bearing liabilities:
      Demand deposits...............    27,654,701                              17,257,522
      Other liabilities.............       459,222                                 517,465
                                      ------------                             -----------
    Total liabilities...............   100,987,873                              68,583,122
    Stockholders' equity............     7,801,225                               7,061,848
                                      ------------                             -----------
    Total liabilities and
      stockholders' equity..........  $108,789,098                             $75,644,970
                                      ============                             ===========
    Net interest income.............                 $4,471,726                              $3,244,012
                                                     ==========                              ==========
    Interest rate spread(2).........                                3.65%                                    3.24%
                                                                     ====                                    ====
    Interest expense as a percentage
      of average earning assets.....                                2.04%                                    3.33%
                                                                     ====                                    ====
    Net interest margin(3)..........                                4.43%                                    4.57%
                                                                     ====                                    ====

---------------

(1) Nonaccruing loans are included in average loans outstanding.

(2) Interest rate spread is the average yield earned on earning assets less the average rate paid on interest-bearing liabilities.

(3) Net interest margin is net interest income expressed as a percentage of average earning assets.

     The following table describes the impact on CommonWealth's interest income and expense resulting from changes in average balances and average rates for the periods indicated. The change in interest due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

                                                              DECEMBER 31,
                                                  -------------------------------------
                                                              2002 VS. 2001
                                                  -------------------------------------
                                                           INCREASE (DECREASE)
                                                           DUE TO CHANGES IN:
                                                  -------------------------------------
                                                    VOLUME        RATE         TOTAL
                                                  ----------   -----------   ----------
Increase (decrease) in:
  Interest-earning assets:
     Securities.................................  $   54,517   $   (67,337)  $  (12,820)
     Federal funds sold.........................     343,785      (449,944)    (106,159)
     Loans net..................................   3,020,959    (1,938,064)   1,082,895
     Interest-bearing deposits in banks.........      12,796       (53,702)     (40,906)
                                                  ----------   -----------   ----------
       Total interest income....................   3,432,057    (2,509,047)     923,010
                                                  ----------   -----------   ----------
Interest expense
  Interest-bearing liabilities:
     Money market and NOW.......................      63,684      (164,170)    (100,486)
     Regular savings............................       8,558       (17,570)      (9,012)
     Time deposits < $100,000...................     114,807      (132,341)     (17,534)
     Time deposits > $100,000...................      80,669      (422,914)    (342,245)
     FHLB advances..............................     577,303      (412,730)     164,573
                                                  ----------   -----------   ----------
       Total interest expense...................     845,021    (1,149,725)    (304,704)
                                                  ----------   -----------   ----------
Net interest earnings...........................  $2,587,036   $(1,359,322)  $1,227,714
                                                  ==========   ===========   ==========

NONINTEREST INCOME

     Noninterest income for the year ended December 31, 2002 amounted to $581,000, an increase of $89,000 or 18.2%, compared to the 2001 level of $491,000. Noninterest income is primarily generated through service fees on deposit accounts, accounts receivable financing, increases in the cash surrender value of bank owned life insurance and fees received for mortgage loan originations.

NONINTEREST EXPENSES

     Noninterest expenses increased 18.7% to $3.2 million for the year ended December 31, 2002 from $2.7 million for the comparable period in 2001. As economies of scale began to materialize, CommonWealth's efficiency ratio (defined as non-interest expense divided by net interest income before provisions for loan losses plus non-interest income) improved to 62.6% for 2002 versus 71.4% for 2001. Another method in evaluating efficiency is comparing total operating expense as a percentage of average assets. This ratio improved in 2002 by declining 61 basis points to 2.91% compared to 3.52% for 2001. Salaries and employee benefits, which is a major factor in operating expenses, continues to reflect efficiencies at 1.47% of average assets at December 31, 2002, compared to 1.83% of average assets at December 31, 2001.

ANALYSIS OF FINANCIAL CONDITION

ASSETS AND LOANS

     At December 31, 2002, CommonWealth's total assets were $134.1 million, an increase of $46.6 million or 53.2%, from total assets at December 31, 2001. Asset growth was generated primarily through the loan portfolio. Average earning assets represented 92.7% of average total assets at December 31, 2002.

     Loans represent the largest component of earning assets. The loan portfolio is predominately comprised of loans on a secured basis, which management believes is diversified among the various loan segments. Because CommonWealth's focus is providing community-based financial services, it generally does not make loans outside its principal market region. During the twelve months ended December 31, 2002, net loans have increased $35.6 million to $106.2 million, a 50.5% increase. Loan demand continues to be strong in CommonWealth's market. As a consequence of lower interest rates, loan yields declined 145 basis points to 7.03% during the twelve month period ended December 31, 2002. While lower interest rates reduced loan yields, this was more than offset by lower funding costs. For the year ended December 31, 2002, CommonWealth has reduced its funding costs 182 basis points to 2.83%.

     The following table provides information on the composition of CommonWealth's loan portfolio by type of loan on the dates indicated.

                                                         DECEMBER 31,
                               ----------------------------------------------------------------
                                            2002                              2001
                               -------------------------------   ------------------------------
                                                 PERCENT OF                       PERCENT OF
                                                TOTAL GROSS                      TOTAL GROSS
                                  AMOUNT           LOANS           AMOUNT           LOANS
                               ------------   ----------------   -----------   ----------------
Commercial and industrial....  $ 16,465,376         15.32%       $13,888,976         19.45%
SBA loans purchased..........       665,381          0.62          1,213,374          1.70
Real estate construction.....    17,739,007         16.51         11,333,493         15.87
Secured by real estate.......    70,632,561         65.74         42,879,053         60.05
Consumer installment.........     1,946,223          1.81          2,087,648          2.93
                               ------------        ------        -----------        ------
  Total gross loans..........  $107,448,548        100.00%       $71,402,544        100.00%
                                                   ======                           ======
Less deferred loan fees......       183,848                          141,979
Less allowance for loan
  losses.....................     1,089,330                          709,716
                               ------------                      -----------
  Total net loans............  $106,175,370                      $70,550,849
                               ============                      ===========

     The following table presents the maturities of loans for CommonWealth as of December 31, 2002 by variable and fixed maturities.

                                                    DECEMBER 31, 2002
                                  ------------------------------------------------------
                                                 AFTER ONE
                                  WITHIN ONE    BUT WITHIN    AFTER FIVE
                                     YEAR       FIVE YEARS       YEARS         TOTAL
                                  -----------   -----------   -----------   ------------
Total loans.....................  $28,693,860   $23,559,463   $55,011,377   $107,264,700
                                  ===========   ===========   ===========   ============
Loans maturing after one year
  with:
  Fixed interest rates..........                  7,062,225    12,428,187     19,490,412
  Variable interest rates.......                 16,497,238    42,583,190     59,080,428
                                                -----------   -----------   ------------
     Total loans................                $23,559,463   $55,011,377   $ 78,570,840
                                                ===========   ===========   ============

ASSET QUALITY

     As of December 31, 2002, $570,000 of loans were on non-accrual status and no loans had been acquired through foreclosure. CommonWealth had non-accrual loans of $4,000 as of December 31, 2001 and $822,000 in loans 90 days past due which were still accruing interest. There was no real estate acquired through foreclosure at December 31, 2001. The ratio of allowance for loan losses to loans, net of unearned income and fees, was 1.02% at December 31, 2002 compared with 1.00% at December 31, 2001.

     CommonWealth places a loan on non-accrual status when a loan is specifically determined to be impaired or when principal is past due for 90 days or more, unless the debt is both well secured and in the process of being collected.

     The following table presents information of CommonWealth's asset quality at the dates indicated.

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2002       2001
                                                              --------   --------
Nonaccrual loans............................................  $570,412   $  4,090
Loans past due 90 days accruing interest....................        --    821,788
Troubled debt restructuring.................................        --         --
                                                              --------   --------
  Total nonperforming loans.................................  $570,412   $825,878
Other real estate owned:
  Foreclosed properties.....................................        --         --
  Other real estate owned...................................        --         --
                                                              --------   --------
Total nonperforming assets..................................  $570,412   $825,878
                                                              ========   ========

Nonperforming assets to period-end total loans and other
  real estate owned.........................................      0.53%      1.16%
                                                              ========   ========
Foregone interest income on nonaccrual loans................  $ 33,000   $  5,000
                                                              ========   ========
Interest income recorded on nonaccrual loans during the
  year......................................................  $ 14,120         --
                                                              ========   ========

PROVISION/ALLOWANCE FOR LOAN LOSSES

     The provision for loan losses is a charge against earnings necessary to maintain the allowance for loan losses at a level consistent with management's evaluation of the credit quality and risk of the loan portfolio. CommonWealth maintains an allowance which management believes represents a conservative estimate of potential losses in CommonWealth's loan portfolio. To achieve this goal, the loan loss provision must be sufficient to cover loans charged-off plus the growth in the loan portfolio. In determining the adequacy of the allowance for loan losses, management uses a methodology that specifically identifies and reserves for higher risk loans. A general reserve is established for non-specifically reserved loans. Loans in a non-accrual status and over 90 days past due are considered in this evaluation, as well as other loans that may be a potential loss.

     The provision for loan losses for the year ended December 31, 2002 was $487,000, an increase of $199,000 compared with the provision made for the year ended December 31, 2001. The increased level of the provision reflects the growth in the loan portfolio. Loans charged-off amounted to $293,000 in 2002, of which $165,000 related to one borrower connected to CommonWealth's receivable financing operation. Management anticipates that additional provisions will be needed in future periods to ensure an adequate allowance for loan losses. Since the amount of the provisions are largely dependent on loan growth, the level of which is difficult to ascertain, management is unable to precisely determine the amount of provisions that may ultimately be necessary.

     The following table shows CommonWealth's loan loss and recovery experience for the past two years.

                                                                   DECEMBER 31,
                                                            --------------------------
                                                                2002          2001
                                                            ------------   -----------
Balance, beginning of period..............................  $    709,716   $   617,377
                                                            ------------   -----------
Loans charged-of:
  Real estate.............................................            --            --
  Commercial..............................................       290,378       222,194
  Consumer installment....................................         3,041            --
                                                            ------------   -----------
Total loans charged-off...................................       293,419       222,194
                                                            ------------   -----------

Recoveries of loans previously charged-off:
  Real estate.............................................            --            --
  Commercial..............................................       185,733        20,014
  Consumer installment....................................            --         6,219
                                                            ------------   -----------
Total recoveries..........................................       185,733        26,233
                                                            ------------   -----------

Net loans recovered (charged-off).........................      (107,686)     (195,961)
Provision for loan losses.................................       487,300       288,300
                                                            ------------   -----------
Balance, end of period....................................  $  1,089,330   $   709,716
                                                            ============   ===========

Average total loans.......................................  $ 89,966,802   $61,829,982
                                                            ============   ===========
Total loans (net of unearned income)......................  $107,264,700   $71,260,565
                                                            ============   ===========

Net charge-offs (recoveries) to average loans.............          0.12%         0.32%
Provision for loan losses to average loans................          0.54%         0.47%
Provision for loan losses to net charge-offs..............          4.53          1.47
Allowance for loan losses to period-end loans.............          1.02%         1.00%

     A breakdown of the allowance for loan losses for the past two years, along with the percent of loans in each major category, is provided in the following table. Management of CommonWealth does not believe that the allowance for loan losses can be fragmented by category with any precision that would be useful to investors. The breakdown of the allowance for loan losses is based primarily upon factors discussed above in computing the allowance as a whole. Because all of these factors are subject to change, the breakdown is not necessarily indicative of the category of future losses.

                                                              DECEMBER 31,
                                               -------------------------------------------
                                                       2002                   2001
                                               --------------------   --------------------
                                                        PERCENT OF             PERCENT OF
                                                           LOANS                  LOANS
                                                          IN EACH                IN EACH
                                                        CATEGORY TO            CATEGORY TO
                                               AMOUNT   TOTAL LOANS   AMOUNT   TOTAL LOANS
                                               ------   -----------   ------   -----------
                                                         (DOLLARS IN THOUSANDS)
Commercial and industrial....................  $ 514       15.32%      $640       19.45%
SBA loans purchased..........................               0.62                   1.70
Real estate construction.....................    236       16.51         --       15.87
Secured by real estate.......................    333       65.74         69       60.05
Consumer installment.........................      6        1.81         --        2.93
                                               ------     ------       ----      ------
  Total allowance for loan losses............  $1,089     100.00%      $709      100.00%
                                               ======     ======       ====      ======

     Management and the board of directors believe that the allowance at December 31, 2002 was adequate relative to current levels of risk in the portfolio. Continued loan growth will warrant additional provisions in the future.

LIQUIDITY AND FUNDING SOURCES

     Liquidity represents an institution's ability to meet present and future financial obligations through the sale or maturity of existing assets or the acquisition of additional funds through liability management. Liquid assets include cash, interest-bearing deposits with banks, federal funds sold, investments and loans maturing within one year. CommonWealth's ability to obtain deposits, borrow from the FHLB and purchase funds at favorable rates determines its liability liquidity. As a result of CommonWealth's management of liquid assets and the ability to generate liquidity through liability funding, management believes that CommonWealth maintains overall liquidity that is sufficient to satisfy its depositors' requirements and meets its customers' credit needs.

INVESTMENT ACTIVITIES

     CommonWealth had no investments at December 31, 2002 or December 31, 2001 except for investments required by law in the Federal Reserve Bank, the FHLB of Atlanta and stock in correspondent bank for CommonWealth. CommonWealth utilizes cash as much as possible. The average loan to average deposit ratio for 2002 was 98.7% and 93.6% for the year ended December 31, 2001.

DEPOSITS

     CommonWealth's deposit base offers it a primary source of funds to support asset growth. As of December 31, 2002, total deposits equaled $107.3 million and represented 80.0% of total assets. The deposit base is comprised of $35.3 million in certificates of deposit, of which $8.7 million had balances greater than $100,000, $25.8 million in money market and interest-bearing checking accounts, $2.2 million in savings accounts and $44.0 million in non-interest-bearing demand deposits. With certificates of deposit representing 32.9% of total deposits at December 31, 2002, the maturing and repricing of these deposits is an important variable for CommonWealth's net interest margin.

     CommonWealth experienced favorable changes in its cost of funds during 2002. Total deposits increased $31.8 million, or 42.2%, from December 31, 2001. The expansion of the deposit base basically funded CommonWealth's substantial loan growth for 2002. The average cost of deposits decreased to 2.85% for the year ended December 31, 2002 from 4.67% for the year ended December 31, 2001.

     Of particular note in 2002 was the $24.2 million increase in CommonWealth's non-interest-bearing deposits. This reflects CommonWealth's strategy of attracting low cost deposits and customers realizing the significant benefits and value of banking with CommonWealth.

     The average balance and rates for certain categories of deposits for the two years ended December 31 are shown in the following table.

                                                            DECEMBER 31,
                                      ---------------------------------------------------------
                                                 2002                          2001
                                      ---------------------------   ---------------------------
                                                         AVERAGE                       AVERAGE
                                      AVERAGE BALANCE   PAID RATE   AVERAGE BALANCE   PAID RATE
                                      ---------------   ---------   ---------------   ---------
Noninterest-bearing accounts........    $27,654,701                   $17,257,522
                                        -----------                   -----------
Interest-bearing liabilities:
  Money market and NOW accounts.....     26,175,008       1.93%        18,289,160       3.31%
  Savings deposits..................      2,203,384       1.23          1,545,689       2.34
  Time deposits $100,000 and over...      6,892,439       3.54          4,750,488       5.52
  Other time deposits...............     28,255,638       3.66         24,243,346       5.67
                                        -----------                   -----------
  Total interest-bearing accounts...     63,526,469       2.85%        48,828,683       4.67%
                                        -----------       ====        -----------       ====
  Total.............................    $91,181,170                   $66,086,205
                                        ===========                   ===========

     The following table sets forth the amount of CommonWealth's certificates of deposit of $100,000 or more by time remaining until maturity as of December 31, 2002.

                                                               DECEMBER 31, 2002
                                                              --------------------
                                                                AMOUNT     PERCENT
                                                              ----------   -------
Maturity Period
Three months or less........................................  $1,685,489    19.39%
Over three months to twelve months..........................   6,274,937    72.19
One year through five years.................................     732,303     8.42
Over five years.............................................          --       --
                                                              ----------   ------
  Total.....................................................  $8,692,729   100.00%
                                                              ----------   ------

SHORT-TERM AND LONG-TERM DEBT

     CommonWealth uses advances from the FHLB of Atlanta to augment its deposit activities. At December 31, 2002, CommonWealth's advances from the FHLB totaled $17.5 million, an increase from $4.3 million at December 31, 2001. Mortgage-related assets secure the advances. The average rate paid on advances during 2002 was 2.68%, which was a reduction from 4.36% for the year ended December 31, 2001.

     The following table sets forth the contractual maturities of FHLB advances by fixed and floating rate.

                                                 FIXED RATE   FLOATING RATE      TOTAL
                                                 ----------   -------------   -----------
Due in 2003....................................  $5,000,000    $        --    $ 5,000,000
Due in 2004....................................          --             --             --
Due in 2005....................................     900,000             --        900,000
Due in 2006....................................     390,894             --        309,894
Due in 2007....................................   1,250,000     10,000,000     11,250,000
                                                 ----------    -----------    -----------
  Total........................................  $7,540,894    $10,000,000    $17,540,894
                                                 ==========    ===========    ===========

INTEREST RATE SENSITIVITY

     Interest rate risk management is the process of managing the maturity and repricing characteristics of CommonWealth's assets and liabilities in such a manner that the downside risk associated with CommonWealth's earnings and capital position are minimized. Measuring and monitoring interest rate risk is a dynamic and important process regularly performed by management. CommonWealth recognizes that correlations and assumptions constantly change and that forecasted results may vary from actual performance.

     Management evaluates current interest rate sensitivity on a periodic basis. As part of the evaluation, CommonWealth reviews the "static" gap position of the organization. Business and pricing strategies are adjusted based upon management's view of likely interest rate scenarios in conjunction with the current balance sheet structure.

     The following table illustrates the interest sensitivity gap position of CommonWealth as of December 31, 2002. This table presents a position that existed at one particular day, that changes continually and is not necessarily indicative of CommonWealth's position at any other time.

                                                                  DECEMBER 31, 2002
                                   -------------------------------------------------------------------------------
                                               91 DAYS-                                          OVER
                                   1-90 DAYS    1 YEAR    1-3 YEARS   3-5 YEARS   5-15 YEARS   15 YEARS    TOTAL
                                   ---------   --------   ---------   ---------   ----------   --------   --------
                                                               (DOLLARS IN THOUSANDS)
Interest-earning assets:
  Loans (net)....................   $44,054    $  6,515   $  6,179    $ 13,936     $32,312     $  4,269   $107,265
  Federal funds sold.............    12,504          --         --          --          --           --     12,504
  Interest-bearing bank
    balances.....................     5,679          --         --          --          --           --      5,679
  Securities.....................     1,142          --         --          --          --           --      1,142
                                    -------    --------   --------    --------     -------     --------   --------
      Total earning assets.......   $63,379    $  6,515   $  6,179    $ 13,936     $32,312     $  4,269   $126,590
                                    =======    ========   ========    ========     =======     ========   ========
Interest sensitive Liabilities
  Demand deposits................   $23,876    $     --   $     --    $     --     $    --     $ 20,106   $ 43,982
  NOW and MMDA...................    25,803          --         --          --          --           --     25,803
  Savings........................     2,248          --         --          --          --           --      2,248
  Time deposits $100,00 and
    over.........................     1,686       6,275        632         100          --           --      8,693
  Other time deposits............     6,328      17,688      2,112         438          --           --     26,566
  FHLB advances..................    10,000       5,000        900       1,641          --           --     17,541
                                    -------    --------   --------    --------     -------     --------   --------
    Total interest-bearing
      liabilities................   $69,941    $ 28,963   $  3,644    $  2,179     $    --     $ 20,106   $124,833
                                    =======    ========   ========    ========     =======     ========   ========
  Period gap.....................   $(6,562)   $(22,448)  $  2,535    $ 11,757     $32,312     $(15,837)  $  1,757
                                    =======    ========   ========    ========     =======     ========   ========
  Cumulative gap.................   $(6,562)   $(29,010)  $(26,475)   $(14,718)    $17,594     $  1,757
                                    =======    ========   ========    ========     =======     ========
  Ratio of cumulative gap total
    earning assets...............     (5.18)%    (22.92)%   (20.91)%    (11.63)%     13.90%       1.39%
                                    =======    ========   ========    ========     =======     ========

CAPITAL RESOURCES

     The adequacy of CommonWealth's capital is reviewed by management on an ongoing basis with reference to the size, composition and quality of its asset and liability levels and is consistent with regulatory requirements and industry standards. Management seeks to maintain a capital structure that assures an adequate level to support anticipated asset growth and depositor needs. During 2002, average equity to average assets decreased from 9.34% at year-end 2001 to 7.17% at year-end 2002.

     Total stockholders' equity at December 31, 2002 was $8.3 million, an increase of $929,944 from December 31, 2001. The increase was primarily the result of earnings retention.

     CommonWealth is subject to certain requirements imposed by state and federal banking statues and regulations as discussed below under "-- Regulation". These requirements, among other things, establish minimum levels of capital, restrict the amount of dividends that may be distributed, and require that CommonWealth maintain a minimum reserve balance. Quantitative measures established by regulation to ensure capital adequacy require CommonWealth to maintain minimum amounts and ratios (set forth in the table below) of total capital and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. Management believes that as of December 31, 2002, CommonWealth meets all capital adequacy requirements to which it is subject.

     The table below provides information on CommonWealth's required and actual capital components as of December 31, 2002.

                                                                            DESIGNATIONS
                                                                MINIMUM REGULATORY CAPITAL REQUIRED
                                                                -----------------------------------
                                                                   ADEQUATELY            WELL
                                                   ACTUAL         CAPITALIZED        CAPITALIZED
                                               --------------   ----------------   ----------------
                                               AMOUNT   RATIO   AMOUNT    RATIO    AMOUNT    RATIO
                                               ------   -----   -------   ------   -------   ------
                                                                  (DOLLARS IN THOUSANDS)
Total Capital (to Risk Weighted Assets)......  $8,278   10.12%  $7,398     8.00%   $9,247    10.00%
Tier 1 Capital (to Risk Weighted Assets).....  8,265     8.94    3,699     4.00     5,548     6.00
Tier 1 Capital (to Average Assets)...........  8,265     6.45    5,127     4.00     6,409     5.00

PROPERTIES

     CommonWealth operates four retail banking offices in the Richmond metropolitan area. Each location is a full-service facility offering a range of deposit and loan products and other customer services. All have drive-in lanes (except 8th & Main) and 24-hour automated teller machines.

     The location of CommonWealth's four retail banking offices are:

     - 9310 Midlothian Turnpike, Richmond, Virginia 23235 (Midlothian Office);

     - 900 North Parham, Richmond, Virginia 23229 (Parham Office);

     - 707 East Main Street, Richmond, Virginia 23219 (8th & Main Office); and

     - 12410 Gayton Road, Richmond, Virginia 23233 (Gayton Office).

     The Midlothian office was opened in April 1986. The Parham office was opened in July 1996. The 8th & Main office and Gayton office were opened in December 1998 and February 1999, respectively.

     CommonWealth owns the building and leases the land at the Midlothian office, owns the land and building at the Parham office and leases the 8th & Main and Gayton offices. CommonWealth also leases space for administrative and accounting functions at 906 North Parham, Richmond, Virginia 23229.

EXECUTIVE OFFICERS AND DIRECTORS OF COMMONWEALTH

NAME                                    AGE            PRINCIPAL OCCUPATION
----                                    ---            --------------------
J.E. Causey Davis.....................  67    President, Chief Executive Officer and
                                              Director
William D. Bien.......................  47    Executive Vice President and Chief
                                              Lending Officer
William W. Ranson.....................  54    Executive Vice President, Treasurer,
                                              and Chief Financial Officer
Harold V. Groome, Jr. ................  58    Director
Franklin P. Hall......................  64    Chairman of the Board
Thomas Jefferson, III.................  66    Director
M. Pinson Neal, Jr., M.D. ............  76    Director

     J.E. Causey Davis. Mr. Davis has served as the President, Chief Executive Officer and Director of CommonWealth since 1992. Subsequent to the merger, Mr. Davis shall become an Executive Vice President and the Chief Executive Officer of Eastern Virginia of First Community Bank.

     William D. Bien. Mr. Bien has served as Executive Vice President and Chief Lending Officer of CommonWealth since 1994.

     William W. Ranson. Mr. Ranson has served as Executive Vice President, Treasurer and Chief Financial Officer since 1995.

     Harold V. Groome, Jr. Mr. Groome has served as director of CommonWealth since 1986. After the merger, Mr. Groome shall become a director of First Community and First Community Bank. Mr. Groome has served as the Chairman of Groome Transportation, Inc., a ground transportation firm, since 1968.

     Franklin P. Hall. Mr. Hall is a founder of CommonWealth and has served as the Chairman of CommonWealth since 1986. After the merger, Mr. Hall shall become a director of First Community Bank. Mr. Hall is an attorney and has served as a partner of Hall & Hall, attorneys at law, a family law firm, since 1969. Since 1976, Mr. Hall has served as a member of the Virginia House of Delegates.

     Thomas Jefferson, III. Mr. Jefferson has served as a director of CommonWealth since 1993 and Chairman of the Executive Committee since 2000. Mr. Jefferson is currently president of Jefferson-Jones, Inc. Realtors, a realty firm, a firm he co-founded in 1973.

     M. Pinson Neal, Jr., M.D. Dr. Neal has served as Vice Chairman of CommonWealth since 1986 and as Chairman of the Audit Committee since 1986. Dr. Neal currently serves as Emeritus Professor of Radiology at Virginia Commonwealth University.

EXECUTIVE COMPENSATION

     The following table sets forth salaries and bonuses paid during the last three years to our Chief Executive Officer, the only executive officer of CommonWealth whose total annual salary and bonus exceeds $100,000.

                                                                           LONG-TERM
                                                                          COMPENSATION
                                                                          ------------
                                            ANNUAL COMPENSATION              AWARDS
                                    -----------------------------------   ------------
                                                         OTHER ANNUAL                     ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR    SALARY    BONUS    COMPENSATION(1)     OPTIONS      COMPENSATION
---------------------------  ----   --------   ------   ---------------   ------------   ------------
J.E. Causey Davis,........   2002   $145,187   $4,600       $4,356               --              --
President, Chief Executive   2001    133,842    7,200        4,015           12,500              --
  Officer and Director       2000    126,412       --        3,792               --              --

---------------

(1) Includes discretionary contributions to the 401(k) plan for Mr. Davis.

     The following table provides information with respect to the value of unexercised options held by Mr. Davis at December 31, 2002. Mr. Davis did not exercise any stock options in 2002.

                                                                                      VALUE OF UNEXERCISED
                                                        NUMBER OF UNEXERCISED             IN-THE-MONEY
                                                         OPTIONS AT 12/31/02         OPTIONS AT 12/31/02(1)
                              SHARES                 ---------------------------   ---------------------------
                             ACQUIRED      VALUE
NAME                        ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                        -----------   --------   -----------   -------------   -----------   -------------
J.E. Causey Davis.........         --        --        35,625              --       $406,638             --

---------------

(1) Value of unexercised "in-the-money" options is the difference between the fair market value of the securities underlying the options and the exercise or base price of the options as of December 31, 2002.

     Employment Agreements. CommonWealth entered into a written employment agreement with J. E. Causey Davis, President and Chief Executive Officer, on December 20, 1996. The agreement was for a three-year period, and has been automatically extended for additional one-year terms on December 31st of each year since 1999. This agreement will continue to be automatically extended for one-year terms unless Mr. Davis or CommonWealth gives prior written notice not to extend. Under this agreement, annual compensation for Mr. Davis is set at a minimum of $120,000 and compensation for 2002 was $145,187. The agreement provides that if CommonWealth terminates the employment of Mr. Davis "for cause" (conduct involving willful misconduct or negligence) it shall have no further obligation. If CommonWealth terminates the employment of Mr. Davis "without cause," it shall continue to compensate him under the terms of the agreement for a period of three years. If following a change in control of CommonWealth (defined as a change in majority ownership, merger into another entity, or if substantially all of the assets of CommonWealth are sold) Mr. Davis is terminated, his pay reduced, or he is demoted or required to work in a location outside of Richmond, his current base salary will be continued for a period of three years.

     A condition to First Community's obligation to consummate the merger is that Mr. Davis enter into an employment agreement with First Community Bank. The employment agreement provides that Mr. Davis relinquish all amounts due him under his prior employment agreement, including any amounts that may otherwise result from the consummation of the merger. The proposed employment agreement has a term of two years with an option to extend for additional one-year terms. Pursuant to such agreement, Mr. Davis shall become an Executive Vice President and the Chief Executive Officer of the Eastern Virginia Region of First Community Bank. Mr. Davis shall be paid a minimum base salary of $150,000 per year and shall be entitled to participate in various benefit plans of First Community Bank. Mr. Davis is entitled to receive severance pay under certain circumstances, including a termination for other than cause, disability or Mr. Davis' death or a termination by Mr. Davis due to a breach of the agreement by First Community Bank or due to certain adverse actions taken by First Community Bank with respect to Mr. Davis.

     CommonWealth has entered into severance agreements with William D. Bien and William W. Ranson to provide additional compensation for two years in the event of a change in control of CommonWealth which results in their termination. The conditions are similar to the change in control provisions in the employment agreement with Mr. Davis.

     Stock Option Plan. In 1994, the shareholders of CommonWealth adopted a stock option plan which provided for 60,000 shares of the common stock of CommonWealth to be granted under the plan. The plan authorized the Board of Directors to grant options to employees of CommonWealth. The plan was amended by the shareholders in April 1997 to allow the granting of options to CommonWealth's directors and in April 1999 the shareholders approved an additional 75,000 shares for grant under the same terms, bringing the total shares available for issuance under the plan to 135,000. Stock option grants are made for a period of ten years at the greater of the last published book value per share or market value.

     There were 600 stock option grants during the year ended December 31, 2002. None of CommonWealth's executive officers or directors were granted or exercised any stock options during the year ended December 31, 2002.

CERTAIN BENEFICIAL OWNERS OF COMMONWEALTH COMMON STOCK

     The following table sets forth certain information as of the record date for the special meeting regarding (i) each person known by CommonWealth to own beneficially more than 5% of CommonWealth's common stock, (ii) each director of CommonWealth, (iii) the executive officer of CommonWealth named in the Summary Compensation Table and (iv) all directors and executive officers of CommonWealth as a group. Except as otherwise indicated in the footnotes to the table, the beneficial owners have sole voting and investment power as to all shares beneficially owned by them and may be reached at the principal executive offices of CommonWealth.

                                                                         PERCENT OF
                                                 NUMBER OF SHARES   COMMONWEALTH COMMON
NAME AND ADDRESS                                      OWNED         STOCK OUTSTANDING(1)
----------------                                 ----------------   --------------------
J.E. Causey Davis(2)...........................       11,965
Franklin P. Hall(3)............................       28,498
Harold V. Groome, Jr.(4).......................       26,312
Thomas Jefferson, III(5).......................       17,343
M. Pinson Neal(6)..............................        4,661
All directors and officers as a group (seven
  persons).....................................       96,132

---------------

 * Less than 1%.

(1) Percentage of beneficial ownership is based on      shares of common stock
    outstanding as of           , 2003 together with options that are
    exercisable within 60 days of           , 2003 for each shareholder.

(2) Includes 81 shares held by spouse, Beverley H. Davis.

(3) Includes 875 shares held in IRA account for the benefit of spouse, Phoebe Hall.

(4) Includes 750 shares held by Groome Transportation, Inc.

(5) Includes 4,375 shares held by Jefferson-Jones, Inc. Profit Sharing plan, 3,593 shares held by spouse, Anne Jefferson, and 1,250 shares held by Jefferson Stock Fund.

(6) Includes 192 shares held by spouse, Gail Neal.

RELATED PARTY TRANSACTIONS

     Except as described below, since January 1, 2001, CommonWealth has not been a party to any transaction or series of transactions in which the amount involved exceeds $60,000 and in which any director, executive officer, or holder of more than 5% of CommonWealth common stock had or will have a direct or indirect material interest.

     CommonWealth does not currently make loans to directors or executive officers with the exception of checking account overdraft loans in the amount not exceeding $5,000 per individual or related interests. Total loans outstanding were less than $250 as of December 31, 2002. These loans are made on substantially the same terms as those prevailing at the time for comparable loans with other persons and do not involve more than the normal risk of collectibility and such loans are in compliance with their original terms.

     CommonWealth's executive officers and directors, and their associates and related interests have not entered into any other material interest in any business transaction, either directly or indirectly, to which CommonWealth is or was a party outside of the ordinary course of CommonWealth's business.

REGULATION

     The following discussion sets forth the material elements of the regulatory framework applicable to CommonWealth. This regulatory framework primarily is intended for the protection of depositors and the deposit insurance funds that insure deposits of banks, and not for the protection of security holders. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to those provisions. A change in these statutes, regulations or regulatory policies may have a material effect on CommonWealth's business.

     General. CommonWealth, as a Virginia chartered commercial bank which is a member of the Federal Reserve System, is subject to regulation, supervision and regular examination by the Bureau of Financial Institutions of the Virginia State Corporation Commission and the Federal Reserve Board. The state and federal banking laws and regulations administered by these agencies regulate, among other things, the scope of CommonWealth's business, its investments, its reserves against deposits, the timing of the availability of deposited funds and the nature and amount of and collateral for certain loans. There are periodic examinations by the aforementioned regulatory authorities to test CommonWealth's compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which CommonWealth can engage. Any change in such regulation, whether by the Federal Reserve Board, the FDIC, Virginia or the U.S. Congress could have a material adverse impact on CommonWealth and its operations.

     Capital Requirements. The Federal Reserve Board has adopted capital adequacy guidelines pursuant to which it assesses the adequacy of capital in examining and supervising banks and in analyzing bank regulatory applications. The Federal Reserve Board capital adequacy guidelines generally require banks to maintain total capital equal to 8% of total risk-adjusted assets, with at least one-half of that amount consisting of Tier I or core capital and up to one-half of that amount consisting of Tier II or supplementary capital. Tier I capital generally consists of the sum of common stockholders' equity and perpetual preferred stock (subject in the case of the latter to limitations on the kind and amount of such stocks which may be included as Tier I capital), less

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goodwill and, with certain exceptions, intangibles. Tier II capital generally consists of hybrid capital instruments; perpetual preferred stock which is not eligible to be included as Tier I capital; term subordinated debt and intermediate-term preferred stock; and, subject to limitations, general allowances for loan losses. Assets are adjusted under the risk-based guidelines to take into account different risk characteristics, with the categories ranging from 0% (requiring no additional capital) for assets such as cash to 100% for the bulk of assets which are typically held by banks, including multi-family residential and commercial real estate loans, commercial business loans and consumer loans. Single-family residential first mortgage loans which are not past-due (90 days or more) or non-performing and which have been made in accordance with prudent underwriting standards are assigned a 50% level in the risk-weighting system, as are certain privately-issued mortgage-backed securities representing indirect ownership of such loans. Off-balance sheet items also are adjusted to take into account certain risk characteristics. At December 31, 2002, CommonWealth's Tier I capital and total capital ratios were 8.94% and 10.12%, respectively.

     In addition to the risk-based capital requirements, the Federal Reserve Board requires top-rated banks to maintain a minimum leverage capital ratio of Tier I capital to total assets of 3.0%. Total assets for this purpose does not include goodwill and any other intangible assets and investments that the Federal Reserve Board determines should be deducted from Tier I capital. The top-rated banks are those without any supervisory, financial or operational weaknesses or deficiencies or those which are not experiencing or anticipating significant growth. Other banks are expected to maintain Tier I leverage capital ratios of at least 4.0% to 5.0% or more, depending on their overall condition. CommonWealth's leverage ratio, at December 31, 2002, was 6.45%.

     FDIC Insurance Assessments. The deposits of CommonWealth are insured up to regulatory limits by the FDIC, and, accordingly, are subject to deposit insurance assessments to maintain the Bank Insurance Fund ("BIF"), which is administered by the FDIC. The FDIC has adopted regulations establishing a permanent risk-related deposit insurance assessment system. Under this system, the FDIC places each insured bank in one of nine risk categories based on (1) the bank's capitalization and (2) supervisory evaluations provided to the FDIC by the institution's primary federal regulator. Each insured bank's insurance assessment rate is then determined by the risk category in which it is classified by the FDIC. The annual insurance premiums on bank deposits insured by the BIF currently vary between $0.00 per $100 of deposits for banks classified in the highest capital and supervisory evaluation categories to $0.27 per $100 of deposits for banks classified in the lowest capital and supervisory evaluation categories.

     The FDIC may terminate the deposit insurance of any insured depository institution, including CommonWealth, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for a period of six months to two years, as determined by the FDIC. Management is aware of no existing circumstances which would result in termination of CommonWealth's deposit insurance.

     Prompt Corrective Action. The Federal Deposit Insurance Corporation Act, as amended ("FDICIA"), among other things, requires the federal banking agencies to take "prompt corrective action" in respect of depository institutions that do not meet minimum capital requirements. FDICIA establishes five capital tiers:
"well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." An FDIC-insured bank will be "well capitalized" if it has a total capital ratio of 10.0% or greater, a Tier 1 capital ratio of 6.0% or greater and a leverage ratio of 5.0% or greater and is not subject to any order or written directive by any such regulatory authority to meet and maintain a specific capital level for any capital measure. A depository institution's capital tier will depend upon where its capital levels compare to various relevant capital measures and certain other factors, as established by regulation. As of December 31, 2002, CommonWealth had capital levels that qualify it as being "well capitalized" under such regulations.

     Community Reinvestment Act and the Fair Lending Laws. CommonWealth has a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of its community, including

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low- and moderate-income neighborhoods. In addition, the Equal Credit
Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. An institution's failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in regulatory restrictions on its activities and the denial of applications. In addition, an institution's failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in the applicable federal regulatory agencies and/or the Department of Justice taking enforcement actions against the institution. Based on its most recent examination, CommonWealth received a satisfactory rating with respect to its performance pursuant to the Community Reinvestment Act.

     Activities and Investments of Insured State-Chartered Banks. The activities and equity investments of FDIC-insured, state-chartered banks are generally limited to those that are permissible for national banks. Under regulations dealing with equity investments, an insured state bank generally may not directly or indirectly acquire or retain any equity investment of a type, or in an amount, that is not permissible for a national bank. An insured state bank is not prohibited from, among other things:

     - acquiring or retaining a majority interest in a subsidiary;

     - acquiring up to 10% of the voting stock of a company that solely provides or reinsures directors', trustees' and officers' liability insurance coverage or bankers' blanket bond group insurance coverage for insured depository institutions; and

     - acquiring or retaining the voting shares of a depository institution if certain requirements are met.

     In addition, an insured state-chartered bank may not, directly, or indirectly through a subsidiary, engage as "principal" in any activity that is not permissible for a national bank unless the FDIC has determined that such activities would pose no risk to the insurance fund of which the bank is a member and that the bank is in compliance with applicable regulatory requirements. Any insured state-chartered bank directly or indirectly engaged in any activity that is not permitted for a national bank must cease the impermissible activity.

     Regulatory Enforcement Authority. Federal banking laws grant substantial enforcement powers to federal banking regulators. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions against banking organizations and institution-affiliated parties, as defined. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with regulatory authorities.

     Federal Home Loan Bank System. CommonWealth is a member of the FHLB system. Among other benefits, each FHLB serves as a reserve or central bank for its members within its assigned region. Each FHLB is financed primarily from the sale of consolidated obligations of the FHLB system. Each FHLB makes available loans or advances to its members in compliance with the policies and procedures established by the board of directors of the individual FHLB. As an FHLB member, CommonWealth is required to own capital stock in the FHLB of Atlanta. CommonWealth's required investment in FHLB stock, based on December 31, 2002 financial data, was $877,100. At December 31, 2002, CommonWealth had $877,100 of FHLB of Atlanta stock.

                  DESCRIPTION OF FIRST COMMUNITY CAPITAL STOCK

     First Community is authorized to issue up to 15,000,000 shares of First Community common stock and up to 1,000,000 shares of preferred stock. The capital stock of First Community does not represent or constitute a deposit account and is not insured by the FDIC.

     The following description of the First Community capital stock does not purport to be complete and is qualified in all respects by reference to First Community's articles of incorporation, as amended, and bylaws, the First Community shareholder rights plan and the General Corporation Law of Nevada.

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FIRST COMMUNITY COMMON STOCK

     Each share of First Community common stock is entitled to one vote on all matters submitted to a vote at any meeting of shareholders. Holders of First Community common stock are entitled to receive dividends when, as, and if declared by the First Community board of directors out of funds legally available therefor and, upon liquidation, to receive pro rata all assets, if any, of First Community available for distribution after the payment of creditors. Holders of First Community common stock have no preemptive rights to subscribe for any additional securities of any class that First Community may issue, nor any conversion, redemption or sinking fund rights. Holders of First Community common stock have no right to cumulate votes in the election of directors. The rights and privileges of holders of First Community common stock are subject to any preferences that the First Community board of directors may set for any series of First Community preferred stock that First Community may issue in the future.

FIRST COMMUNITY PREFERRED STOCK

     Under First Community's articles of incorporation, First Community may issue shares of First Community' preferred stock in one or more series, as may be determined by the First Community's board of directors or a duly authorized committee. The First Community's board of directors or committee may also establish, from time to time, the number of shares to be included in each series and may fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and may increase or decrease the number of shares of any series without any further vote or action by the shareholders. Any First Community preferred stock issued will rank senior to First Community common stock with respect to the payment of dividends or amounts paid upon liquidation, dissolution or winding up of First Community, or both. In addition, any shares of First Community preferred stock may have class or series voting rights. Under certain circumstances, the issuance of shares of First Community preferred stock, or merely the existing authorization of the First Community board of directors to issue shares of First Community preferred stock, may tend to discourage or impede a merger or other change in control of First Community. The number of shares of preferred stock to be issued, its par or face value, voting powers, designations, preferences, interest rate, limitations, restrictions and relative rights would be determined from time to time by resolution of the board of directors of First Community. No shares of preferred stock are currently outstanding.

TRANSFER AGENT

     The transfer agent and registrar for the First Community common stock is the Registrar and Transfer Company.

                    COMPARISON OF THE RIGHTS OF SHAREHOLDERS

     When the merger becomes effective, shareholders of CommonWealth who receive shares of First Community common stock in exchange for their shares of CommonWealth common stock will become shareholders of First Community. The following is a summary of material differences between the rights of holders of First Community common stock and holders of CommonWealth common stock. Since First Community is organized under the laws of the State of Nevada and CommonWealth is organized under the laws of the Commonwealth of Virginia, differences in the rights of holders of First Community common stock and those of holders of CommonWealth common stock arise from differing provisions of the General Corporation Law of Nevada and the Virginia Stock Corporation Act in addition to differing provisions of their respective articles of incorporation and bylaws.

     The following summary does not purport to be a complete statement of the provisions affecting, and differences between, the rights of holders of First Community common stock and holders of CommonWealth common stock. This summary is intended to provide a general overview of the differences in shareholders' rights defined by Nevada law, Virginia law and the governing corporate instruments of First Community and CommonWealth, or other known material differences.

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AUTHORIZED CAPITAL STOCK

     First Community. First Community's authorized capital stock consists of 15,000,000 shares of First Community common stock and 1,000,000 shares of First Community preferred stock. First Community's articles of incorporation authorize First Community's board of directors to issue shares of First Community preferred stock in one or more series and to fix the designation, powers, preferences, and rights of the shares of First Community preferred stock in each
series. As of           , 2003, there were      shares of First Community common
stock outstanding. No shares of First Community preferred stock were issued and outstanding as of that date.

     CommonWealth. CommonWealth's authorized capital stock consists solely of 3,000,000 shares of CommonWealth common stock, par value $4.00 per share. CommonWealth's articles of incorporation do not authorize the issuance of shares
of preferred stock. As of           , 2003, there were      shares of
CommonWealth common stock outstanding.

ISSUANCE OF CAPITAL STOCK

     First Community. Under the articles of incorporation of First Community and the General Corporation Law of Nevada, First Community may issue shares of First Community capital stock and rights or options for the purchase of shares of capital stock of First Community on such terms and for such consideration as may be determined by the First Community board of directors. Neither the General Corporation Law of Nevada nor First Community's articles of incorporation and bylaws require shareholder approval of any such actions. However, First Community is subject to the requirements of the National Association of Securities Dealers, Inc., which generally require corporations, such as First Community, with securities which are traded on the Nasdaq SmallCap Market, to obtain shareholder approval of certain issuances of common stock and most stock compensation plans for directors, officers and key employees. First Community also may elect to seek shareholder approval of stock-related compensation plans in certain instances in order to qualify such plans for favorable federal income tax and securities law treatment under current laws and regulations. Holders of First Community capital stock do not have preemptive rights with respect to any shares of First Community capital stock which may be issued.

     CommonWealth. Under the Virginia Stock Corporation Act, CommonWealth may issue shares of CommonWealth common stock and rights or options for the purchase of shares of common stock of CommonWealth on such terms and for such consideration as may be determined by the CommonWealth board of directors. Neither the Virginia Stock Corporation Act nor CommonWealth's articles of incorporation and bylaws require shareholder approval of any such actions. CommonWealth may, however, elect to seek shareholder approval of stock-related compensation plans in certain instances in order to qualify such plans for favorable federal income tax and securities laws treatment under current laws and regulations. Holders of CommonWealth common stock do not have preemptive rights with respect to any shares of CommonWealth common stock which may be issued.

VOTING RIGHTS

     First Community. Each holder of First Community common stock is entitled to one vote for each share held of record and may not cumulate votes.

     CommonWealth. Each holder of CommonWealth common stock is entitled to one vote for each share held of record and may not cumulate votes.

NUMBER AND ELECTION OF DIRECTORS

     First Community. Nevada law states that although changes in the number of directors in general must be approved by the holders of a majority of the outstanding shares, the board of directors may fix the exact number of directors within a stated range set forth in the articles of incorporation or bylaws, if the stated ranges have been approved by the shareholders. First Community's articles of incorporation provide that the number of directors shall be determined in accordance with its bylaws. First Community's bylaws provide for a board of

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directors having not less than seven nor more than 12 members as determined from time to time by resolution of the board of directors. Currently, First Community's board of directors consists of 10 directors.

     Nevada law requires at least one-fourth of the directors to be elected annually. First Community's board of directors is divided into three classes, with directors serving staggered three-year terms.

     CommonWealth. Virginia law provides that the board of directors of a Virginia corporation shall consist of a number of individuals specified or fixed in accordance with the bylaws of the corporation or, if not specified or fixed in accordance with the bylaws, then a number specified or fixed in accordance with the articles of incorporation of the corporation. CommonWealth's articles of incorporation and bylaws provide for a board of directors of not less than five nor more than 12 as fixed from time to time by resolution of the CommonWealth board of directors. Currently, CommonWealth's board of directors consists of 5 directors. Virginia law provides that a corporation's board of directors may be divided into two or three classes with staggered terms of office. The CommonWealth board of directors is divided into three classes, with directors serving staggered three-year terms.

REMOVAL OF DIRECTORS

     First Community. Under Nevada law, a director of a Nevada corporation may be removed by the holders of two-thirds of the shares entitled to vote thereon, unless the articles of incorporation of the corporation provide for a greater percentage. Nevada law does not distinguish between removal for cause and without cause. Under First Community's articles of incorporation and bylaws, First Community directors may be removed only for cause and only by the affirmative vote of the holders of more than two-thirds of the common stock of First Community then outstanding and entitled to vote thereon.

     CommonWealth. Under Virginia law, except as otherwise provided in a corporation's articles of incorporation, a director may be removed from office, with or without cause, by the holders of a majority of the shares entitled to vote in the election of directors. CommonWealth's articles of incorporation and bylaws are silent as to removal of directors.

VACANCIES OF DIRECTORS

     First Community. Under Nevada law, the board of directors or the shareholders may fill any vacancy on the board of directors, other than one created by removal of a director elected by a voting group of shareholders. If a vacancy is created by removal of a director elected by a voting group of shareholders, the board of directors, the majority of the remaining directors elected by such voting group of shareholders, or the shareholders belonging to such voting group may fill such vacancy. If the number of directors remaining is less than a quorum, the majority of the remaining directors may fill such vacancy. Under First Community's articles of incorporation, all vacancies on the board of directors are filled by the vote of a majority of the directors then in office, whether or not a quorum. Each director so chosen shall hold office until the expiration of the term of the class to which his position has been assigned.

     CommonWealth. Under Virginia law, unless a corporation's articles of incorporation provide otherwise, vacancies, including a vacancy resulting from an increase in the number of directors, may be filled by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present or by a majority of the directors remaining in office, even though less than a quorum. If the board of directors fills a vacancy, the director's term expires at the next shareholders' meeting at which directors are elected even if the corporation has a classified board of directors with staggered terms and the new director is filling an unexpired term with more than one year remaining. Virginia law also provides that a decrease in the number of directors does not shorten an incumbent director's term. CommonWealth's bylaws provide that vacancies, including a vacancy resulting from an increase in the number of directors, shall be filled by a majority of the directors remaining in office, even though less than a quorum. In the event of an increase in the number of directors, the vacancy may be filled only until the next annual meeting of shareholders, at which time the vacancy shall be filled by vote of the shareholders.

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DISCHARGE OF DUTIES, EXCULPATION AND INDEMNIFICATION

     First Community. Nevada law requires that a director of a Nevada corporation discharge his or her duties as a director in good faith and with the view to the interest of the corporation. Directors are presumed to act in good faith, on an informed basis and with a view to the interests of the corporation. First Community's bylaws require indemnification of First Community's directors and officers and any person serving as such for another corporation at First Community's request, against costs and expenses at any time reasonably incurred by the director or officer arising out of or in connection with any claim, action, suit or proceeding, civil or criminal, against him or to which he may be made a party by reason of his being or having been such director or officer except in relation to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for gross negligence or willful misconduct in the performance of his duty to First Community. If, in the judgment of the board of directors of First Community, a settlement of any claim, action, suit or proceeding so arising be deemed in the best interests of First Community, any such director or officer shall be reimbursed for any amounts paid by him in effecting such settlement and reasonable expenses incurred in connection therewith.

     First Community's articles of incorporation state that a director of First Community shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director except (i) for any breach of the director's duty of loyalty, (ii) for acts which involve intentional misconduct, fraud or a knowing violation of law, (iii) for the payment of any distribution in violation of Nevada law, or (iv) for any transaction from which the director derived an improper personal benefit.

     CommonWealth. Virginia law requires that a director of a Virginia corporation discharge his or her duties as a director in accordance with his or her good faith business judgment of the best interests of the corporation. CommonWealth's articles of incorporation provide that CommonWealth shall have the power to indemnify its officers, directors and agents to the extent allowed under Virginia law. Under Virginia law, a corporation may indemnify any person made a party to a proceeding because he is or was a director or officer against liability incurred in the proceeding if he acted in good faith and in a manner he believed to be in or not opposed to the best interests of the corporation, and in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful, except that a corporation may not indemnify a director or officer if either (i) the director or officer has been adjudged to be liable to the corporation, or (ii) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

     Virginia law provides that any indemnification for a director or officer, unless ordered by a court, is subject to a determination that the director or officer has met the applicable standard of conduct. The determination will be made by either (i) a majority vote of a quorum of the directors who are not parties to such proceeding, (ii) if there is not a quorum of such directors, by majority vote of a committee, consisting of two or more directors who are not parties to such proceeding, duly designated by the directors, (iii) by special legal counsel, or (iv) by the shareholders.

     Under Virginia law, a corporation may advance expenses before the final disposition of a proceeding if (i) the director or officer furnishes a written statement of his good faith belief that he has met the proper standard of conduct, (ii) he undertakes to repay the amount if it is ultimately determined that the director or officer is not entitled to indemnification and (iii) a determination made on the facts then known would not preclude indemnification. In addition, to the extent that a director or officer has been successful on the merits or otherwise in defense of the proceeding, the director or officer must be indemnified against reasonable expenses incurred by him in connection with that proceeding. Moreover, to the extent provided in the articles of incorporation or an amendment to the bylaws approved by shareholders, a corporation may eliminate a director's or an officer's personal liability for monetary damages in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders, except for liability resulting from such director's or officer's willful misconduct or a knowing violation of criminal law or of any federal or state securities law. CommonWealth's articles of incorporation do not provide for the limitation of director or officer liability.

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DIVIDENDS AND OTHER DISTRIBUTIONS

     First Community. Nevada law prohibits a corporation from making any distributions to shareholders, including the payment of cash dividends, that would render it insolvent or unable to meet its obligations as they become due in the ordinary course of business. First Community is not subject to any other express regulatory restrictions on payments of dividends and other distributions. The ability of First Community to pay distributions to the holders of its common stock will depend, however, to a large extent upon the amount of dividends First Community Bank, which is subject to restrictions imposed by bank regulatory authorities, pays to First Community. In addition, the Federal Reserve could oppose a distribution by First Community if it determined that such a distribution would harm First Community's ability to support First Community Bank. There can be no assurances that dividends will be paid in the future. The declaration, payment and amount of any such future dividends would depend on business conditions, operating results, capital, reserve requirements and the consideration of other relevant factors by the board of directors of First Community.

     CommonWealth. Virginia law provides that a corporation may make distributions to its shareholders, unless, after giving effect to the distribution, the corporation would not be able to pay its debts as they become due in the usual course of business, or the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon the dissolution of shareholders whose preferential rights are superior to those receiving the distribution. In addition, bank regulatory authorities may restrict payments if the payment of dividends would be an unsafe or unsound banking practice. To date, CommonWealth has not paid dividends to its shareholders.

AMENDMENTS TO ARTICLES OF INCORPORATION AND BYLAWS

     First Community. Nevada law provides generally that a Nevada corporation's articles of incorporation may be amended only upon approval by a majority of the voting power, or in the case of amendments which would alter the preferences or rights of any class of shares, upon additional approval by a majority of the voting power of each class affected by the amendment. First Community's articles of incorporation impose a greater requirement, the affirmative vote of more than two-thirds of the outstanding shares entitled to vote, to approve an amendment that would amend, alter or repeal the provisions of the articles of incorporation or bylaws relating to classification and staggered terms of First Community's board of directors, removal of directors or any requirement for a supermajority vote on such an amendment. First Community's articles of incorporation authorize First Community's board of directors to amend First Community's bylaws at any time by vote of a majority of the board of directors at a meeting called for that purpose.

     CommonWealth. Under Virginia law, unless a Virginia corporation's articles of incorporation provide for a greater or lesser vote, amendments of the articles of incorporation must be approved by each voting group entitled to vote on the proposed amendment by more than two-thirds of all the votes entitled to be cast by that voting group. However, the vote specified in the articles of incorporation may not be reduced to less than a majority of all votes cast by the voting group at a meeting at which a quorum of the voting group exists. CommonWealth's articles of incorporation are silent as the vote required to amend the articles of incorporation and thus more than a two-thirds vote is required to amend the articles of incorporation.

     Under Virginia law, a corporation's shareholders or board of directors may amend or repeal bylaws, except to the extent that the corporation's articles of incorporation or Virginia law reserve the power exclusively to the shareholders. A corporation's shareholders may amend or repeal bylaws even though the bylaws may also be amended or repealed by its board of directors. CommonWealth's bylaws provide that they may be amended or repealed by the board of directors.

NOTICE OF SHAREHOLDER MEETINGS

     First Community. First Community's bylaws provide that a written notice of the place, day and time, and in the case of a special meeting, the purpose, of the meeting must be given to each shareholder entitled to vote at the meeting not less than 10 days nor more than 60 days prior to the meeting.

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     CommonWealth.  Under Virginia law, notice of a shareholders' meeting must be given not less than 10 nor more than 60 days before the meeting, except that notice of a shareholders' meeting to act on an amendment to the articles of incorporation, a plan of merger, share exchange, a proposed sale of all or substantially all of the corporation's assets or a dissolution of the corporation must not be given less than 25 nor more than 60 days before the meeting. CommonWealth's bylaws provide that written notice of the date, time, place and purpose or purposes of every meeting of shareholders must be given not less than 10 nor more than 60 days before the date of the meeting.

SPECIAL MEETINGS OF SHAREHOLDERS

     First Community. Under Nevada law, meetings of shareholders are to be called as provided by the bylaws. Pursuant to First Community's bylaws, the board of directors of First Community may call special meetings of the shareholders of First Community at any time.

     CommonWealth. Special meetings of the shareholders of CommonWealth may be called at any time by CommonWealth's chairman of the board, president or by the board of directors.

SHAREHOLDER NOMINATION AND SHAREHOLDER PROPOSALS

     First Community. First Community's bylaws establish advance notice procedures for the nomination, other than by or on behalf of First Community, of candidates for election as directors. First Community's bylaws provide that a shareholder wishing to nominate a person as a candidate for election to the board of directors of First Community must submit the nomination in writing to the Secretary of First Community at least 30 days before any meeting of shareholders calling for the election of directors; provided, however, that if less than 30 days notice of the meeting is given to shareholders, such notice of nomination shall be mailed or delivered to the Secretary of the Corporation no later than the close of business on the seventh day following the day on which the notice of the meeting was mailed. Nominations not made in accordance with the foregoing provisions may be ruled out of order by the presiding officer or the chairman of the meeting.

     In accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, shareholder proposals intended to be included in the proxy statement and presented at a regularly scheduled annual meeting must be received by First Community at least 120 days before the anniversary of the date that the previous year's proxy statement was first mailed to shareholders. As provided in the Exchange Act rules, if the annual meeting date has been changed by more than 30 days from the date of the prior year's meeting, or for special meetings, the proposal must be submitted within a reasonable time before First Community begins to print and mail its proxy materials.

     CommonWealth. Neither CommonWealth's articles of incorporation nor its bylaws specify advance notice requirements for the submission of shareholder proposals. However, in accordance with Rule 14a-8 of the Exchange Act, shareholder proposals intended to be included in the proxy statement and presented at a regularly scheduled annual meeting must be received by CommonWealth at least 120 days before the anniversary of the date that the previous year's proxy statement was first mailed to shareholders. As provided in the Exchange Act rules, if the annual meeting date has been changed by more than 30 days from the date of the prior year's meeting, or for special meetings, the proposal must be submitted within a reasonable time before CommonWealth begins to print and mail its proxy materials.

SHAREHOLDER ACTION WITHOUT A MEETING

     First Community. Under Nevada law, any action required or permitted to be taken at a shareholders meeting may be taken without a meeting pursuant to the written consent of the holders of the number of shares of voting stock that would have been required to effect the action at an actual meeting of shareholders.

     CommonWealth. Virginia law provides that any action which may be authorized or taken at a meeting of shareholders may be authorized or taken without a meeting by unanimous written consent of the shareholders who would be entitled to vote on the action.

MERGERS, SHARE EXCHANGES AND SALES OF ASSETS

     First Community. Nevada law generally requires that any merger, share exchange or sale of all, or substantially all, of the assets of a corporation other than in the ordinary course of business must be approved by a majority of the voting power or if shareholders are entitled to vote as a class, by a majority of all votes by each class and representing a majority of all votes entitled to be voted. Approval of a merger by the shareholders of the surviving corporation is not required in certain instances, however, including a merger in which the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger, does not exceed by more than 20 percent the number of voting shares outstanding immediately before the merger.

     CommonWealth. Under Virginia law, unless a Virginia corporation's articles of incorporation provide for a greater or lesser vote, a plan of merger or share exchange must be approved by each voting group entitled to vote on the proposed amendment by more than two-thirds of all the votes entitled to be cast by that voting group. However, the vote specified in the articles of incorporation may not be reduced to less than a majority of all votes cast by the voting group at a meeting at which a quorum of the voting group exists. CommonWealth's articles of incorporation and bylaws are silent as to the vote required, thus a two-thirds vote is required to approve the merger with First Community Bank.

INTERESTED SHAREHOLDER STATUTES

     First Community. First Community has opted out of the "interested shareholder" statutes of Nevada law. However, First Community's articles of incorporation contain their own interested shareholder provisions which requires the approval of the holders of more than 85 percent of First Community's outstanding stock to authorize business combinations with any party that owns in excess of 15% of First Community's outstanding stock, unless approved by the directors not affiliated with such shareholders, or unless certain consideration and disclosure criteria are satisfied.

     CommonWealth. CommonWealth's articles of incorporation and bylaws are silent regarding acquisitions involving interested shareholders. However, under the Virginia anti-takeover law regulating "affiliated transactions," material acquisition transactions between a Virginia corporation and any holder of more than 10% of any class of its outstanding voting shares are required to be approved by the holders of at least two-thirds of the remaining voting shares. Affiliated transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of a 10% holder or any reclassification, including reverse stock splits, recapitalization or merger of the corporation with its subsidiaries, that increases the percentage of voting shares owned beneficially by a 10% holder by more than five percent.

CONTROL SHARE STATUTES

     First Community. First Community is subject to the Nevada anti-takeover law regulating "control share acquisitions." Under Nevada law, a person that acquires or offers to acquire ownership of "control shares" of a corporation (defined as shares obtained pursuant to a transaction in which an acquiring person reaches the 20%, 33% or majority ownership levels) has the right to vote those shares, and shares acquired within the previous 90 days, only to the extent granted by a resolution of the shareholders approved at a special or annual meeting, unless otherwise provided in the articles of incorporation or bylaws in effect on the tenth day following the control acquisition. The corporation must, within 50 days after delivery of certain information by the acquiring person, hold a special meeting to consider a resolution authorizing voting rights for the control shares, unless the acquiring person consents in writing to holding a meeting after 50 days. Unless the corporation's articles of incorporation provide otherwise, a resolution granting voting rights must be approved by a majority vote. The corporation may adopt a provision in its articles of incorporation or bylaws allowing mandatory redemption of the control shares if the acquiring party fails to make certain disclosures within ten days of acquiring the control shares, or the control shares are not accorded full voting rights at the meeting held for such purpose. Unless the articles of incorporation or bylaws of the corporation provide otherwise, if the acquiring party has acquired a majority (or larger) stake, and been accorded full voting rights, any holder that did not vote in favor of granting voting rights is entitled to put his or her shares to the corporation for "fair value" (defined as the highest price paid by the acquiring party for control shares). A corporation may impose stricter requirements than those established by this statute through a charter or bylaw amendment or by resolution. The provisions relating to the acquisition of control shares of a Nevada corporation do not apply to an acquisition of stock in good faith, without an intention to avoid the statutory requirements, including acquisitions.

     CommonWealth. CommonWealth is subject to the Virginia anti-takeover law regulating "control share acquisitions." Under that Virginia statute, shares acquired in a control share acquisition (defined as shares obtained pursuant to a transaction in which an acquiring person reaches the 20%, 33% or majority ownership level) have no voting rights unless granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation, or the articles of incorporation or bylaws of the corporation provide that this statute does not apply to acquisitions of its shares. An acquiring person that owns five percent or more of the corporation's voting stock may require that a special meeting of the shareholders be held, within 50 days of the acquiring person's request, to consider the grant of voting rights to the shares acquired in the control share acquisition. If voting rights are not granted and the corporation's articles of incorporation or bylaws permit, the acquiring person's shares may be repurchased by the corporation, at its option, at a price per share equal to the acquiring person's cost. Virginia law grants dissenters' rights to any shareholder who objects to a control share acquisition that is approved by a vote of disinterested shareholders and that gives the acquiring person control of a majority of the corporation's voting shares.

SHAREHOLDERS' RIGHT OF DISSENT AND APPRAISAL

     First Community. The holders of First Community common stock do not have dissenters rights under Nevada law because its stock is held of record by more than 2,000 shareholders.

     CommonWealth. For a discussion of the dissenters' rights under Virginia law, please refer to the section entitled "The Merger#Dissenters' Rights" and to Sections 13.1-729 through 13.1-741 of the Virginia Stock Corporation Act, a copy of which is attached as Annex III to this document.

LIQUIDATION RIGHTS

     First Community. In the event of the liquidation, dissolution or winding up of the affairs of First Community, holders of outstanding shares of First Community's common stock are entitled to share, in proportion to their respective interests, in First Community's assets and funds remaining after payment, or provision for payment, of all debts and other liabilities of First Community, including any issued and outstanding preferred stock.

     Because First Community is a bank holding company, its rights, the rights of its creditors and of its shareholders, including the holders of the shares of any First Community's preferred stock that may be issued, to participate in the assets of any subsidiary upon the latter's liquidation or recapitalization may be subject to the prior claims of the subsidiary's creditors, except to the extent that First Community may itself be a creditor with recognized claims against the subsidiary.

     CommonWealth. In the event of liquidation, dissolution or winding up of the affairs of CommonWealth, holders of outstanding shares of CommonWealth's common stock are entitled to share, in proportion to their respective interests, in CommonWealth's assets and funds remaining after payment, or provision for payment, of all debts and other liabilities of CommonWealth, including any issued and outstanding preferred stock.

CONSTITUENCY PROVISIONS

     First Community. Nevada law contains a provision that provides that directors and officers of a corporation, in exercising their respective powers with a view to the interests of the corporation, may consider, in addition to the interests of the common shareholders of a corporation, any of the following: the interests of the corporation's employees, suppliers, creditors and customers; the economy of the state of Nevada and the nation; the interests of the community and of society; and the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may best be served by the continued independence of the corporation. Nevada law further provides that directors and officers are not required to consider the effect of a proposed corporate action upon any particular group having an interest in the corporation as a dominant factor.

     CommonWealth. CommonWealth's articles of incorporation state that its board of directors, when evaluating any offer of a party or entity to (a) make a tender or exchange offer for any equity security of CommonWealth, (b) merge or consolidate CommonWealth with another corporation or bank, (c) purchase or otherwise acquire any or substantially all of the property and assets of CommonWealth, or (d) engage in any transaction similar to, or having similar effects as, any of the foregoing transactions, shall, in connection with the exercise of its judgment in determining what is in the best interest of the CommonWealth and its shareholders, give due consideration to all relevant factors, including, without limitation, the social and economic effects of the proposed transaction on the depositors, employees, suppliers, customers and other constituents of CommonWealth and on the communities in which CommonWealth operates or is located, the business reputation of the party or entity involved, and the board of directors' evaluation of the value of CommonWealth in a freely negotiated sale and of the future prospects of the CommonWealth as an independent entity.

                       ADJOURNMENT OF THE SPECIAL MEETING

                                 (PROPOSAL TWO)

     In the event that there are not sufficient votes to constitute a quorum or approve the merger agreement at the time of the special meeting, the merger agreement could not be approved unless the meeting was adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by CommonWealth at the time of the special meeting to be voted for an adjournment, if necessary, CommonWealth has submitted the question of adjournment to its shareholders as a separate matter for their consideration. The board of directors of CommonWealth unanimously recommends that shareholders vote "FOR" the adjournment proposal. If it is necessary to adjourn the special meeting, no notice of the adjourned meeting is required to be given to shareholders, other than an announcement at the special meeting of the place, date and time to which the special meeting is adjourned.

                                 LEGAL OPINION

     The validity of the First Community common stock to be issued in the merger will be passed upon for First Community by Kelley Drye & Warren LLP, Vienna, Virginia.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of First Community incorporated by reference in its annual report on form 10-K for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus/proxy statement and elsewhere in the registration statement. The consolidated financial statements of First Community are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     The financial statements of Commonwealth as of December 31, 2002 and 2001, and for each of the two years in the period ended December 31, 2002 included in this prospectus/proxy statement have been audited by Cherry, Bekaert & Holland, L.L.P., independent auditors, as stated in their report appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                     PROPOSALS FOR THE 2003 ANNUAL MEETING

     Pursuant to Rule 14a-8 under the Exchange Act, the deadline for the submission of proposals by shareholders for inclusion in the proxy statement and form of proxy to be used by CommonWealth in connection with the next annual meeting of shareholders of CommonWealth, which will be held only if the merger is not consummated before the time of such meeting, was no later than January 1, 2003.

                      WHERE YOU CAN FIND MORE INFORMATION

     First Community files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or the Commission. You may read and copy any reports, proxy statements or other information filed by First Community at the Commission's public reference room in Washington, D.C., which is located at the following address: Public Reference Room, Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549.

     You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Commission's public reference rooms. First Community's Commission filings are also available to the public from document retrieval services and at the Commission's Internet website (http://www.sec.gov).

     First Community has filed with the Commission a registration statement on Form S-4 under the Securities Act and the rules and regulations thereunder. This document is a part of that registration statement. As permitted by the Commission's rules, this document does not contain all of the information you can find in the registration statement. The registration statement is available for inspection and copying as set forth above.

     The Commission allows First Community to "incorporate by reference" into this document, which means that First Community can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be part of this document, except for any information superseded by information contained in later filed documents incorporated by reference in this document. First Community incorporates by reference the respective documents filed by them with the Commission listed below and any future filings made by it with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the election deadline date.

FIRST COMMUNITY SEC FILINGS (FILE NO. 000-19297)              PERIOD/DATE
------------------------------------------------  ------------------------------------
           Annual Report on Form 10-K                 Year ended December 31, 2002
          Current Reports on Form 8-K             January 16, 2003, January 27, 2003,
                                                  January 28, 2003, February 26, 2003,
                                                  March 4, 2003, March 25, 2003, March
                                                      26, 2003 and March 28, 2003

     You may request a copy of documents incorporated by reference in this document but not otherwise accompanying this document, at no cost, by writing or telephoning First Community at the following addresses:

                        FIRST COMMUNITY BANCSHARES, INC.
                              ONE COMMUNITY PLACE
                           BLUEFIELD, VIRGINIA 24605
                        ATTENTION: ROBERT L. SCHUMACHER
                                 (276) 326-9000

     To obtain timely delivery, you should request desired information no later than five business days prior to the date of the special meeting, or by
          , 2003.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT. FIRST COMMUNITY HAS NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM THAT WHICH IS CONTAINED IN THIS DOCUMENT. MOREOVER, FIRST COMMUNITY IS NOT MAKING AN OFFER TO SELL OR SOLICITING AN OFFER TO BUY ANY SECURITIES OTHER THAN THE FIRST COMMUNITY COMMON STOCK TO BE ISSUED BY FIRST COMMUNITY IN THE MERGER, AND NEITHER FIRST COMMUNITY NOR COMMONWEALTH IS MAKING AN OFFER OF SUCH SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF ITS DATE UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                   INDEX TO COMMONWEALTH FINANCIAL STATEMENTS

                                FOR YEARS ENDED

                           DECEMBER 31, 2002 AND 2001

                                    CONTENTS

                                                                  PAGE
                                                               ----------
Report of Independent Certified Public Accountants..........      F-2
Balance Sheets..............................................      F-3
Statements of Income........................................      F-4
Statements of Stockholders' Equity..........................      F-5
Statements of Cash Flows....................................      F-6
Notes to Financial Statements...............................      F-7

CBH logo

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
  and Stockholders
The CommonWealth Bank
Richmond, Virginia

     We have audited the accompanying balance sheets of The CommonWealth Bank as of December 31, 2002 and 2001, and the related statements of income, stockholders' equity, and cash flows for the years ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The CommonWealth Bank as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Cherry, Bekaert & Holland, L.L.P.

Richmond, Virginia
January 27, 2003, except for Note 2, as to which the date is February 25, 2003

                             THE COMMONWEALTH BANK

                                 BALANCE SHEETS

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                  2002          2001
                                                              ------------   -----------
                           ASSETS
CURRENT ASSETS
  Cash and due from banks...................................  $ 10,938,941   $10,036,856
  Federal funds sold........................................    12,504,000     3,689,000
                                                              ------------   -----------
     Total cash and cash equivalents........................    23,442,941    13,725,856
  Restricted securities (at cost)...........................     1,141,500       473,400
  Other investments.........................................     1,393,900     1,235,000
  Loans, net................................................   106,175,370    70,550,849
  Land......................................................       125,000       125,000
  Premises and equipment, net...............................       706,642       724,642
  Accrued interest receivable...............................       413,625       341,111
  Deferred Tax Asset........................................       406,214       226,214
  Prepaid expenses and other assets.........................       331,671       146,346
                                                              ------------   -----------
          TOTAL ASSETS......................................  $134,136,863   $87,548,418
                                                              ============   ===========
            LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
  Deposits..................................................  $107,292,235   $75,462,406
  Accrued interest payable..................................       152,646       188,389
  FHLB Advances.............................................    17,540,894     4,300,000
  Other liabilities.........................................       872,694       249,173
                                                              ------------   -----------
          TOTAL LIABILITIES.................................   125,858,469    80,199,968
                                                              ------------   -----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
  Common stock $4 par value authorized, 3,000,000 shares
     issued and outstanding, 720,049 shares and 719,175
     shares at December 31, 2002 and 2001 respectively......     2,880,196     2,876,700
  Paid-in-capital...........................................     4,116,292     4,111,616
  Retained Earnings.........................................     1,281,906       360,134
                                                              ------------   -----------
          TOTAL STOCKHOLDERS' EQUITY........................     8,278,394     7,348,450
                                                              ------------   -----------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........  $134,136,863   $87,548,418
                                                              ============   ===========

                       See notes to financial statements.

                             THE COMMONWEALTH BANK

                              STATEMENTS OF INCOME

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                 2002         2001
                                                              ----------   ----------
INTEREST AND DIVIDEND INCOME
  Loans.....................................................  $6,327,308   $5,244,413
  Federal funds sold........................................     120,105      226,264
  Interest bearing deposits.................................      44,497       85,403
  Government agencies.......................................          --       30,740
  Corporate notes and stocks................................      39,764       21,844
                                                              ----------   ----------
          TOTAL INTEREST AND DIVIDEND INCOME................   6,531,674    5,608,664
INTEREST EXPENSE
  Deposits..................................................   1,809,736    2,278,421
  FHLB interest.............................................     250,212       86,231
                                                              ----------   ----------
          TOTAL INTEREST EXPENSE............................   2,059,948    2,364,652
          NET INTEREST INCOME...............................   4,471,726    3,244,012
PROVISION FOR CREDIT LOSSES.................................     487,300      288,300
                                                              ----------   ----------
          NET INTEREST INCOME AFTER PROVISION FOR CREDIT
            LOSSES..........................................   3,984,426    2,955,712
                                                              ----------   ----------
NONINTEREST INCOME
  Service charges on deposit accounts.......................     134,906      121,017
  Late charges on loan accounts.............................      47,108       39,319
  Receivable financing......................................     145,679      135,250
  Other.....................................................     253,167      195,913
                                                              ----------   ----------
          TOTAL NONINTEREST INCOME..........................     580,860      491,499
NONINTEREST EXPENSES
  Salaries and employee benefits............................   1,594,762    1,387,293
  Occupancy.................................................     233,686      208,585
  Data processing...........................................     197,674      180,282
  Depreciation and amortization.............................     211,708      228,116
  Legal and professional....................................      61,828       25,381
  Equipment repairs and maintenance.........................      84,584       70,515
  Bank franchise tax........................................      58,180       54,791
  Bank supplies.............................................      45,962       35,110
  Other.....................................................     675,130      476,188
                                                              ----------   ----------
          TOTAL NONINTEREST EXPENSES........................   3,163,514    2,666,261
                                                              ----------   ----------
          NET INCOME BEFORE TAXES...........................   1,401,772      780,950
  Provision for income taxes................................     480,000      221,000
                                                              ----------   ----------
          NET INCOME........................................  $  921,772   $  559,950
                                                              ==========   ==========
NET INCOME PER SHARE
  Basic.....................................................  $     1.28   $     0.78
                                                              ==========   ==========
  Fully diluted.............................................  $     1.19   $     0.77
                                                              ==========   ==========

                       See notes to financial statements.

                             THE COMMONWEALTH BANK

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                     NUMBER                                               TOTAL
                                       OF        COMMON      PAID-IN      RETAINED    STOCKHOLDERS'
                                     SHARES      STOCK       CAPITAL      EARNINGS       EQUITY
                                    --------   ----------   ----------   ----------   -------------
BALANCE AT JANUARY 1, 2001........   719,175   $2,876,700   $4,111,616   $ (199,816)   $6,788,500
  Net income......................        --           --           --      559,950       559,950
                                    --------   ----------   ----------   ----------    ----------
BALANCE AT DECEMBER 31, 2001......   719,175    2,876,700    4,111,616      360,134     7,348,450
  Net income......................        --           --           --      921,772       921,772
  Option exercise.................       874        3,496        4,676           --         8,172
                                    --------   ----------   ----------   ----------    ----------
BALANCE AT DECEMBER 31, 2002......  $720,049   $2,880,196   $4,116,292   $1,281,906    $8,278,394
                                    ========   ==========   ==========   ==========    ==========

                       See notes to financial statements.

                             THE COMMONWEALTH BANK

                            STATEMENTS OF CASH FLOWS

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                                  2002           2001
                                                              ------------   ------------
OPERATING ACTIVITIES
  Net income................................................  $    921,772   $    559,950
     Adjustments to reconcile net income to cash provided by
      provided by operating activities
     Depreciation and amortization..........................       211,708        228,116
       Provision for loan losses............................       487,300        368,320
       (Increase) decrease in accrued interest receivable...       (72,514)        (7,674)
       (Increase) decrease in prepaid expenses and other
        assets..............................................      (185,325)        38,496
       (Increase) decrease in deferred tax assets...........      (180,000)      (226,214)
       Increase (decrease) in accrued interest payable......       (35,743)       (28,850)
       Increase (decrease) in other liabilities.............       623,521       (123,796)
                                                              ------------   ------------
          NET CASH PROVIDED BY OPERATING ACTIVITIES.........     1,770,719        808,348
                                                              ------------   ------------
INVESTING ACTIVITIES
  Proceeds from maturities of securities held-to-maturity...            --        984,479
     Purchases of restricted equity securities..............      (668,100)      (156,100)
     Purchases of premises and equipment....................      (193,708)      (287,571)
     Proceeds from sale of other real estate owned..........            --         70,679
     Purchase of other investments..........................      (158,900)    (1,235,000)
     Net increase in loans..................................   (36,111,821)   (17,380,463)
                                                              ------------   ------------
          NET CASH USED IN INVESTING ACTIVITIES.............   (37,132,529)   (18,003,976)
                                                              ------------   ------------
FINANCING ACTIVITIES
  Net increase in demand savings and money market
     accounts...............................................    27,639,175     12,218,915
  Net increase in certificates of deposit...................     4,190,654      6,715,712
  Increase in FHLB advances.................................    13,240,894      4,300,000
  Proceeds from issuance of common stock....................         8,172             --
                                                              ------------   ------------
          NET CASH PROVIDED BY FINANCING ACTIVITIES.........    45,078,895     23,234,627
                                                              ------------   ------------
          INCREASE (DECREASE) IN CASH AND CASH
             EQUIVALENTS....................................     9,717,085      6,038,999
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR................    13,725,856      7,686,857
                                                              ------------   ------------
CASH AND CASH EQUIVALENTS, END OF YEAR......................  $ 23,442,941   $ 13,725,856
                                                              ============   ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Interest paid during the year.............................  $  2,119,107   $  2,393,502
                                                              ============   ============

                       See notes to financial statements.

                             THE COMMONWEALTH BANK

                         NOTES TO FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2002 AND 2001

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The CommonWealth Bank (the "Bank") is a state chartered commercial bank located in Richmond, Virginia. The Bank opened for business in April 1986 and operates four retail banking offices. The Bank is subject to regulation by the Board of Governors of the Federal Reserve and the Bureau of Financial Institutions of the State Corporation Commission of the Commonwealth of Virginia. The Bank's deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") up to a maximum of $100,000 for each insured depositor. The accounting and reporting policies of the Bank conform to generally accepted accounting principles and general practices within the financial services industry. The following is a summary of the more significant of those policies:

     Cash equivalents -- Cash equivalents include short-term highly liquid investments with maturities of three months or less at date of purchase, including Federal funds sold.

     Securities -- Debt securities that are purchased with the positive intent and ability to hold to maturity or call date are classified as held-to-maturity. They are carried and reported at amortized cost. The amortization of premium and accretion of discount are recognized as adjustments to interest income using the interest method. Debt and equity securities classified as available-for-sale are those needed to meet liquidity needs, provide portfolio restructuring, or to minimize interest rate market risk. They are carried at their market value, with unrealized gains and losses excluded from income and reported net of tax effect as a separate component of stockholders' equity. Gains or losses on disposition of securities are computed on the specific identification of the cost of each security.

     Loans and allowance for credit losses -- Loans are concentrated to borrowers in the Richmond metropolitan area and are stated at the amount of unpaid principal reduced by an allowance for credit losses. Interest on loans is calculated by using the simple interest method on daily balances on the principal amount outstanding. The accrual of interest on loans is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. The Bank defers loan origination and commitment fees, net of certain direct loan origination costs, and the net deferred fees are amortized into interest income over the lives of the related loans as yield adjustments.

     The allowance for loan losses is an amount management believes will be adequate to absorb losses on existing loans that may become uncollectible. Management determines the adequacy of the allowance based upon reviews of individual credits, delinquencies, current economic conditions, the risk characteristics of the various categories of loans, recent loan loss experience and other pertinent factors. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance for loan losses based on their judgments about information available at the time of the examination.

     Loan sales -- The Bank periodically generates additional funds for lending by selling participating interests in loans. Gains or losses on such sales are recognized at the time of sale and are determined by the difference between the net sales proceeds and the unpaid balance of the loans sold adjusted for any yield differential, servicing fees and servicing cost applicable to future year.

     Loan servicing rights -- Loan servicing fees, retained upon the sale of loan participations, are capitalized by allocating the proceeds of sale of the loans, between the present value of the servicing fees and the cost of the loans. The present value of the servicing fees are amortized over the period of net servicing income, using the interest method with average life assumptions using current industry trends.

                             THE COMMONWEALTH BANK

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

     Bank premises and equipment -- Premises and equipment are stated at cost less accumulated depreciation and amortization. For financial reporting purposes, provisions for depreciation and amortization are computed using the straight-line method over the estimated useful lives of the individual assets or the terms of the related leases, if shorter, for leasehold improvements. Accelerated depreciation methods are used for income tax purposes. Expenditures for betterments and major renewals are capitalized and ordinary maintenance and repairs are charged to operations as incurred.

     Income taxes -- Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

     Advertising costs -- The Bank expenses all costs of advertising as incurred. Advertising expense amounted to $81,667 in 2002 and $92,798 in 2001, and is included in noninterest expenses on the Statement of Income.

     Use of estimates -- The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses. While management uses available information to recognize losses on loans, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for losses on loans. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowance for losses on loans may change in the near term.

     Stock Split -- The common stock of The CommonWealth Bank split on a five shares for four shares basis for all stockholders of record as of June 10, 2002. The remaining fractional shares, if any, of each stockholder were sold in the open market and the net proceeds were distributed to the stockholder of such fractional share by Bank check on July 10, 2002. The number of shares and per share amounts have all been retroactively adjusted to reflect this split.

     Reclassification -- Certain reclassifications have been made in the prior year's financial statements to conform to the 2002 presentation.

NOTE 2 -- AGREEMENT AND PLAN OF MERGER

     On January 27, 2003, the Bank entered into an Agreement and Plan of Merger with First Community Bank, National Association, a wholly owned subsidiary of First Community Bancshares, Inc. ("FCBS"). On February 25, 2003, the parties amended the merger agreement.

     Under the terms of the merger agreement, each share of the Bank common stock issued and outstanding immediately prior to the merger shall become and be converted into the right to receive either $30.50 in cash or a number of whole shares of FCBS's common stock, determined by dividing $30.50 by the average closing price of FCBS's common stock during a specified period preceding the merger, plus cash in lieu of any fractional share interest, subject to election and allocation procedures set forth in the merger agreement. This is intended to ensure that not more than 60% and not less than 50% of the value of consideration will be in the form of FCBS

                             THE COMMONWEALTH BANK

NOTE 2 -- AGREEMENT AND PLAN OF MERGER -- (CONTINUED)

common stock and the remaining consideration will be in the form of cash. The merger is expected to close during the second quarter of the calendar year 2003, pending the receipt of all required regulatory approvals and the approval of the Bank's shareholders.

NOTE 3 -- LOANS

     Loans receivable are summarized as follows:

                                                                2002          2001
                                                            ------------   -----------
Commercial and industrial.................................  $ 16,465,376   $13,888,976
SBA loans purchased.......................................       665,381     1,213,374
Secured by real estate....................................    70,632,561    42,879,053
Consumer installment......................................     1,946,223     2,087,648
Construction..............................................    17,739,007    11,333,493
                                                            ------------   -----------
                                                             107,448,548    71,402,544
Less
  Allowance for credit losses.............................     1,089,330       709,716
  Deferred loan fees, net.................................       183,848       141,979
                                                            ------------   -----------
                                                            $106,175,370   $70,550,849
                                                            ============   ===========

     Loans on which the accrual of interest has been discontinued or whose terms have been renegotiated amounted to $570,412 and $4,000 at December 31, 2002 and 2001, respectively. Specific allowances for these loans amounted to $84,000 for 2002 and $4,000 for 2001. The Bank is not committed to lend additional funds to debtors whose loans have been modified.

     A summary of the allowance for loan losses is as follows:

                                                                 2002        2001
                                                              ----------   --------
Balance, beginning of year..................................  $  709,716   $617,377
Provision charged to expense................................     487,300    288,300
Recoveries..................................................     185,733     26,233
Charge-offs.................................................    (293,419)  (222,194)
                                                              ----------   --------
Balance, end of year........................................  $1,089,330   $709,716
                                                              ==========   ========

     The Bank makes loans guaranteed by the U.S. Small Business Administration ("SBA"). With SBA guarantees, which amount to 75%-90% of the loan balances, the Bank was able to offer business loans to start up companies and for expansion of existing firms. In these cases, without SBA guarantee, the Bank would have been unable to offer a loan to the business, or if offered would have required much more restricted terms.

     The SBA guaranteed portion of the loan may be sold in the secondary market at virtually the same time the loan is funded. The gains on sales are reported in the year of sale, since all such loans are sold without recourse. There were no loans sold during 2002 or 2001.

     There were no loans held for resale at December 31, 2002 and 2001.

                             THE COMMONWEALTH BANK

NOTE 3 -- LOANS -- (CONTINUED)

     A summary of the capitalized loan servicing fees is as follows:

                                                               2002      2001
                                                              -------   -------
Balance, beginning of year..................................  $20,199   $43,574
Amortization of servicing fees..............................   (6,763)  (23,375)
                                                              -------   -------
Balance, end of year........................................  $13,436   $20,199
                                                              =======   =======

     The Bank services loans for the SBA and other financial institutions which are not included in the accompanying financial statements. The servicing portfolio amounted to $4,455,001 and $5,219,749 and respectively at December 31, 2002 and 2001, and consisted primarily of commercial and construction loan participations. There were no gains reported from sales of servicing rights, net of related expenses, in 2002 or 2001.

NOTE 4 -- LAND, PREMISES AND EQUIPMENT

     Land, premises and equipment are summarized as follows:

                                                                 2002         2001
                                                              ----------   ----------
Land........................................................  $  125,000   $  125,000
                                                              ==========   ==========
PREMISES AND EQUIPMENT:
Building....................................................  $  447,968   $  447,968
Furniture, fixtures and equipment...........................   1,298,203    1,270,972
Leasehold improvements......................................     233,207      230,505
Computer Software...........................................     194,669      154,013
Conversion Costs............................................      77,888       77,888
                                                              ----------   ----------
                                                               2,251,935    2,181,346
Less accumulated depreciation and amortization..............   1,545,293    1,456,704
                                                              ----------   ----------
                                                              $  706,642   $  724,642
                                                              ==========   ==========

     Accumulated depreciation and amortization at December 31 was as follows:

                                                                 2002         2001
                                                              ----------   ----------
Building....................................................  $  177,831   $  169,498
Furniture, fixtures and equipment...........................     980,765      970,877
Leasehold improvements......................................     205,052      184,715
Computer Software...........................................     156,750      122,296
Conversion Costs............................................      24,895        9,318
                                                              ----------   ----------
                                                              $1,545,293   $1,456,704
                                                              ==========   ==========

     Depreciation and amortization expense amounted to $211,708 and $228,116 for the years ended December 31, 2002 and 2001, respectively.

                             THE COMMONWEALTH BANK

NOTE 5 -- DEPOSITS

     Major categories of deposits at December 31, 2002 and 2001 follow:

                                              2002                          2001
                                   ---------------------------   --------------------------
                                      AMOUNT      AVERAGE RATE     AMOUNT      AVERAGE RATE
                                   ------------   ------------   -----------   ------------
Noninterest-bearing deposits
  Demand deposits................  $ 43,982,409         --%      $19,794,321         --%
Interest-bearing deposits
  Money market and NOW
     accounts....................    25,802,672       1.47%       22,840,629       2.15%
  Savings deposits...............     2,248,208       0.75%        1,759,164       1.75%
  Certificate of deposits
     Less than $100,000..........    26,566,217       3.11%       24,849,847       4.70%
     $100,000 or more............     8,692,729       3.10%        6,218,445       4.64%
                                   ------------       ----       -----------       ----
                                   $107,292,235                  $75,462,406
                                   ============                  ===========

     Time deposits will mature as follows:

2003...................................   $31,976,753
2004...................................     1,583,949
2005...................................     1,160,626
2006...................................       138,560
2007...................................       399,058
                                          -----------
                                          $35,258,946
                                          ===========

     The weighted average rate on interest-bearing deposit accounts was approximately 2.85% in 2002 and 4.66% in 2001.

     The aggregate amount of deposits exceeding $100,000 was $57,895,957 and $30,592,135 at December 31, 2002 and 2001, respectively.

NOTE 6 -- OTHER BORROWINGS

     The Bank's long-term debt consists of advances from the Federal Home Loan Bank of Atlanta, which are secured by mortgage-related assets totaling $45,309,719. At December 31, 2002, the Bank's fixed-rate long-term debt totals $7,540,894 and matures through May 2, 2007. The interest rate on the fixed-rate note payable ranges from 1.390% to 5.010%. At December 31, 2001, the Bank's fixed-rate long-term debt totals $4,300,000 and matures through December 11, 2006. The interest rate on the fixed-rate note payable ranges from 3.980% to 5.010%.

     At December 31, 2002, the Bank's floating-rate long-term debt totals $10,000,000 and matures through May 27, 2007. The interest rate on floating-rate long-term debt ranged from 1.410% to 1.778% during 2002.

                             THE COMMONWEALTH BANK

NOTE 6 -- OTHER BORROWINGS -- (CONTINUED)

     The contractual maturities of long-term debt are as follows:

                                                                   2002
                                                 ----------------------------------------
                                                 FIXED RATE   FLOATING RATE      TOTAL
                                                 ----------   -------------   -----------
Due in 2003....................................  $5,000,000    $        --    $ 5,000,000
Due in 2004....................................          --             --             --
Due in 2005....................................     900,000             --        900,000
Due in 2006....................................     390,894             --        390,894
Due in 2007....................................   1,250,000     10,000,000     11,250,000
                                                 ----------    -----------    -----------
                                                 $7,540,894    $10,000,000    $17,540,894
                                                 ==========    ===========    ===========

NOTE 7 -- INCOME TAXES

     Income tax expense attributable to income before income tax expense is summarized as follows:

                                                                  DECEMBER 31
                                                              -------------------
                                                                2002       2001
                                                              --------   --------
Current federal income tax expense..........................  $660,000   $258,846
Deferred federal income tax expense (benefit)...............  (180,000)   (37,846)
                                                              --------   --------
  Total.....................................................  $480,000   $221,000
                                                              ========   ========

     The following is a reconciliation of the expected tax expense with the reported expense for the years ended December 31, 2002 and 2001:

                                                      2002                    2001
                                              ---------------------   ---------------------
                                                         PERCENT OF              PERCENT OF
                                                          PRE-TAX                 PRE-TAX
                                               AMOUNT      INCOME      AMOUNT      INCOME
                                              --------   ----------   --------   ----------
Expected tax expense at statutory rate......  $476,602       34%      $265,523       34%
Realization of deferred tax asset valuation
  allowance.................................        --       --        (34,610)      (4)
Permanent non-deductible expenses...........     3,398       --         (9,913)      (2)
                                              --------       --       --------       --
                                              $480,000       34%      $221,000       28%
                                              ========       ==       ========       ==

                             THE COMMONWEALTH BANK

NOTE 7 -- INCOME TAXES -- (CONTINUED)

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 2002 and 2001, are summarized below:

                                                                2002       2001
                                                              --------   --------
Deferred tax assets
  Deferred compensation.....................................  $119,995   $ 30,556
  Allowance for credit losses...............................   295,071    192,058
  Depreciation..............................................     5,963     10,856
                                                              --------   --------
                                                               421,029    233,470
                                                              --------   --------
Deferred tax liabilities
  Excess servicing..........................................    14,815      7,256
                                                              --------   --------
                                                                14,815      7,256
                                                              --------   --------
Net deferred tax asset......................................  $406,214   $226,214
                                                              ========   ========

NOTE 8 -- EARNINGS PER SHARE

Basic EPS excludes dilution and is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock, or resulted in the issuance of common stock that then shared in the earnings of the entity.

     The basic and diluted earnings per share calculation are as follows:

                                                                    2002       2001
                                                                  --------   --------
     Numerator:
(a)  Net income available to Shareholders......................   $921,772   $559,950
     Denominator:
     Weighted-average shares outstanding.......................    719,473    719,175
                                                                  --------   --------
(b)  Basic EPS weighted average shares outstanding.............    719,473    719,175
     Effect of dilutive securities:
     Incremental shares attributable to Stock Option Plan and
     warrants issued...........................................     57,506      6,450
                                                                  --------   --------
(c)  Diluted EPS weighted-average shares outstanding...........   $776,979   $725,625
                                                                  ========   ========
     Basic earnings per share..................................   $   1.28   $   0.78
                                                                  ========   ========
     Diluted earnings per share................................   $   1.19   $   0.77
                                                                  ========   ========

NOTE 9 -- FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     In the normal course of business the Bank is a party to financial instruments with off-balance-sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the

                             THE COMMONWEALTH BANK

NOTE 9 -- FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK -- (CONTINUED)

amount recognized on the statement of financial condition. Financial instruments with off-balance-sheet risk are summarized as follows:

                                                                2002          2001
                                                             -----------   -----------
Commitments to extend credit...............................  $ 8,813,813   $ 8,090,150
Standby letters of credit..................................  $   948,081   $ 1,129,628
Unused commercial lines of credit..........................  $14,711,845   $11,194,812

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, unused lines of credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

     Commitments to extend credit and unused lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include personal property, commercial property, residential property, land and accounts receivable.

     Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

NOTE 10 -- COMMITMENTS AND CONTINGENCIES

     The Bank leases land and office space under operating leases, which expire at various dates through December 31, 2018. Total rental expense from operating leases amounted to approximately $172,782 in 2002 and $145,541 in 2001. The Bank has the option to terminate the leases upon written notice and payment of the balance of rents due and penalties, if applicable.

2003....................................   $  155,801
2004....................................      128,895
2005....................................      125,236
2006....................................      122,778
2007....................................      131,110
Thereafter..............................    1,324,572
                                           ----------
                                           $1,988,392
                                           ==========

NOTE 11 -- REGULATORY MATTERS

     The Bank is subject to certain requirements imposed by state and federal banking statues and regulations. These requirements, among other things, establish minimum levels of capital, restrict the amount of dividends that may be distributed, and require that the Bank maintain a minimum reserve balance.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total capital and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes that as of December 31, 2002, the Bank meets all capital adequacy requirements to which it is subject.

                             THE COMMONWEALTH BANK

NOTE 11 -- REGULATORY MATTERS -- (CONTINUED)

     An institution is considered well capitalized if it significantly exceeds the required leverage and risk-based capital ratios. If an institution meets the required minimum capital measures, but does not qualify as well capitalized, it is categorized as adequately capitalized. As of December 31, 2002, the most recent notification from the Federal Reserve Bank, in accordance with the prompt corrective action guidelines established by Section 38 of the Federal Deposit Insurance Corporation Act of 1991, the institution is considered adequately capitalized. This designation, however, is not the sole criterion for determining capital adequacy. There are no conditions or events since that notification that management believes have changed the Bank's category.

     The Bank's actual capital amounts and ratios are also presented in the table.

                                                                            DESIGNATIONS
                                                                 MINIMUM REGULATORY CAPITAL REQUIRED
                                                               ---------------------------------------
                                        COMMONWEALTH BANK          ADEQUATELY              WELL
                                      ACTUAL CAPITAL RATIOS       CAPITALIZED          CAPITALIZED
                                      ----------------------   ------------------   ------------------
                                         AMOUNT       RATIO      AMOUNT     RATIO     AMOUNT     RATIO
                                      ------------   -------   ----------   -----   ----------   -----
As of December 31, 2002
  Total capital (to risk weighted
     assets)........................   $8,278,000     10.12%   $7,397,520     8%    $9,246,900    10%
  Tier I capital (to risk weighted
     assets)........................    8,265,000      8.94%    3,698,760     4%     5,548,140     6%
  Tier I capital (to average
     assets)........................    8,265,000      6.45%    5,127,160     4%     6,408,950     5%
As of December 31, 2001
  Total capital (to risk weighted
     assets)........................   $8,038,965     12.12%   $5,306,080     8%    $6,632,600    10%
  Tier I capital (to risk weighted
     assets)........................    7,328,000     11.05%    2,653,040     4%     3,979,560     6%
  Tier I capital (to average
     assets)........................    7,328,000      8.12%    3,611,560     4%     4,514,450     5%

NOTE 12 -- DIVIDENDS

     The Bank is subject to certain regulatory restrictions pertaining to the amount of dividends that it may pay. The Federal Reserve restricts, without prior approval, the total dividend payments of a member bank in any calendar year to the Bank's net income of that year, as defined, combined with its retained net income of the preceding two calendar years, less any required transfers to surplus. At December 31, 2002 and 2001, retained earnings which are free of such restrictions amounted to approximately $1,732,964.

NOTE 13 -- STOCK OPTION PLAN

     During 1994, the Bank stockholders approved a stock option plan for its employees. The plan reserved 75,000 shares of common stock for grant and provides that the terms of each award be determined by the Board of Directors. In April 1999, the stockholders approved an additional 93,750 shares for grant under the same terms, bringing the total to 168,750 shares of common stock for grant.

     The Bank has issued stock options to certain officers and employees. These options are accounted for under the provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation. As permitted by Statement No. 123, the Bank has elected to continue using the measurement method prescribed in Accounting Principles Board Opinion No. 25 and, accordingly, Statement No. 123 has no effect on the Bank's financial position or results of operations.

     Because the Bank had adopted the disclosure only provisions of Statement No. 123, no compensation cost has been recognized for the stock options plan. Had compensation cost for the Bank's stock option plan been determined based on the fair value at the grant date of the awards consistent with the provisions of Statement

                             THE COMMONWEALTH BANK

NOTE 13 -- STOCK OPTION PLAN -- (CONTINUED)

No. 123, the Bank's net earnings and earnings per share would have decreased to the pro forma amounts indicated below:

                                             2002                           2001
                                 ----------------------------   ----------------------------
                                 AS REPORTED   PROFORMA UNDER   AS REPORTED   PROFORMA UNDER
                                    UNDER           SFAS           UNDER           SFAS
                                 APB NO. 25       NO. 123       APB NO. 25       NO. 123
                                 -----------   --------------   -----------   --------------
Net income.....................   $921,772        $918,361       $559,950        $495,555
Earnings per share:
Basic..........................   $   1.28        $   1.28       $   0.78        $   0.69
Diluted........................       1.19            1.18           0.77            0.60

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2002 and 2001. Dividend yield of 0% for both years, expected volatility of 44.81% and 20%, respectively, risk-free interest rates of 3.82% and 5.00%, respectively, and expected lives of 10 years for the options.

     Under the terms of the plan, the exercise price of each share of stock covered by the options granted shall be equal to the greater of the fair value or the book value as defined. For the years ended December 31, 2002 and 2001, stock option activity was as follows:

                                                              WEIGHTED AVERAGE
                                                                OPTION PRICE      NUMBER
                                                                 PER SHARE       OF SHARES
                                                              ----------------   ---------
Balance at December 31, 2000................................       $6.87           72,654
Granted.....................................................        9.44           53,125
Forfeited...................................................        8.64             (875)
                                                                                  -------
Balance at December 31, 2001................................        7.95          124,904
Granted.....................................................       16.75              600
Exercised...................................................        9.35             (874)
                                                                                  -------
Balance at December 31, 2002................................        7.90          124,630
                                                                                  =======

     The following table summarizes information concerning currently outstanding and exercisable options:

OPTIONS OUTSTANDING                                       OPTIONS EXERCISABLE
------------------------------------------------------   ----------------------
                                 WEIGHTED
                                  AVERAGE     WEIGHTED                 WEIGHTED
                                 REMAINING    AVERAGE                  AVERAGE
RANGE OF            NUMBER      CONTRACTUAL   EXERCISE     NUMBER      EXERCISE
EXERCISE PRICES   OUTSTANDING      LIFE        PRICE     EXERCISABLE    PRICE
---------------   -----------   -----------   --------   -----------   --------
$ 4.71 - $8.00       68,308        3.66        $6.74        68,308      $6.74
$9.09 - $17.25       56,322        8.12         9.50        56,322       9.50
                    -------                                -------
                    124,630                                124,630
                    =======                                =======

NOTE 14 -- OTHER EMPLOYEE BENEFIT PLANS

     During 1994, the Bank instituted a contributory thrift plan through the Virginia Bankers Association, covering all eligible full time employees. Participants may make contributions to the plan during the year, with certain limitations. The Bank contributes to the plan an amount equal to one-half of the first six percent contributed (maximum of three percent). Expenses amounted to $26,906 in 2002 and $23,327 in 2001.

                             THE COMMONWEALTH BANK

NOTE 14 -- OTHER EMPLOYEE BENEFIT PLANS -- (CONTINUED)

     During 1998, the Bank instituted two deferred compensation plans, the Directors' Deferred Compensation Plan and the Executive Deferred Compensation Plan. Both plans are administered by the Bank as the "Plan Administrator". Day to day administration is handled by the Virginia Bankers Association. Both plans are non-qualified, restricted to Directors and Executive Officers respectively. The participants may elect to defer any or all of their fees, salary and bonus. Elections generally must be made prior to the beginning of the calendar year for which the deferral contributions will be made. However in the event that an officer or director becomes eligible to participate on a date other than the first day of a calendar year, the Administrator will permit such an individual to file a deferral election within 30 days after becoming eligible to participate.

     The participants are 100% vested upon acceptance to the plans, and employer contributions to the plans are not permitted. The participant elects the form of and duration of benefit payments. All payments must begin when the participant attains the retirement age of 70 as set forth in the plan.

     During 2001, the Bank entered into a deferred compensation arrangement with members of the Board of Directors and an Executive Officer. Amounts accrued for the years 2002 and 2001 were approximately $183,555 and $22,150. This arrangement is partially funded by life insurance.

NOTE 15 -- MARKET CONCENTRATION

     The Bank has a diversified loan portfolio consisting of commercial, real estate and consumer (installment) loans as set forth in Note 3 above. Generally, the loans are collateralized by assets of the borrowing customer. Substantially all of the Bank's customers are residents of or operate business ventures in its market consisting primarily of the Richmond metropolitan area. Therefore, a substantial portion of its debtors' ability to honor their contracts is influenced by the economic conditions in this market area.

NOTE 16 -- DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments requires the Bank to disclose estimated fair values of its financial instruments.

     The following methods and assumptions were used to estimate the approximate fair value of each class of financial instrument for which it is practicable to estimate fair value.

     Cash and due from banks and federal funds sold -- The carrying amount is a reasonable estimate of fair value.

     Securities -- The fair value of securities, except certain state and municipal securities, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair value of certain state and municipal securities is not readily available through market sources other than dealer quotations, so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

     Loans -- Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type, such as commercial, real estate -residential, real estate -- other, loans to individuals and other loans. Each loan category is further segmented into fixed and adjustable rate interest terms.

     The fair value of loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan, as well as estimates for prepayments. The estimate of maturity is based on the Bank's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions.

                             THE COMMONWEALTH BANK

NOTE 16 -- DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS -- (CONTINUED)

     Deposits -- The fair values of noninterest-bearing demand deposits, interest-bearing demand deposits and savings deposits are equal to their carrying amounts since the amounts are payable on demand. The fair value of fixed maturity time deposits and certificates of deposit is estimated by discounting scheduled cash flows through maturity using interest rates currently offered for deposits of similar remaining maturities.

     Commitments to extend credit and standby letters of credit -- The only amounts recorded for commitments to extend credit and standby letters of credit are the deferred fees arising from these unrecognized financial instruments. These deferred fees are not material at December 31, 2001 and 2000, and as such, the related fair values have not been estimated.

                                          2002                          2001
                               ---------------------------   ---------------------------
                                 CARRYING      ESTIMATED       CARRYING      ESTIMATED
                                  AMOUNT       FAIR VALUE       AMOUNT       FAIR VALUE
                               ------------   ------------   ------------   ------------
Financial Assets:
  Cash and cash
     equivalents.............  $ 23,442,941   $ 23,442,941   $ 13,725,856   $ 13,725,856
  Equity
  securities -- restricted...     1,141,500      1,141,500        473,400        473,400
  Loans, net.................   106,175,370    106,291,112     70,550,849     70,637,208
  Interest receivable........       413,625        413,625        341,111        341,111
                               ------------   ------------   ------------   ------------
     Total financial
       assets................  $131,173,436   $131,289,178   $ 85,091,216   $ 85,177,448
                               ============   ============   ============   ============
Financial liabilities:
  Deposits...................  $107,292,235   $107,704,993   $ 75,462,406   $ 75,754,448
  Accrued expenses...........       872,694        872,694        249,173        249,173
  FHLB advances..............    17,540,894     17,586,500      4,300,000      4,300,000
Unrecognized financial
  instruments:
  Commitments to extend
     credit..................     8,813,813      8,813,813      8,090,150      8,090,150
  Standby letters of
     credit..................       948,081        948,081      1,129,628      1,219,628
  Unused commercial lines of
     credit..................    14,711,845     14,711,845     11,194,812     11,194,812
                               ------------   ------------   ------------   ------------
     Total financial
       liabilities...........  $150,179,562   $150,637,926   $100,426,169   $100,808,211
                               ============   ============   ============   ============

     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment, and therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     Fair value estimates are based on existing on-balance-sheet and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets that are not considered financial assets include deferred income taxes and bank premises and equipment; a significant liability that is not considered a financial liability is accrued post-retirement benefits. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

                             THE COMMONWEALTH BANK


                                                                        ANNEX I
                          AGREEMENT AND PLAN OF MERGER
                          DATED AS OF JANUARY 27, 2003
                                     AMONG
                       FIRST COMMUNITY BANCSHARES, INC.,
                   FIRST COMMUNITY BANK, NATIONAL ASSOCIATION
                                      AND
                             THE COMMONWEALTH BANK

                             THE COMMONWEALTH BANK

                               TABLE OF CONTENTS

                                                                              PAGE
                                                                              ----
ARTICLE I      CERTAIN DEFINITIONS.........................................     1
     1.01      Certain Definitions.........................................     1

ARTICLE II     THE MERGER..................................................     6
     2.01      The Merger..................................................     6
     2.02      Effective Date and Effective Time; Closing..................     6

ARTICLE III    CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES.............     7
     3.01      Conversion of Shares........................................     7
     3.02      Election Procedures.........................................     7
     3.03      Exchange Procedures.........................................     9
     3.04      Rights as Shareholders; Stock Transfers.....................    11
     3.05      No Fractional Shares........................................    11
     3.06      Dissenting Shares...........................................    11
     3.07      Anti-Dilution Provisions....................................    11
     3.08      Withholding Rights..........................................    11
     3.09      CommonWealth Bank Options...................................    11

ARTICLE IV     ACTIONS PENDING ACQUISITION.................................    12
     4.01      Forbearances of CommonWealth Bank...........................    12
     4.02      Forbearances of Parent......................................    14

ARTICLE V      REPRESENTATIONS AND WARRANTIES..............................    14
     5.01      Disclosure Schedules........................................    14
     5.02      Standard....................................................    15
     5.03      Representations and Warranties of CommonWealth Bank.........    15
               Representations and Warranties of Parent and First Community
     5.04      Bank........................................................    23

ARTICLE VI     COVENANTS...................................................    27
     6.01      Reasonable Best Efforts.....................................    27
     6.02      Shareholder Approval........................................    27
     6.03      Registration Statement......................................    27
     6.04      Regulatory Filings..........................................    28
     6.05      Press Releases..............................................    28
     6.06      Access; Information.........................................    28
     6.07      Affiliates..................................................    29
     6.08      Acquisition Proposals.......................................    29
     6.09      Certain Policies............................................    30
     6.10      Nasdaq Listing..............................................    30
     6.11      Indemnification.............................................    30
     6.12      Benefit Plans...............................................    31
     6.13      Parent Board and First Community Bank Board.................    32
     6.14      Notification of Certain Matters.............................    32

                               TABLE OF CONTENTS
                                  (CONTINUED)

                                                                              PAGE
                                                                              ----
ARTICLE VII    CONDITIONS TO CONSUMMATION OF THE MERGER....................    32
               Conditions to Each Party's Obligation to Effect the
     7.01      Merger......................................................    32
     7.02      Conditions to Obligation of CommonWealth Bank...............    33
               Conditions to Obligations of Parent and First Community
     7.03      Bank........................................................    33

ARTICLE VIII   TERMINATION.................................................    34
     8.01      Termination.................................................    34
     8.02      Effect of Termination and Abandonment.......................    35

ARTICLE IX     MISCELLANEOUS...............................................    37
     9.01      Survival....................................................    37
     9.02      Waiver; Amendment...........................................    37
     9.03      Counterparts................................................    37
     9.04      Governing Law...............................................    37
     9.05      Expenses....................................................    37
     9.06      Notices.....................................................    37
     9.07      Entire Understanding; No Third Party Beneficiaries..........    38
     9.08      Severability................................................    38
     9.09      Enforcement of the Agreement................................    38
     9.10      Interpretation..............................................    38
     9.11      Assignment..................................................    38
     9.12      Alternative Structure.......................................    39

ANNEX A        Form of Shareholder Agreement
ANNEX B        Form of Affiliate Letter
               Employment Agreement Between First Community Bank and J.E.
ANNEX C        Causey Davis
               Matters to be Covered by Opinion of Counsel to Parent and
ANNEX D        First Community Bank
               Matters to be Covered by Opinion of Counsel to CommonWealth
ANNEX E        Bank

     AGREEMENT AND PLAN OF MERGER, dated as of January 27, 2003 (this "Agreement"), among First Community Bancshares, Inc. ("Parent"), First Community Bank, National Association ("First Community Bank") and The CommonWealth Bank ("CommonWealth Bank").

                                    RECITALS

     A. CommonWealth Bank. CommonWealth Bank is a Virginia-chartered commercial bank, having its principal place of business in Richmond, Virginia.

     B. Parent. Parent is a Nevada corporation, having its principal place of business in Bluefield, Virginia.

     C. First Community Bank. First Community Bank is a national bank, having its principal place of business in Bluefield, Virginia.

     D. Intention of the Parties. It is the intention of the parties to this Agreement that the Merger provided for herein be treated as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     E. Board Action. The respective Boards of Directors of each of Parent, First Community Bank and CommonWealth Bank have determined that it is in the best interests of their respective companies and their stockholders to consummate the Merger provided for herein.

     F. Shareholder Agreements. As a material inducement to Parent and First Community Bank to enter into this Agreement, and simultaneously with the execution of this Agreement, each Shareholder (as defined herein) is entering into an agreement, in the form of Annex A hereto (collectively, the "Shareholder Agreements") pursuant to which they have agreed, among other things, to vote their shares of CommonWealth Bank Common Stock (as defined herein) in favor of this Agreement.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

                                   ARTICLE I

                              CERTAIN DEFINITIONS

     1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

        "Acquisition Proposal" has the meaning set forth in Section 6.08.

        "Affiliate Letter" has the meaning set forth in Section 6.07.

        "Aggregate Cash Consideration" has the meaning set forth in Section 3.01(b)(2)(i).

        "Agreement" means this Agreement, as amended or modified from time to time in accordance with Section 9.02.

        "Articles of Merger" has the meaning set forth in Section 2.02(a).

        "Average Share Price" has the meaning set forth in Section
     3.01(b)(2)(ii).

        "Bank Insurance Fund" means the Bank Insurance Fund maintained by the FDIC.

        "Bank Secrecy Act" means the Bank Secrecy Act of 1970, as amended.

        "Benefit Plans" has the meaning set forth in Section 5.03(m).

        "Bureau" means the Bureau of Financial Institutions of the State Corporation Commission of the Commonwealth of Virginia.

                                    Annex I-1

        "Business Day" means Monday through Friday of each week, except a legal holiday recognized as such by the U. S. Government or any day on which banking institutions in the Commonwealth of Virginia are authorized or obligated to close.

        "Capital Change" has the meaning set forth in Section 3.07.

        "Cash Election Shares" has the meaning set forth in Section 3.02(a).

        "Certificate" means any certificate which immediately prior to the Effective Time represented shares of CommonWealth Bank Common Stock.

        "Closing" and "Closing Date" have the meanings set forth in Section 2.02(b).

        "Code" has the meaning set forth in the recitals to this Agreement.

        "CommonWealth Bank" has the meaning set forth in the preamble to this Agreement.

        "CommonWealth Bank Affiliates" has the meaning set forth in Section
     6.07.

        "CommonWealth Bank Articles" means the Articles of Incorporation of CommonWealth Bank, as amended.

        "CommonWealth Bank Board" means the Board of Directors of CommonWealth Bank.

        "CommonWealth Bank Bylaws" means the By-laws of CommonWealth Bank, as amended.

        "CommonWealth Bank Common Stock" means the common stock, $4.00 par value per share, of CommonWealth Bank.

        "CommonWealth Bank Group" means any "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in
     Section 1504(b) of the Code) that includes CommonWealth Bank or any predecessor of or any successor to CommonWealth Bank (or to another such predecessor or successor).

        "CommonWealth Bank Loan Property" has the meaning set forth in Section 5.03(o)(i).

        "CommonWealth Bank Meeting" has the meaning set forth in Section 6.02.

        "CommonWealth Bank Options" means the options to acquire CommonWealth Bank Common Stock issued under the CommonWealth Bank Stock Option Plan.

        "CommonWealth Bank Regulatory Authorities" has the meaning set forth in
     Section 5.03(i).

        "CommonWealth Bank Stock Option Plan" means The CommonWealth Bank Amended and Restated Stock Option Plan.

        "Community Reinvestment Act" means the Community Reinvestment Act of 1977, as amended.

        "DOL" has the meaning set forth in Section 5.03(m)(i).

        "Derivatives Contract" has the meaning set forth in Section 5.03(q).

        "Determination Date" means the date on which the last required approval of a Governmental Authority is obtained with respect to the Transaction, all statutory waiting periods in respect thereof have expired and all other conditions to the consummation of the Merger specified in Article VII hereof (other than the delivery of certificates, opinions and other instruments and documents to be delivered at the Closing) have been satisfied or waived.

        "Disclosure Schedule" has the meaning set forth in Section 5.01.

        "Dissenting Shares" has the meaning set forth in Section 3.06.

        "Effective Date" has the meaning set forth in Section 2.02(a).

        "Effective Time" has the meaning set forth in Section 2.02(a).

                                    Annex I-2

        "Election Deadline" has the meaning set forth in Section 3.02(b).

        "Employees" has the meaning set forth in Section 5.03(m).

        "Environmental Laws" has the meaning set forth in Section 5.03(o).

        "Equal Credit Opportunity Act" means the Equal Credit Opportunity Act, as amended.

        "Equity Investment" means (i) an Equity Security; and (ii) an ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity, any interest in real estate; and any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

        "Equity Security" means any stock (other than adjustable-rate preferred stock, money market (auction rate) preferred stock or other instrument determined by the OCC to have the character of debt securities), certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" has the meaning set forth in Section 5.03(m)(iii).

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

        "Exchange Agent" has the meaning set forth in Section 3.02(a).

        "Exchange Ratio" has the meaning set forth in Section 3.01(b)(1)(i), subject to adjustment pursuant to Sections 3.02(f), 3.07, 8.01(i) and 8.01(j).

        "Fair Housing Act" means the Fair Housing Act, as amended.

        "FDIC" means the Federal Deposit Insurance Corporation.

        "Federal Reserve Act" means the Federal Reserve Act, as amended.

        "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

        "First Community Bank" has the meaning set forth in the preamble to this Agreement.

        "First Community Bank Articles" means the Articles of Association of First Community Bank, as amended.

        "First Community Bank Board" means the Board of Directors of First Community Bank.

        "First Community Bank Bylaws" means the Bylaws of First Community Bank, as amended.

        "First Community Bank Common Stock" means the common stock, $1,200.00 par value per share, of First Community Bank.

        "GAAP" means accounting principles generally accepted in the United States of America.

        "Governmental Authority" means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

        "Hazardous Substance" has the meaning set forth in Section 5.03(o).

        "Indemnified Parties" and "Indemnifying Party" have the meanings set forth in Section 6.11(a).

        "Insurance Amount" has the meaning set forth in Section 6.11(c).

        "Insurance Policies" has the meaning set forth in Section 5.03(w).

                                    Annex I-3

        "IRS" has the meaning set forth in Section 5.03(m)(i).

        "Liens" means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

        "Loans" has the meaning set forth in Section 4.01(r).

        "Material Adverse Effect" means, with respect to Parent or CommonWealth Bank any effect that (i) is material and adverse to the financial position, results of operations or business of Parent and its Subsidiaries taken as a whole or CommonWealth Bank, as the case may be, or (ii) would materially impair the ability of any of Parent and its Subsidiaries or CommonWealth Bank to perform their respective obligations under this Agreement or otherwise materially impede the consummation of the Transaction; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally, (c) changes in general economic conditions affecting banks and their holding companies generally, (d) any modifications or changes to valuation policies and practices, or expenses incurred, in connection with the Transaction or restructuring charges taken in connection with the Transaction, in each case in accordance with GAAP, and
     (e) with respect to CommonWealth Bank, the effects of any action or omission taken with the prior consent of Parent or as otherwise contemplated by the Agreement.

        "Material Contracts" has the meaning set forth in Section 5.03(k)(i).

        "Merger" has the meaning set forth in Section 2.01(a).

        "Merger Consideration" means the number of whole shares of Parent Common Stock, plus cash in lieu of any fractional share interest, and/or the amount of cash into which shares of CommonWealth Bank Common Stock shall be converted pursuant to the provisions of Article III.

        "Nasdaq" means The Nasdaq Stock Market, Inc.'s SmallCap Market or such other securities exchange on which the Parent Common Stock may be listed.

        "National Bank Act" means the National Bank Act, as amended.

        "National Labor Relations Act" means the National Labor Relations Act, as amended.

        "No-Election Shares" has the meaning set forth in Section 3.02(a).

        "Notice of Consummation" has the meaning set forth in Section 2.02(a).

        "OCC" means the Office of the Comptroller of the Currency.

        "OREO" means other real estate owned.

        "Parent" has the meaning set forth in the preamble to this Agreement.

        "Parent Benefit Plans" has the meaning set forth in Section 6.12(a).

        "Parent Board" means the Board of Directors of the Parent.

        "Parent Common Stock" means the common stock, $1.00 par value per share, of Parent.

        "Parent Preferred Stock" means the preferred stock of Parent.

        "Parent Regulatory Authorities" has the meaning set forth in Section 5.04(k).

        "Pension Plan" has the meaning set forth in Section 5.03(m)(ii).

        "Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.

        "Per Share Cash Consideration" has the meaning set forth in Section 3.01(b)(1)(ii).

        "Per Share Stock Consideration" has the meaning set forth in Section 3.01(b)(1)(i).

                                    Annex I-4

        "Previously Disclosed" by a party shall mean information set forth in a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used.

        "Proxy Statement" has the meaning set forth in Section 6.03(a).

        "Reallocated Cash Shares " has the meaning set forth in Section 3.02(d)(i)(3).

        "Reallocated Stock Shares" has the meaning set forth in Section 3.02(d)(ii)(2).

        "Registration Statement" has the meaning set forth in Section 6.03(a).

        "Rights" means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

        "SEC" means the Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

        "Securities Documents" has the meaning set forth in Sections 5.03(g) and 5.04(g) in the case of CommonWealth Bank and Parent, respectively.

        "Shareholder Agreements" has the meaning set forth in the recitals to this Agreement.

        "Shareholders" means each director and executive officer of CommonWealth Bank.

        "Starting Price" means $31.14, the average of the closing sales price of a share of Parent Common Stock, as reported on Nasdaq (as reported by an authoritative source), for the 30 trading-day period ending with the close of business on January 15, 2003.

        "Stock Election Shares" has the meaning set forth in Section 3.02(a).

        "Subsidiary" and "Significant Subsidiary" have the meanings ascribed to those terms in Rule l-02 of Regulation S-X of the SEC.

        "Superior Proposal" has the meaning set forth in Section 6.08.

        "Surviving Corporation" has the meaning set forth in Section 2.01(a).

        "Tax" and "Taxes" mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

        "Tax Returns" means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

        "Termination Fee" has the meaning set forth in Section 8.02(b).

        "Transaction" means the Merger and any other transaction contemplated by this Agreement.

        "Treasury Stock" means shares of Parent Common Stock held by Parent or any of its Subsidiaries, other than in a fiduciary (including custodial or agency) capacity or as a result of debts previously contracted in good faith.

        "VSCA" means the Virginia Stock Corporation Act.

                                    Annex I-5

                                   ARTICLE II

                                   THE MERGER

     2.01  The Merger.

     (a) The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, CommonWealth Bank shall merge with and into First Community Bank in accordance with the applicable provisions of federal law and the VSCA (the "Merger"), the separate corporate existence of CommonWealth Bank shall cease and First Community Bank shall survive and continue to exist as a national bank (First Community Bank, as the surviving corporation in the Merger, sometimes being referred to herein as the "Surviving Corporation").

     (b) Name. The name of the Surviving Corporation shall be "First Community Bank, National Association'

     (c) Articles and Bylaws. The articles of association and bylaws of First Community Bank immediately after the Merger shall be the First Community Bank Articles and the First Community Bank Bylaws as in effect immediately prior to the Merger.

     (d) Directors and Executive Officers of the Surviving Corporation. The directors of the Surviving Corporation immediately after the Merger shall be the directors of First Community Bank immediately prior to the Merger plus the two persons appointed or elected as directors pursuant to Section 6.13 hereof, each of whom shall serve until such time as their successors shall be duly elected and qualified. The executive officers of the Surviving Corporation immediately after the Merger shall be the executive officers of First Community Bank immediately prior to the Merger, each of whom shall serve until such time as their successors shall be duly elected and qualified.

     (e) Authorized Capital Stock. The authorized capital stock of the Surviving Corporation upon consummation of the Merger shall be as set forth in the First Community Bank Articles immediately prior to the Merger.

     (f) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in accordance with federal law and regulation and the VSCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of CommonWealth Bank shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of CommonWealth Bank shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

     (g) Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of CommonWealth Bank acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, CommonWealth Bank, and its proper officers and directors, shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Surviving Corporation or otherwise to take any and all such action.

     2.02  Effective Date and Effective Time; Closing.

     (a) Subject to the satisfaction or waiver of the conditions set forth in
Article VII (other than those conditions that by their nature are to be satisfied at the consummation of the Merger, but subject to the fulfillment or waiver of those conditions), the parties shall cause articles of merger relating to the Merger (the "Articles of Merger") to be filed with the Virginia State Corporation Commission pursuant to Section 13.1-720 of the VSCA and the notice of consummation (the "Notice of Consummation") to be filed with the OCC pursuant to OCC guidelines

                                    Annex I-6
on (i) a date selected by Parent after such satisfaction or waiver which is no later than the later of (A) five Business Days after such satisfaction or waiver or (B) the first month end following such satisfaction or waiver, or (ii) such other date to which the parties may mutually agree in writing. The Merger provided for herein shall become effective upon such filings or on such date as may be specified therein. The date of such filings or such later effective date is herein called the "Effective Date." The "Effective Time" of the Merger shall be the time of such filings or as set forth in such filings.

     (b) A closing (the "Closing") shall take place immediately prior to the Effective Time at 10:00 a.m., Eastern Time, at the principal offices of Parent in Bluefield, Virginia, or at such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the "Closing Date"). At the Closing, there shall be delivered to Parent and CommonWealth Bank the opinions, certificates and other documents required to be delivered under
Article VII hereof.

                                  ARTICLE III

                CONSIDERATION; ELECTION AND EXCHANGE PROCEDURES

     3.01 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of a holder of shares of CommonWealth Bank Common Stock:

     (a) Each share of Parent Common Stock and First Community Bank Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unchanged by the Merger.

     (b) (1) Subject to Sections 3.02, 3.05, 3.06, 3.07, 8.01(i) and 8.01(j),
each share of CommonWealth Bank Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into, and shall be canceled in exchange for, the right to receive, at the election of the holder thereof:

         (i) the number of shares of Parent Common Stock which is equal to the quotient (the "Exchange Ratio") (rounded to the nearest one ten-thousandth) determined by dividing (x) $30.50 by (y) the Average Share Price of the Parent Common Stock (the "Per Share Stock Consideration"), or

         (ii) a cash amount equal to $30.50 per share of CommonWealth Bank Common Stock (the "Per Share Cash Consideration").

        (2) For purposes of this Agreement:

         (i) the "Aggregate Cash Consideration" shall amount to the product of the number of shares of CommonWealth Bank Common Stock outstanding immediately prior to the Effective Time times .4 times $30.50; and

         (ii) the "Average Share Price" of the Parent Common Stock shall mean the average of the closing sales price of a share of Parent Common Stock, as reported on Nasdaq (as reported by an authoritative source), for the 20 trading-day period ending with the close of business on the fifth Business Day preceding the Effective Time.

     3.02  Election Procedures.

     (a) Parent shall designate an exchange agent to act as agent (the "Exchange Agent") for purposes of conducting the election procedure and the exchange procedure described in Sections 3.01 and 3.02. Provided that CommonWealth Bank has delivered, or caused to be delivered, to the Exchange Agent all information which is necessary for the Exchange Agent to perform its obligations as specified herein, the Exchange Agent shall, no later than five (5) Business Days after the Effective Date, mail or make available to each holder of record of a Certificate or Certificates (i) a notice and letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates theretofore representing shares of CommonWealth Bank Common Stock shall pass, only upon proper delivery of the Certificates to the Exchange Agent) advising such holder of the effectiveness of the Merger and the procedure for surrendering to the Exchange Agent such Certificate or Certificates in exchange for the consideration set forth in Section 3.01(b) hereof deliverable in

                                    Annex I-7
respect thereof pursuant to this Agreement and (ii) an election form in such form as Parent and CommonWealth Bank shall mutually agree (the "Election Form"). Each Election Form shall permit the holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) (i) to elect to receive Parent Common Stock with respect to all of such holder's CommonWealth Bank Common Stock as hereinabove provided (the "Stock Election Shares"), (ii) to elect to receive cash with respect to all of such holder's CommonWealth Bank Common Stock as hereinabove provided (the "Cash Election Shares"), or (iii) to indicate that such holder makes no such election with respect to such holder's shares of CommonWealth Bank Common Stock (the "No-Election Shares"). Nominee record holders who hold CommonWealth Bank Common Stock on behalf of multiple beneficial owners shall indicate how many of the shares held by them are Stock Election Shares, Cash Election Shares and No-Election Shares. If a shareholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes an Election Form prior to the Election Deadline and does not resubmit a properly completed Election Form prior to the Election Deadline, the shares of CommonWealth Bank Common Stock held by such shareholder shall be designated No-Election Shares. Any Dissenting Shares shall be deemed to be Cash Election Shares and, with respect to such shares, the holders thereof shall in no event be classified as holders of Reallocated Stock Shares.

     (b) The term "Election Deadline" shall mean 5:00 p.m., Eastern Time, on the 20th day following but not including the date of mailing of the Election Form or such other date as Parent and CommonWealth Bank shall mutually agree upon.

     (c) Any election to receive Parent Common Stock or cash shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form will be properly completed only if accompanied by Certificates representing all shares of CommonWealth Bank Common Stock covered thereby, subject to the provisions of paragraph (c) of Section 3.03. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such written notice is actually received by the Exchange Agent at or prior to the Election Deadline. The Certificate or Certificates representing CommonWealth Bank Common Stock relating to any revoked Election Form shall be promptly returned without charge to the person submitting the Election Form to the Exchange Agent. The Exchange Agent shall have reasonable discretion to determine when any election, modification or revocation is received, whether any such election, modification or revocation has been properly made and to disregard immaterial defects in any Election Form, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Parent nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

     (d) Within ten (10) Business Days after the Election Deadline, the Exchange Agent shall effect the allocation among holders of CommonWealth Bank Common Stock of rights to receive Parent Common Stock or cash in the Merger in accordance with the Election Forms as follows:

        (i) If the number of Cash Election Shares times the Per Share Cash Consideration is less than the Aggregate Cash Consideration, then:

           (1) all Cash Election Shares (subject to Section 3.06 with respect to Dissenting Shares) shall be converted into the right to receive cash,

           (2) No-Election Shares shall then be deemed to be Cash Election Shares to the extent necessary to have the total number of Cash Election Shares times the Per Share Cash Consideration equal the Aggregate Cash Consideration. If less than all of the No-Election Shares need to be treated as Cash Election Shares, then the Exchange Agent shall select which No-Election Shares shall be treated as Cash Election Shares in such manner as the Exchange Agent shall determine, and all remaining No-Election Shares shall thereafter be treated as Stock Election Shares,

           (3) If all of the No-Election Shares are treated as Cash Election Shares under the preceding subsection and the total number of Cash Election Shares times the Per Share Cash Consideration is less than the Aggregate Cash Consideration, then the Exchange Agent shall convert on a pro rata basis as described below in Section 3.02(e) a sufficient number of Stock Election Shares into Cash Election

                                    Annex I-8

        Shares ("Reallocated Cash Shares") such that the sum of the number of Cash Election Shares plus the number of Reallocated Cash Shares times the Per Share Cash Consideration equals the Aggregate Cash Consideration, and all Reallocated Cash Shares will be converted into the right to receive cash, and

           (4) the Stock Election Shares which are not Reallocated Cash Shares shall be converted into the right to receive Parent Common Stock.

        (ii) If the number of Cash Election Shares times the Per Share Cash Consideration is greater than the Aggregate Cash Consideration, then:

           (1) all Stock Election Shares and all No-Election Shares shall be converted into the right to receive Parent Common Stock,

           (2) the Exchange Agent shall convert on a pro rata basis as described below in Section 3.02(e) a sufficient number of Cash Election Shares (excluding any Dissenting Shares) ("Reallocated Stock Shares") such that the number of remaining Cash Election Shares (including Dissenting Shares) times the Per Share Cash Consideration equals the Aggregate Cash Consideration, and all Reallocated Stock Shares shall be converted into the right to receive Parent Common Stock, and

           (3) the Cash Election Shares (subject to Section 3.06 with respect to Dissenting Shares) which are not Reallocated Stock Shares shall be converted into the right to receive cash.

        (iii) If the number of Cash Election Shares times the Per Share Cash Consideration is equal to the Aggregate Cash Consideration, then subparagraphs (d)(i) and (ii) above shall not apply and all No-Election Shares and all Stock Election Shares will be converted into the right to receive Parent Common Stock.

     (e) In the event that the Exchange Agent is required pursuant to Section 3.02(d)(i)(3) to convert some Stock Election Shares into Reallocated Cash Shares, each holder of Stock Election Shares shall be allocated a pro rata portion of the total Reallocated Cash Shares. In the event the Exchange Agent is required pursuant to Section 3.02(d)(ii)(2) to convert some Cash Election Shares into Reallocated Stock Shares, each holder of Cash Election Shares shall be allocated a pro rata portion of the total Reallocated Stock Shares.

     (f) If at the time of the Closing, the aggregate value of the shares of Parent Common Stock to be exchanged for shares of CommonWealth Bank Common Stock is less than fifty percent (50%) of the aggregate value of the Merger Consideration, then Parent shall direct the Exchange Agent to convert a minimum number of No-Election Shares and, to the extent necessary a minimum number of Cash Election Shares, into Stock Election Shares so that the aggregate value of the shares of Parent Common Stock exchanged for shares of CommonWealth Bank Common Stock (other than cash in lieu of fractional shares) constitutes fifty percent (50%) of the aggregate value of the Merger Consideration. For purposes of this Section 3.02(f) only, the value of a share of Parent Common Stock will be the value as of the time of the Closing as determined for federal income tax purposes.

     3.03 Exchange Procedures.

     (a) At the Effective Time, for the benefit of the holders of Certificates,
(i) Parent shall deliver to the Exchange Agent certificates evidencing the number of shares of Parent Common Stock issuable and (ii) Parent shall deliver, or cause First Community Bank to deliver, to the Exchange Agent, the Aggregate Cash Consideration payable pursuant to this Article III in exchange for Certificates representing outstanding shares of CommonWealth Bank Common Stock. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.

     (b) After completion of the allocation referred to in paragraph (d) of
Section 3.02, each holder of an outstanding Certificate or Certificates who has surrendered such Certificate or Certificates to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of whole shares of Parent Common Stock and/or the amount of cash into which the aggregate number

                                    Annex I-9
of shares of CommonWealth Bank Common Stock previously represented by such Certificate or Certificates surrendered shall have been converted pursuant to this Agreement and, if such holder's shares of CommonWealth Bank Common Stock have been converted into Parent Common Stock, any other distribution theretofore paid with respect to Parent Common Stock issuable in the Merger, in each case without interest. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Each outstanding Certificate which prior to the Effective Time represented CommonWealth Bank Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent be deemed to evidence ownership of the number of shares of Parent Common Stock or the right to receive the amount of cash into which such CommonWealth Bank Common Stock shall have been converted. After the Effective Time, there shall be no further transfer on the records of CommonWealth Bank of Certificates representing shares of CommonWealth Bank Common Stock and if such Certificates are presented to CommonWealth Bank for transfer, they shall be cancelled against delivery of certificates for Parent Common Stock or cash as hereinabove provided. No dividends which have been declared will be remitted to any person entitled to receive shares of Parent Common Stock under Section 3.02 until such person surrenders the Certificate or Certificates representing CommonWealth Bank Common Stock, at which time such dividends shall be remitted to such person, without interest.

     (c) The Exchange Agent and Parent, as the case may be, shall not be obligated to deliver cash and/or a certificate or certificates representing shares of Parent Common Stock to which a holder of CommonWealth Bank Common Stock would otherwise be entitled as a result of the Merger until such holder surrenders the Certificate or Certificates representing the shares of CommonWealth Bank Common Stock for exchange as provided in this Section 3.03, or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by Parent. If any certificates evidencing shares of Parent Common Stock are to be issued in a name other than that in which the Certificate evidencing CommonWealth Bank Common Stock surrendered in exchange therefore is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed or accompanied by an executed form of assignment separate from the Certificate and otherwise in proper form for transfer and that the person requesting such exchange pay to the Exchange Agent any transfer or other tax required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered or otherwise establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (d) Any portion of the shares of Parent Common Stock and cash delivered to the Exchange Agent by Parent pursuant to Section 3.03(a) that remains unclaimed by the stockholders of CommonWealth Bank for six months after the Effective Time (as well as any proceeds from any investment thereof) shall be delivered by the Exchange Agent to Parent. Any stockholders of CommonWealth Bank who have not theretofore complied with Section 3.03(b) shall thereafter look only to Parent for the consideration deliverable in respect of each share of CommonWealth Bank Common Stock such shareholder holds as determined pursuant to this Agreement without any interest thereon. If outstanding Certificates for shares of CommonWealth Bank Common Stock are not surrendered or the payment for them is not claimed prior to the date on which such shares of Parent Common Stock or cash would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of Parent (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property. Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Parent and the Exchange Agent shall be entitled to rely upon the stock transfer books of CommonWealth Bank to establish the identity of those persons entitled to receive the consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, Parent and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

                                    Annex I-10

     (e) Notwithstanding anything in this Agreement to the contrary, Certificates surrendered for exchange by any CommonWealth Bank Affiliate shall not be exchanged for certificates representing shares of Parent Common Stock to which such CommonWealth Bank Affiliate may be entitled pursuant to the terms of this Agreement until Parent has received a written agreement from such person as specified in Section 6.07.

     3.04 Rights as Shareholders; Stock Transfers. At the Effective Time, holders of CommonWealth Bank Common Stock shall cease to be, and shall have no rights as, stockholders of CommonWealth Bank other than to receive the consideration provided under this Article III. After the Effective Time, there shall be no transfers on the stock transfer books of CommonWealth Bank or the Surviving Corporation of shares of CommonWealth Bank Common Stock.

     3.05 No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Parent Common Stock shall be issued in the Merger. Each holder of CommonWealth Bank Common Stock who otherwise would have been entitled to a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the Average Share Price of the Parent Common Stock, rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

     3.06 Dissenting Shares. Each outstanding share of CommonWealth Bank Common Stock the holder of which has perfected his right to dissent under the VSCA and has not effectively withdrawn or lost such right as of the Effective Time (the "Dissenting Shares") shall not be converted into or represent a right to receive shares of Parent Common Stock or cash hereunder, and the holder thereof shall be entitled only to such rights as are granted by the VSCA. CommonWealth Bank shall give Parent prompt notice upon receipt by CommonWealth Bank of any such written demands for payment of the fair value of such shares of CommonWealth Bank Common Stock and of withdrawals of such demands and any other instruments provided pursuant to the VSCA. If any holder of Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent at or prior to the Effective Time and shall have delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Dissenting Shares held by such holder shall be converted into a right to receive Parent Common Stock and/or cash in accordance with the applicable provisions of this Agreement; and if any such holder of Dissenting Shares shall not have delivered a properly completed Election Form to the Exchange Agent by the Election Deadline, the Dissenting Shares held by such holder shall be designated No-Election Shares. If any holder of Dissenting Shares shall have effectively withdrawn or lost the right to dissent (through failure to perfect or otherwise) after the Effective Time, the Dissenting Shares held by such holder shall be converted on a share by share basis into either the right to receive Parent Common Stock and/or cash in accordance with the applicable provisions of this Agreement as Parent or the Exchange Agent shall determine. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation.

     3.07 Anti-Dilution Provisions. If, between the date hereof and the Effective Time, the shares of Parent Common Stock shall be changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within said period (a "Capital Change"), the Exchange Ratio shall be adjusted accordingly.

     3.08 Withholding Rights. Parent (through the Exchange Agent, if applicable) shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any holder of shares of CommonWealth Bank Common Stock such amounts as Parent is required under the Code or any state, local or foreign tax law or regulation thereunder to deduct and withhold with respect to the making of such payment. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the holder of CommonWealth Bank Common Stock in respect of which such deduction and withholding was made by Parent.

     3.09  CommonWealth Bank Options.

     (a) At the Effective Time, each vested CommonWealth Bank Option which is then outstanding shall cease to represent a right to acquire shares of CommonWealth Bank Common Stock and shall be converted

                                    Annex I-11
automatically into an option to purchase shares of Parent Common Stock, and Parent shall assume each CommonWealth Bank Option, in accordance with the terms of the CommonWealth Bank Stock Option Plan and stock option or other agreement by which it is evidenced, except that from and after the Effective Time, (i) Parent and the Compensation Committee of its Board of Directors shall be substituted for CommonWealth Bank and the committee of the Board of Directors of CommonWealth Bank (including, if applicable, the entire Board of Directors of CommonWealth Bank) administering such CommonWealth Bank Stock Option Plan, (ii) each CommonWealth Bank Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (iii) the number of shares of Parent Common Stock subject to such CommonWealth Bank Option shall be equal to the number of shares of CommonWealth Bank Common Stock subject to such CommonWealth Bank Option immediately prior to the Effective Time multiplied by the Exchange Ratio, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded down to the nearest share, and (iv) the per share exercise price under each such CommonWealth Bank Option shall be adjusted by dividing the per share exercise price under each such CommonWealth Bank Option by the Exchange Ratio, provided that such exercise price shall be rounded up to the nearest cent. Notwithstanding clauses (iii) and (iv) of the preceding sentence, each CommonWealth Bank Option which is an "incentive stock option" shall be adjusted as required by Section 424 of the Code, and the regulations promulgated thereunder, so as not to constitute a modification, extension or renewal of the option within the meaning of Section 424(h) of the Code. Parent and CommonWealth Bank agree to take all necessary steps to effect the foregoing provisions of this Section 3.09(a).

     (b) Within fifteen Business Days after the Effective Time, Parent shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of Parent Common Stock subject to the options referred to in paragraph (a) of this Section
3.09 and shall use its reasonable efforts to maintain the current status of the prospectus or prospectuses contained therein for so long as such options remain outstanding in the case of a Form S-8 or, in the case of a Form S-3, until the shares subject to such options may be sold without a further holding period under Rule 144 under the Securities Act.

                                   ARTICLE IV

                          ACTIONS PENDING ACQUISITION

     4.01 Forbearances of CommonWealth Bank. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, without the prior written consent of Parent, CommonWealth Bank will not:

     (a) Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and Parent the goodwill of the customers of CommonWealth Bank and others with whom business relations exist.

     (b) Capital Stock. Other than pursuant to Rights set forth on Schedule 4.01(b) of CommonWealth Bank's Disclosure Schedule and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights or (ii) permit any additional shares of stock to become subject to grants of employee or director stock options or other Rights.

     (c) Dividends; Etc. (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of CommonWealth Bank Stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.

     (d) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of CommonWealth Bank or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, provided that no such increase shall result in an annual adjustment of more than 5%, (ii) for other changes that are required by applicable law, (iii) to satisfy contractual obligations existing as of the date hereof and set forth in Schedule 4.01(d) of CommonWealth Bank's Disclosure Schedule and (iv) for grants of awards to newly-hired employees consistent with past practice.

                                    Annex I-12

     (e) Hiring. Hire any person as an employee of CommonWealth Bank or promote any employee, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Schedule 4.01(e) of CommonWealth Bank's Disclosure Schedule and (ii) persons hired to fill any vacancies arising after the date hereof and whose employment is terminable at the will of CommonWealth Bank other than any person to be hired who would have a base salary, including any guaranteed bonus or any similar bonus, considered on an annual basis of more than $40,000.

     (f) Benefit Plans. Enter into, establish, adopt or amend, or make any contributions to (except (i) as may be required by applicable law or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on
Schedule 4.01(f) of CommonWealth Bank's Disclosure Schedule), any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of CommonWealth Bank or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

     (g) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to CommonWealth Bank.

     (h) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

     (i) Capital Expenditures. Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $10,000 individually or $50,000 in the aggregate.

     (j) Governing Documents. Amend the CommonWealth Bank Articles or the CommonWealth Bank Bylaws.

     (k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.

     (l) Contracts. Except in the ordinary course of business consistent with past practice or as otherwise permitted under this Section 4.01, enter into or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.

     (m) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which CommonWealth Bank is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by CommonWealth Bank of an amount which exceeds $10,000 and/or would impose any material restriction on the business of CommonWealth Bank or create precedent for claims that are reasonably likely to be material to CommonWealth Bank.

     (n) Banking Operations. Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract with respect to branching or site location or branching or site relocation.

     (o)  Derivatives Contracts.  Enter into any Derivatives Contract.

     (p) Indebtedness. Incur any indebtedness for borrowed money (other than deposits, federal funds purchased, cash management accounts, Federal Home Loan Bank borrowings that mature within one year and securities sold under agreements to repurchase that mature within one year, in each case in the ordinary course of business consistent with past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

                                    Annex I-13

     (q) Investment Securities. Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) any debt security or Equity Investment other than federal funds or United States Government securities or United States Government agency securities, in each case with a term of one (1) year or less.

     (r) Loans. Make, renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (collectively, "Loans") other than in the ordinary course of business consistent with past practice, provided that any commercial business loan, multi-family residential loan, or commercial real estate loan that is originated, renewed or modified cannot have a principal balance in excess of $200,000 without Parent's written consent.

     (s) Investments in Real Estate. Make any investment or commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

     (t) Adverse Actions. (i) Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement except as may be required by applicable law or regulation.

     (u) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

     4.02 Forbearances of Parent. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of CommonWealth Bank, Parent will not, and will cause each of its Subsidiaries not to:

     (a) Adverse Actions. Take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VII not being satisfied or (z) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation.

     (b) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     5.01 Disclosure Schedules. On or prior to the date hereof, Parent has delivered to CommonWealth Bank a schedule and CommonWealth Bank has delivered to Parent a schedule (respectively, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in
Section 5.03 or 5.04 or to one or more of its covenants contained in Article IV; provided, however, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by
Section 5.02 and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.

                                    Annex I-14

     5.02 Standard. No representation or warranty of CommonWealth Bank on the one hand or Parent and First Community Bank on the other hand contained in Sections 5.03 or 5.04, respectively, shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04, has had or is reasonably likely to have a Material Adverse Effect on the party making such representation or warranty.

     5.03 Representations and Warranties of CommonWealth Bank. Subject to Sections 5.01 and 5.02, CommonWealth Bank hereby represents and warrants to
Parent:

     (a) Organization, Standing and Authority. CommonWealth Bank is duly organized, validly existing and in good standing as a Virginia-chartered bank under the laws of the Commonwealth of Virginia. CommonWealth Bank is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. CommonWealth Bank has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted. The deposit accounts of CommonWealth Bank are insured by the Bank Insurance Fund in the manner and to the maximum extent provided by applicable law, and CommonWealth Bank has paid all deposit insurance premiums and assessments required by applicable laws and regulations.

     (b) CommonWealth Bank Capital Stock. The authorized capital stock of CommonWealth Bank consists solely of 3,000,000 shares of CommonWealth Bank Common Stock, of which 720,049 shares are issued and outstanding as of the date hereof. As of the date hereof, no shares of CommonWealth Bank Common Stock were held in treasury by CommonWealth Bank or otherwise directly or indirectly owned by CommonWealth Bank. The outstanding shares of CommonWealth Bank Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of CommonWealth Bank Common Stock have been issued in violation of the preemptive rights of any Person.
Section 5.03(b) of CommonWealth Bank's Disclosure Schedule sets forth for each CommonWealth Bank Stock Option, the name of the grantee, the date of the grant, the type of grant, the status of the option grant as qualified or non-qualified under Section 422 of the Code, the number of shares of CommonWealth Bank Common Stock subject to each option, the number of shares of CommonWealth Bank Common Stock subject to options that are currently exercisable and the exercise price per share. Except as set forth in the preceding sentence, there are no shares of CommonWealth Bank Common Stock reserved for issuance, CommonWealth Bank does not have any Rights issued or outstanding with respect to CommonWealth Bank Common Stock and CommonWealth Bank does not have any commitment to authorize, issue or sell any CommonWealth Bank Common Stock or Rights.

     (c) No Subsidiaries.

           (i) CommonWealth Bank does not own beneficially, directly or indirectly, any Subsidiary.

           (ii) Except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, CommonWealth Bank does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person or any interest in a partnership or joint venture of any kind.

     (d) Corporate Power. CommonWealth Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and CommonWealth Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, subject to receipt of all necessary approvals of Governmental Authorities and the approval of CommonWealth Bank's stockholders of this Agreement.

     (e) Corporate Authority. Subject to the approval of this Agreement by the holders of the outstanding CommonWealth Bank Common Stock, this Agreement and the Transaction have been authorized by all necessary corporate action of CommonWealth Bank and the CommonWealth Bank Board on or prior to the date hereof. CommonWealth Bank has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Parent and First Community Bank, this Agreement is a valid and legally binding

                                    Annex I-15
obligation of CommonWealth Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

     (f) Regulatory Approvals; No Defaults.

           (i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by CommonWealth Bank in connection with the execution, delivery or performance by CommonWealth Bank of this Agreement or to consummate the Transaction, except as Previously Disclosed and except for (A) filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board, the OCC and the Bureau, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the submission of this Agreement for the approval of the holders of CommonWealth Bank Common Stock and the issuance of Parent Common Stock in the Merger, (C) the filing of Articles of Merger with the Virginia State Corporation Commission pursuant to the VSCA and the filing of a Notice of Consummation with the OCC pursuant to OCC guidelines and (D) the approval of this Agreement by the holders of the outstanding shares of CommonWealth Bank Common Stock. As of the date hereof, CommonWealth Bank is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

           (ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by CommonWealth Bank and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of CommonWealth Bank or to which CommonWealth Bank or any of its properties is subject or bound, (B) constitute a breach or violation of, or a default under, the CommonWealth Bank Articles or the CommonWealth Bank Bylaws or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

     (g) Financial Reports; Undisclosed Liabilities.

           (i) CommonWealth Bank's Annual Reports on Form 10-KSB for the fiscal years ended December 31, 2001, December 31, 2000 and December 31, 1999 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 1999 with the Federal Reserve Board (collectively, CommonWealth Bank's "Securities Documents"), as of the date filed or to be filed and as amended prior to the date hereof, (A) complied or will comply in all material respects as to form with the applicable regulations of the Federal Reserve Board as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the balance sheets contained in any such Securities Documents (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of CommonWealth Bank as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of CommonWealth Bank for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

                                    Annex I-16

           (ii) Except as Previously Disclosed, since September 30, 2002, CommonWealth Bank has not incurred any liability other than in the ordinary course of business consistent with past practice (excluding the incurrence of expenses related to this Agreement and the Transaction).

           (iii) Since September 30, 2002, (A) CommonWealth Bank has conducted its businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the Transaction), (B) except as Previously Disclosed, CommonWealth Bank has not taken nor permitted any of the actions set forth in Section
        4.01 hereof between September 30, 2002 and the date hereof (except with respect to Sections 4.01(r) and (u), where the relevant period is between November 30, 2002 and the date hereof) and (C) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to CommonWealth Bank.

           (iv) No agreement pursuant to which any loans or other assets have been or shall be sold by CommonWealth Bank entitled the buyer of such loans or other assets, unless there is material breach of a representation or covenant by CommonWealth Bank, to cause CommonWealth Bank to repurchase such loan or other asset or the buyer to pursue any other form of recourse against CommonWealth Bank. Since December 31, 1999, no cash, stock or other dividend or any other distribution with respect to the CommonWealth Bank Common Stock has been declared, set aside or paid. No shares of CommonWealth Bank Common Stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by CommonWealth Bank since September 30, 2002, and no agreements have been made to do the foregoing.

     (h) Litigation. No litigation, claim or other proceeding before any court or governmental agency is pending against CommonWealth Bank and, to CommonWealth Bank's knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim or other proceeding. CommonWealth Bank is not a party to any order, judgment or decree which has or could reasonably be expected to have a Material Adverse Effect with respect to CommonWealth Bank.

     (i) Regulatory Matters.

           (i) Neither CommonWealth Bank nor any of its properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it (collectively, the "CommonWealth Bank Regulatory Authorities"). CommonWealth Bank has paid all assessments made or imposed by any CommonWealth Bank Regulatory Authority.

           (ii) CommonWealth Bank has not been advised by, nor does it have any knowledge of facts which could give rise to an advisory notice by, any CommonWealth Bank Regulatory Authority that such CommonWealth Bank Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

     (j) Compliance With Laws. CommonWealth Bank:

           (i) is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

           (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it

                                    Annex I-17
        to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to CommonWealth Bank's knowledge, no suspension or cancellation of any of them is threatened; and

           (iii) has received, since December 31, 1999, no notification or communication from any Governmental Authority (A) asserting that CommonWealth Bank is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or
        (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to CommonWealth Bank's knowledge, do any grounds for any of the foregoing exist).

     (k) Material Contracts; Defaults.

           (i) Except for documents listed as exhibits to CommonWealth Bank's Securities Documents or as Previously Disclosed, CommonWealth Bank is not a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which would entitle any present or former director, officer, employee or agent of CommonWealth Bank to indemnification from CommonWealth Bank, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement that has not been filed or incorporated by reference in CommonWealth Bank's Securities Documents, (iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 60 days or less notice and involving the payment of more than $50,000 per annum or (v) which materially restricts the conduct of any business by CommonWealth Bank (collectively, "Material Contracts"). CommonWealth Bank has Previously Disclosed and made available to Parent true and correct copies of each such document.

           (ii) CommonWealth Bank is not in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by CommonWealth Bank is currently outstanding.

     (l) No Brokers. No action has been taken by CommonWealth Bank that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the Transaction, excluding a Previously Disclosed fee to be paid to Baxter, Fentriss & Co.

     (m) Employee Benefit Plans.

           (i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of CommonWealth Bank (the "Employees") and current or former directors of CommonWealth Bank including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the "Benefit Plans"), are Previously Disclosed in the Disclosure Schedule. True and complete copies of (A) all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto; (B) the most recent annual report (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service ("IRS") or Department of Labor (the "DOL"), as applicable, and any financial statements and opinions required by
        Section 103(e)(3) of ERISA with respect to each Benefit Plan; (C) for each Benefit Plan which is a "top-hat" plan, a copy of filings with the DOL; (D) the most recent determination letter issued by the IRS for each Benefit Plan; (E) the most recent summary plan description and any modifications for each Benefit Plan; (F) the most recent actuarial report, if any relating to each Benefit Plan, and (G) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan, have been provided or made available to Parent.

                                    Annex I-18

           (ii) Each Benefit Plan has been administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained. Each Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service, and CommonWealth Bank is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. CommonWealth Bank has not received any correspondence or written or verbal notice from the IRS, DOL, any other governmental agency, any participant in or beneficiary of, a Benefit Plan, or any agent representing any of the foregoing that brings into question the qualification of any such Benefit Plan. There is no material pending or, to CommonWealth Bank's knowledge, threatened litigation relating to the Benefit Plans. CommonWealth Bank has not engaged in a transaction with respect to any Benefit Plan or Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject CommonWealth Bank to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. There are no matters pending before the IRS, DOL or other governmental agency with respect to any Benefit Plan.

           (iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by CommonWealth Bank with respect to any ongoing, frozen or terminated "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by it or the single-employer plan of any entity which is considered one employer with CommonWealth Bank under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate"). CommonWealth Bank has not incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event," within the meaning of
        Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the Transaction.

           (iv) All contributions required to be made under the terms of any Benefit Plan have been timely made or have been reflected on the financial statements of CommonWealth Bank included in CommonWealth Bank's Securities Documents. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. CommonWealth Bank has not provided, and is not required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

           (v) CommonWealth Bank has no obligations for retiree health and life benefits under any Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. CommonWealth Bank may amend or terminate any such Benefit Plan at any time without incurring any liability thereunder. No event or condition exists with respect to a Benefit Plan that could subject CommonWealth Bank to a material tax under Section 4980B of the Code.

           (vi) None of the execution of this Agreement, shareholder approval of this Agreement or consummation of the Transaction will (A) except as Previously Disclosed, entitle any employees of CommonWealth Bank to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in any payment that would be a "parachute payment" to a "disqualified individual" as those terms are defined in

                                    Annex I-19

        Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

           (vii) All required reports and descriptions (including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions) have been filed or distributed appropriately with respect to each Benefit Plan. All required tax filings with respect to each Benefit Plan have been made, and any taxes due in connection with such filings have been paid.

     (n) Labor Matters. CommonWealth Bank is not a party to and is not bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is CommonWealth Bank the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel CommonWealth Bank to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to CommonWealth Bank's knowledge, threatened, nor is CommonWealth Bank aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

     (o) Environmental Matters.

           (i) CommonWealth Bank is in compliance with applicable Environmental Laws; (ii) to CommonWealth Bank's knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by CommonWealth Bank, or any property in which CommonWealth Bank has held a security interest, Lien or a fiduciary or management role ("CommonWealth Bank Loan Property"), has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws; (iii) CommonWealth Bank could not be deemed the owner or operator of, nor has it participated in the management regarding Hazardous Substances of, any CommonWealth Bank Loan Property which has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws; (iv) CommonWealth Bank has no liability for any Hazardous Substance disposal or contamination on any third party property; (v) CommonWealth Bank has not received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law;
        (vi) CommonWealth Bank is not subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; (vii) to CommonWealth Bank's knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving CommonWealth Bank, any currently or formerly owned or operated property, or any CommonWealth Bank Loan Property, that could reasonably be expected to result in any claims, liability or investigations against CommonWealth Bank, result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law, or adversely affect the value of any CommonWealth Bank Loan Property; and (viii) CommonWealth Bank has Previously Disclosed and made available to Parent copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to CommonWealth Bank and any currently or formerly owned or operated property.

           As used herein, the term "Environmental Laws" means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources,
        (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance; and the term "Hazardous Substance" means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or
        (C) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.

                                    Annex I-20

     (p) Tax Matters.

           (i) (A) All Tax Returns that are required to be filed on or before the Effective Date (taking into account any extensions of time within which to file which have not expired) by or with respect to the CommonWealth Bank Group have been or will be timely filed on or before the Effective Date, (B) all such Tax Returns are or will be true and complete in all material respects, (C) all Taxes shown to be due on the Tax Returns referred to in clause (A) have been or will be timely paid in full, (D) the Tax Returns referred to in clause (A) have been examined by the Internal Revenue Service or the appropriate Tax authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (E) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full, (F) no material issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (G) no member of the CommonWealth Bank Group has waived any statutes of limitation with respect to any Taxes of CommonWealth Bank.

           (ii) CommonWealth Bank has made available to Parent true and correct copies of the United States federal income Tax Returns filed by CommonWealth Bank for each of the three most recent fiscal years for which such returns have been filed.

           (iii) CommonWealth Bank has no liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by CommonWealth Bank's Securities Documents filed prior to the date hereof in excess of the amounts accrued or subject to a reserve with respect thereto that are reflected in the financial statements included in CommonWealth Bank's Securities Documents filed on or prior to the date hereof.

           (iv) CommonWealth Bank is not a party to any Tax allocation or sharing agreement, is not nor has it been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group the common parent of which is or was CommonWealth Bank) and does not otherwise has any liability for the Taxes of any Person (other than CommonWealth Bank).

           (v) No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to CommonWealth Bank.

           (vi) CommonWealth Bank does not maintain any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under
        Section 162(m) of the Code and the regulations issued thereunder.

           (vii) As of the date hereof, CommonWealth Bank has no reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

           (viii) (A) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the Transaction and (B) all Taxes that CommonWealth Bank is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required by applicable law, have been paid to the proper Governmental Authority or other Person.

     (q) Risk Management Instruments. CommonWealth Bank is not a party and has not agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on its balance sheet and is a derivatives contract (including various combinations thereof) (each, a "Derivatives Contract") nor does CommonWealth Bank own securities that (i) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or
(ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

                                    Annex I-21

     (r) Loans; Nonperforming and Classified Assets.

           (i) Each Loan on the books and records of CommonWealth Bank was made and has been serviced in all material respects in accordance with customary lending standards in the ordinary course of business, is evidenced in all material respects by appropriate and sufficient documentation and, to the knowledge of CommonWealth Bank, constitutes the legal, valid and binding obligation of the obligor named therein, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditor's rights or by general equity principles.

           (ii) CommonWealth Bank has Previously Disclosed as to CommonWealth Bank as of the latest practicable date: (A) any written or, to CommonWealth Bank's knowledge, oral Loan under the terms of which the obligor is 60 or more days delinquent in payment of principal or interest, or to CommonWealth Bank's knowledge, in default of any other material provision thereof; (B) each Loan which has been classified as "substandard," "doubtful," "loss" or "special mention" (or words of similar import) by CommonWealth Bank or an applicable regulatory authority (it being understood that no representation is being made that the Federal Reserve Board or the Bureau would agree with the loan classifications established by CommonWealth Bank); (C) a listing of the OREO acquired by foreclosure or by deed-in-lieu thereof, including the book value thereof; and (D) each Loan with any director, executive officer or five percent or greater shareholder of CommonWealth Bank, or to the best knowledge of CommonWealth Bank, any Person controlling, controlled by or under common control with any of the foregoing.

     (s) Properties. All real and personal property owned by CommonWealth Bank or presently used by it in its business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with its past practices. CommonWealth Bank has good and marketable title free and clear of all Liens to all of the material properties and assets, real and personal, reflected on the balance sheet of CommonWealth Bank as of September 30, 2002 included in CommonWealth Bank's Securities Documents or acquired after such date, other than properties sold by CommonWealth Bank in the ordinary course of business, except (i) Liens for current taxes and assessments not yet due or payable (ii) pledges to secure deposits and other Liens incurred in the ordinary course of its banking business, (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and (iv) as reflected on the balance sheet of CommonWealth Bank as of September 30, 2002 included in CommonWealth Bank's Securities Documents. All real and personal property which is material to CommonWealth Bank's business and leased or licensed by CommonWealth Bank is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.

     (t) Intellectual Property. CommonWealth Bank owns or possesses valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in its businesses, all of which have been Previously Disclosed by CommonWealth Bank, and CommonWealth Bank has not received any notice of conflict with respect thereto that asserts the right of others. CommonWealth Bank has performed in all material respects all the obligations required to be performed by it and is not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.

     (u) Fiduciary Accounts. CommonWealth Bank has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither CommonWealth Bank, nor any of its directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

     (v) Books and Records. The books and records of CommonWealth Bank are being maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of CommonWealth Bank.

                                    Annex I-22

     (w) Insurance. CommonWealth Bank has Previously Disclosed all of the material insurance policies, binders, or bonds currently maintained by CommonWealth Bank ("Insurance Policies"). CommonWealth Bank is insured with reputable insurers against such risks and in such amounts as the management of CommonWealth Bank reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; CommonWealth Bank is not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

     (x) Allowance For Loan Losses. CommonWealth Bank's allowance for loan losses is, and shall be as of the Effective Date, in compliance with CommonWealth Bank's existing methodology for determining the adequacy of its allowance for loan losses as well as the standards established by applicable Governmental Authorities and the Financial Accounting Standards Board and is and shall be adequate under all such standards.

     (y) Transactions With Affiliates. All "covered transactions" between CommonWealth Bank and an "affiliate" within the meaning of Sections 23A and 23B of the Federal Reserve Act have been in compliance with such provisions.

     (z) Required Vote; Antitakeover Provisions; Company Rights Agreement.

           (i) The affirmative vote of the holders of two-thirds of the issued and outstanding shares of CommonWealth Bank is necessary to approve this Agreement and the Transaction on behalf of CommonWealth Bank. No other vote of the stockholders of CommonWealth Bank is required by law, the CommonWealth Bank Articles, the CommonWealth Bank Bylaws or otherwise to approve this Agreement and the Transaction.

           (ii) Based on the representation and warranty of Parent contained in
        Section 5.04(m), no "control share acquisition," "business combination moratorium," "fair price" or other form of antitakeover statute or regulation is applicable to this Agreement or the Transaction.

     (aa) Fairness Opinion. The CommonWealth Bank Board has received the written opinion of Baxter, Fentriss & Co., to the effect that as of the date hereof the Merger Consideration is fair to the holders of CommonWealth Bank Common Stock from a financial point of view.

     (bb) Transactions in Securities.

           (i) All offers and sales of CommonWealth Bank Common Stock by CommonWealth Bank were at all relevant times exempt from or complied with the registration requirements of the Securities Act.

           (ii) Neither CommonWealth Bank nor, to CommonWealth Bank's knowledge,
        (a) any director or executive officer of CommonWealth Bank, (b) any person related to any such director or officer by blood, marriage or adoption and residing in the same household and (c) any person who has been knowingly provided material nonpublic information by any one or more of these persons, has purchased or sold, or caused to be purchased or sold, any shares of CommonWealth Bank Common Stock or other securities issued by CommonWealth Bank (i) during any period when CommonWealth Bank was in possession of material nonpublic information or
        (ii) in violation of any applicable provision of the Exchange Act.

     (cc) Disclosure.  The representations and warranties contained in this
Section 5.03, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

     5.04 Representations and Warranties of Parent and First Community
Bank. Subject to Sections 5.01 and 5.02, Parent and First Community Bank hereby represent and warrant to CommonWealth Bank as follows:

     (a) Organization, Standing and Authority. Parent is duly organized, validly existing and in good standing under the laws of the State of Nevada. Parent is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Parent has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

                                    Annex I-23

     (b) Parent Stock.

           (i) As of the date hereof, the authorized capital stock of Parent consists solely of 15,000,000 shares of Parent Common Stock, of which 9,888,482 shares were issued and outstanding as of the date hereof, and 1,000,000 shares of Parent Preferred Stock, of which no shares were issued and outstanding as of the date hereof. The outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the shares of Parent Common Stock have been issued in violation of the preemptive rights of any Person. As of the date hereof, except as Previously Disclosed, there are no Rights authorized, issued or outstanding with respect to the capital stock of Parent, except for shares of Parent Common Stock issuable pursuant to the Parent Benefits Plans and by virtue of this Agreement.

           (ii) The shares of Parent Common Stock to be issued in exchange for shares of CommonWealth Bank Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.

     (c) First Community Bank.

           (i) First Community Bank has been duly organized and is validly existing in good standing under the laws of the United States and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. First Community Bank is duly licensed by the OCC and its deposits are insured by the FDIC in the manner and to the maximum extent provided by law.

           (ii) As of the date hereof, (A) Parent owns, directly or indirectly, all the issued and outstanding equity securities of First Community Bank, (B) no equity securities of First Community Bank are or may become required to be issued (other than to Parent) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which First Community Bank is or may be bound to sell or otherwise transfer any of its equity securities (other than to Parent or any of its wholly-owned Subsidiaries) and (D) there are no contracts, commitments, understandings, or arrangements relating to Parent's right to vote or to dispose of such securities.

     (d) Corporate Power. Each of Parent and First Community Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Parent has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transaction, subject to the receipt of all necessary approvals of Governmental Authorities.

     (e) Corporate Authority. This Agreement and the Transaction have been authorized by all necessary corporate action of Parent, the Parent Board, First Community Bank and the First Community Bank Board. This Agreement has been duly executed and delivered by Parent and First Community Bank and, assuming due authorization, execution and delivery by CommonWealth Bank, this Agreement is a valid and legally binding agreement of Parent and First Community Bank enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

     (f) Regulatory Approvals; No Defaults.

           (i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Parent or any of its Subsidiaries in connection with the execution, delivery or performance by Parent and First Community Bank of this Agreement or to consummate the Transaction, except for (A) filings of applications or notices with and approvals or waivers by the Federal Reserve Board, the OCC and the Bureau, as required, (B) filings with the SEC and state securities authorities, as applicable, in connection with the submission of this Agreement for the approval of the holders of CommonWealth Bank Common Stock and the issuance of Parent Common Stock in the Merger, (C) the approval of the listing on Nasdaq of the Parent Common Stock to be issued in the Merger and (D) the filing of Articles of Merger with the

                                    Annex I-24

        Virginia State Corporation Commission pursuant to the VSCA and the filing of a Notice of Consummation with the OCC pursuant to OCC guidelines. As of the date hereof, Parent is not aware of any reason why the approvals set forth above and referred to in Section 7.01(b) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

           (ii) Subject to receipt, or the making, of the consents, approvals, waivers and filings referred to in the preceding paragraph and expiration of the related waiting periods, the execution, delivery and performance of this Agreement by Parent and First Community Bank and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Parent or of any of its Subsidiaries or to which Parent or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of Parent or any of its Subsidiaries or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

     (g) Financial Reports and Securities Documents; Material Adverse Effect.

           (i) Parent's Annual Report on Form 10-K for the year ended December 31, 2001 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 1999 under the Securities Act, or under
        Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, Parent's "Securities Documents") with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated balance sheets contained in or incorporated by reference into any such Securities Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of Parent and its Subsidiaries as of its date, and each of the consolidated statements of income and changes in stockholders' equity and cash flows or equivalent statements in such Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in stockholders' equity and cash flows, as the case may be, of Parent and its Subsidiaries for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.

           (ii) Since September 30, 2002, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section
        5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Parent.

     (h) Litigation. No litigation, claim or other proceeding before any court or governmental agency is pending against Parent or its Subsidiaries and, to Parent's knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim or other proceeding. Neither Parent nor any of its Subsidiaries is a party to any order, judgment or decree which has or could reasonably be expected to have a Material Adverse Effect with respect to Parent.

     (i) No Brokers. No action has been taken by Parent or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the Transaction, except a fee to be paid to Ryan, Beck & Co., Inc.

                                    Annex I-25

     (j) Tax Matters. As of the date hereof, Parent does not have any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     (k) Regulatory Matters.

           (i) Neither Parent nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it (collectively, the "Parent Regulatory Authorities"). Parent and its Subsidiaries have paid all assessments made or imposed by any Parent Regulatory Authority.

           (ii) Neither Parent nor any its Subsidiaries has been advised by, and does not have any knowledge of facts which could give rise to an advisory notice by, any Parent Regulatory Authority that such Parent Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

     (l) Compliance With Laws.  Each of Parent and its Subsidiaries:

           (i) is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

           (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Parent's knowledge, no suspension or cancellation of any of them is threatened; and

           (iii) has received, since December 31, 1999, no notification or communication from any Governmental Authority (A) asserting that Parent or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Parent's knowledge, do any grounds for any of the foregoing exist).

     (m) Ownership of CommonWealth Bank Common Stock. Except as Previously Disclosed, none of Parent or any of its Subsidiaries, or to Parent's knowledge, any of its other affiliates or associates (as such terms are defined under the Exchange Act), owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of CommonWealth Bank (other than shares held in a fiduciary capacity that are beneficially owned by third parties or as a result of debts previously contracted).

     (n) Financial Ability. On the Effective Date and through the date of payment of the Aggregate Cash Consideration by Parent, Parent or First Community Bank will have all funds necessary to consummate the Merger and pay the Aggregate Cash Consideration to holders of CommonWealth Bank Common Stock pursuant to Sections 3.01 and 3.02 hereof. Each of Parent and First Community Bank is, and immediately following completion of the Transaction will be, in compliance with all capital requirements applicable to it.

     (o) Disclosure.  The representations and warranties contained in this
Section 5.04, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

                                    Annex I-26

                                   ARTICLE VI

                                   COVENANTS

     6.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of CommonWealth Bank, Parent and First Community Bank agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction, including the satisfaction of the conditions set forth in
Article VII hereof, and shall cooperate fully with the other party hereto to that end.

     6.02 Shareholder Approval. CommonWealth Bank agrees to take, in accordance with applicable law and the CommonWealth Bank Articles and the CommonWealth Bank Bylaws, all action necessary to convene as soon as reasonably practicable a special meeting of its stockholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by CommonWealth Bank's stockholders for consummation of the Transaction (including any adjournment or postponement, the "Commonwealth Bank Meeting"). Except with the prior approval of Parent, no other matters shall be submitted for the approval of the CommonWealth Bank stockholders at the CommonWealth Bank Meeting. The CommonWealth Bank Board shall at all times prior to and during such meeting recommend such approval and shall take all reasonable lawful action to solicit such approval by its stockholders; provided that nothing in this Agreement shall prevent the CommonWealth Bank Board from withholding, withdrawing, amending or modifying its recommendation if the CommonWealth Bank Board determines, after consultation with its outside counsel, that such action is legally required in order for the directors to comply with their fiduciary duties to the CommonWealth Bank stockholders under applicable law; provided, further, that
Section 6.08 shall govern the withholding, withdrawing, amending or modifying of such recommendation in the circumstances described therein.

     6.03 Registration Statement.

     (a) Parent agrees to prepare a registration statement on Form S-4 or other applicable form (the "Registration Statement") to be filed by Parent with the SEC in connection with the issuance of Parent Common Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of CommonWealth Bank constituting a part thereof (the "Proxy Statement") and all related documents). CommonWealth Bank shall prepare and furnish such information relating to it and its directors, officers and stockholders as may be reasonably required in connection with the above referenced documents based on its knowledge of and access to the information required for said documents, and CommonWealth Bank, and its legal, financial and accounting advisors, shall have the right to review in advance such Registration Statement prior to its filing. CommonWealth Bank agrees to cooperate with Parent and Parent's counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor in connection with the Registration Statement and the Proxy Statement. Provided that CommonWealth Bank has cooperated as described above, Parent agrees to file, or cause to be filed, the Registration Statement and the Proxy Statement with the SEC as promptly as reasonably practicable. Each of CommonWealth Bank and Parent agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after the filing thereof. Parent also agrees to use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. After the Registration Statement is declared effective under the Securities Act, CommonWealth Bank shall promptly mail at its expense the Proxy Statement to its stockholders.

     (b) Each of CommonWealth Bank and Parent agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement shall, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto shall, at the date(s) of mailing to stockholders and at the time of the CommonWealth Bank Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Each of CommonWealth Bank and Parent further agrees that if such party shall become aware prior to the Effective Date of any

                                    Annex I-27
information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other parties thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

     (c) Parent agrees to advise CommonWealth Bank, promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Parent Common Stock for offering or sale in any jurisdiction, of the initiation or, to the extent Parent is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

     6.04 Regulatory Filings.

     (a) Each of Parent, First Community Bank and CommonWealth Bank shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Transaction; and any initial filings with Governmental Authorities shall be made by Parent as soon as reasonably practicable after the execution hereof. Each of Parent and CommonWealth Bank shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any third party or any Governmental Authority in connection with the Transaction. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Transaction, and each party shall keep the other parties apprised of the status of material matters relating to completion of the Transaction.

     (b) Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries (if applicable), directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their Subsidiaries (if applicable) to any third party or Governmental Authority.

     6.05 Press Releases. CommonWealth Bank and Parent shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or the rules or regulations of Nasdaq. CommonWealth Bank and Parent shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other party.

     6.06 Access; Information.

     (a) CommonWealth Bank agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Parent and Parent's officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel of CommonWealth Bank and to such other information relating to CommonWealth Bank as Parent may reasonably request and, during such period, it shall furnish promptly to Parent all information concerning the business, properties and personnel of CommonWealth Bank as Parent may reasonably request.

     (b) Parent agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford CommonWealth Bank and its authorized representatives such access to Parent's personnel as CommonWealth Bank may reasonably request.

                                    Annex I-28

     (c) Each party agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.06 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the Transaction. Subject to the requirements of law, each party shall keep confidential, and shall cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 6.06 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from publicly available sources. In the event that this Agreement is terminated or the Transaction shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by any party of the business and affairs of any other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to any party's obligation to consummate the Transaction.

     6.07 Affiliates. CommonWealth Bank shall use its reasonable best efforts to identify those persons who may be deemed to be "affiliates" of CommonWealth Bank within the meaning of Rule 145 promulgated by the SEC under the Securities Act (the "Company Affiliates") and to cause each person so identified to deliver to Parent as soon as practicable, and in any event prior to the date of CommonWealth Bank Meeting, a written agreement to comply with the requirements of Rule 145 under the Securities Act in connection with the sale or other transfer of Parent Common Stock received in the Merger, which agreement shall be in the form attached hereto as Annex B (the "Affiliate Letter").

     6.08 Acquisition Proposals. CommonWealth Bank agrees that it shall not, and that it shall direct and use its reasonable best efforts to cause its directors, officers, employees, agents and representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving CommonWealth Bank, or any purchase of all or substantially all of the assets of CommonWealth Bank or more than 10% of the outstanding equity securities of CommonWealth Bank (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). CommonWealth Bank further agrees that it shall not, and that it shall direct and use its reasonable best efforts to cause its directors, officers, employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the CommonWealth Bank or the CommonWealth Bank Board from (A) complying with its disclosure obligations under federal or state law;
(B) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the CommonWealth Bank Board receives from the Person so requesting such information an executed confidentiality agreement; (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal or
(D) recommending such an Acquisition Proposal to the stockholders of CommonWealth Bank, if and only to the extent that, in each such case referred to in clause (B), (C) or (D) above, (i) the CommonWealth Bank Board determines in good faith (after consultation with outside legal counsel) that such action would be required in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) the CommonWealth Bank Board determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and would, if consummated, result in a transaction more favorable to CommonWealth Bank's stockholders from a financial point of view than the Merger. An Acquisition Proposal which is received and considered by the CommonWealth Bank in compliance with this Section 6.08 and which meets the requirements set forth in clause (D) of the preceding sentence is herein referred to as a "Superior Proposal." CommonWealth Bank agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals. CommonWealth Bank agrees that it will notify Parent if any such inquiries, proposals or offers are received by, any such information is requested from, or any

                                    Annex I-29
such discussions or negotiations are sought to be initiated or continued with, CommonWealth Bank or any of its representatives.

     6.09 Certain Policies. Prior to the Effective Date, CommonWealth Bank shall, consistent with GAAP, the rules and regulations of the SEC and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of Parent; provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in
Section 7.01(b); and further provided that in any event, no accrual or reserve made by CommonWealth Bank pursuant to this Section 6.09 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of CommonWealth Bank or its management with any such adjustments.

     6.10 Nasdaq Listing. Parent agrees to use its reasonable best efforts to list, prior to the Effective Date, on the Nasdaq the shares of Parent Common Stock to be issued in connection with the Merger.

     6.11 Indemnification.

     (a) From and after the Effective Time through the sixth anniversary of the Effective Time, Parent (the "Indemnifying Party") shall indemnify and hold harmless each present and former director, officer and employee of CommonWealth Bank, determined as of the Effective Time (the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of CommonWealth Bank or is or was serving at the request of CommonWealth Bank as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement or consummation of the Transaction, to the fullest extent which such Indemnified Parties would be entitled under the CommonWealth Bank Articles and the CommonWealth Bank Bylaws, or any agreement, arrangement or understanding which has been Previously Disclosed by CommonWealth Bank pursuant to this Section, in each case as in effect on the date hereof.

     (b) Any Indemnified Party wishing to claim indemnification under this
Section 6.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party if such failure does not actually prejudice the Indemnifying Party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

     (c) Prior to Effective Time, Parent shall cause the persons serving as directors and officers of CommonWealth Bank immediately prior to the Effective Time to be covered by the directors' and officers' liability

                                    Annex I-30
insurance policy maintained by CommonWealth Bank for a period of three years after the Effective Time (provided that Parent may substitute therefore policies of at least the same coverage and amounts containing terms and conditions which are not materially less advantageous than such policy or single premium tail coverage with policy limits equal to CommonWealth Bank's existing coverage limits) with respect to acts or omissions occurring prior to the Effective Time which were committed by such directors and officers in their capacities as such, provided that in no event shall Parent be required to expend for any one year an amount in excess of the annual premium currently paid by CommonWealth Bank for such insurance (the "Insurance Amount"), and further provided that if Parent is unable to maintain or obtain the insurance called for by this Section 6.11(c) as a result of the preceding provision, Parent shall use its reasonable best efforts to obtain the most advantageous coverage as is available for the Insurance Amount.

     (d) If Parent or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Parent shall assume the obligations set forth in this Section 6.11.

     6.12 Benefit Plans.

     (a) As soon as administratively practicable after the Effective Time, Parent shall take all reasonable action so that employees of CommonWealth Bank shall be entitled to participate in each employee benefit plan, program or arrangement of Parent of general applicability (the "Parent Benefit Plans") to the same extent as similarly-situated employees of Parent and its Subsidiaries (it being understood that inclusion of the employees of CommonWealth Bank in the Parent Benefit Plans may occur at different times with respect to different plans), provided, however, that nothing contained herein shall require Parent or any of its Subsidiaries to make any grants to any former employee of CommonWealth Bank under any discretionary equity compensation plan of Parent. Parent shall cause each Parent Benefit Plan in which employees of CommonWealth Bank are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for accrual of pension benefits) under the Parent Benefit Plans, the service of such employees with CommonWealth Bank to the same extent as such service was credited for such purpose by CommonWealth Bank, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Nothing herein shall limit the ability of Parent to amend or terminate any of CommonWealth Bank's Benefit Plans in accordance with their terms at any time.

     (b) At and following the Effective Time, Parent shall honor, and the Surviving Corporation shall continue to be obligated to perform, in accordance with their terms, all benefit obligations to, and contractual rights of, current and former employees of CommonWealth Bank existing as of the Effective Date, as well as all employment, severance, deferred compensation, split dollar, supplemental retirement or "change-in-control" agreements, plans or policies of CommonWealth Bank which are Previously Disclosed, subject in each case as the same may be modified or terminated with respect to certain executive officers of CommonWealth Bank pursuant to an employment or change-in-control agreement. The severance or termination payments which are payable pursuant to such agreements, plans or policies of CommonWealth Bank (which have been quantified in reasonable detail) have been Previously Disclosed.

     (c) At such time as employees of CommonWealth Bank become eligible to participate in a medical, dental or health plan of Parent or its Subsidiaries, Parent shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions covered under the applicable medical, health or dental plans of Parent, (ii) provide full credit for under such plans any deductibles, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time to the extent such employee had satisfied any similar limitation or requirement under an analogous Plan prior to the Effective Time.

     (d) Effective as of the Effective Time, J.E. Causey Davis shall have entered into an employment agreement with First Community Bank, the form of which is set forth as Annex C hereto.

                                    Annex I-31

     (e) An employee of CommonWealth Bank (other than an employee who is party to an employment agreement or a severance agreement) whose employment is involuntarily terminated other than for cause following the Effective Time shall be entitled to receive severance payments as Previously Disclosed.

     6.13 Parent Board and First Community Bank Board. Parent agrees to take all action necessary to appoint or elect, effective as of the Effective Time, Harold V. Groome, Jr. to the Parent Board, and Parent and First Community Bank agree to take all action necessary to appoint or elect, effective as of the Effective Time, Harold V. Groome, Jr. and Franklin P. Hall to the First Community Bank Board.

     6.14 Notification of Certain Matters. Each of CommonWealth Bank and Parent shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each of the parties hereto to consummate the Merger is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

     (a) Shareholder Approval. This Agreement shall have been duly approved by the requisite vote of the holders of outstanding shares of CommonWealth Bank Common Stock.

     (b) Regulatory Approvals. All regulatory approvals required to consummate the Transaction shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Parent Board reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Transaction to such a degree that Parent would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

     (c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Transaction.

     (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

     (e) Listing. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq.

     (f) Tax Opinion. Each of Parent and CommonWealth Bank shall have received the written opinion of Kelley Drye & Warren LLP, in form and substance reasonably satisfactory to both CommonWealth Bank and Parent, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon representations and covenants, including those contained in certificates of officers of Parent, CommonWealth Bank and others, reasonably satisfactory in form and substance to such counsel.

                                    Annex I-32

     7.02 Conditions to Obligation of CommonWealth Bank. The obligation of CommonWealth Bank to consummate the Merger is also subject to the fulfillment or written waiver by CommonWealth Bank prior to the Closing Date of each of the following conditions:

     (a) Representations and Warranties. The representations and warranties of Parent and First Community Bank set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and CommonWealth Bank shall have received a certificate, dated the Effective Date, signed on behalf of Parent and First Community Bank by the Chief Executive Officer and the Chief Financial Officer of both Parent and First Community Bank to such effect.

     (b) Performance of Obligations of Parent and First Community Bank. Parent and First Community Bank shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and CommonWealth Bank shall have received a certificate, dated the Effective Date, signed on behalf of Parent and First Community Bank by the Chief Executive Officer and the Chief Financial Officer of both Parent and First Community Bank to such effect.

     (c) Legal Opinion. CommonWealth Bank shall have received an opinion of Kelley Drye & Warren LLP, dated the date of the Closing, that addresses the matters set forth in Annex D hereto.

     (d) Other Actions. Parent and First Community Bank shall have furnished CommonWealth Bank with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.02 as CommonWealth Bank may reasonably request.

     7.03 Conditions to Obligations of Parent and First Community Bank. The obligations of Parent and First Community Bank to consummate the Merger are also subject to the fulfillment or written waiver by Parent prior to the Closing Date of each of the following conditions:

     (a) Representations and Warranties. The representations and warranties of CommonWealth Bank set forth in this Agreement, subject in all cases to the standard set forth in Section 5.02, shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Parent shall have received a certificate, dated the Effective Date, signed on behalf of CommonWealth Bank by the Chief Executive Officer and the Chief Financial Officer of CommonWealth Bank to such effect.

     (b) Performance of Obligations of Company. CommonWealth Bank shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate, dated the Effective Date, signed on behalf of CommonWealth Bank by the Chief Executive Officer and the Chief Financial Officer of CommonWealth Bank to such effect.

     (c) Shareholder Agreements. Shareholder Agreements, substantially in the form attached as Annex A hereto, shall have been executed and delivered by each director and executive officer of CommonWealth Bank in connection with CommonWealth Bank's execution and delivery of this Agreement.

     (d) Employment Agreement. J.E. Causey Davis shall have executed the employment agreement required by Section 6.12(d) hereof.

     (e) Dissenting Shares. Dissenting Shares shall not represent 10% or more of the outstanding shares of CommonWealth Bank Common Stock.

     (f) Legal Opinion. Parent and First Community Bank shall have received an opinion of LeClair Ryan, A Professional Corporation, dated the date of the Closing, that addresses the matters set forth in Annex E.

     (g) Other Actions. CommonWealth Bank shall have furnished Parent with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 7.01 and 7.03 as Parent may reasonably request.

                                    Annex I-33

                                  ARTICLE VIII

                                  TERMINATION

     8.01 Termination. This Agreement may be terminated, and the Transaction may be abandoned:

     (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Parent, First Community Bank and CommonWealth Bank if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

     (b) Breach. At any time prior to the Effective Time, by Parent and First Community Bank on the one hand or CommonWealth Bank on the other hand, if their Board of Directors so determines by vote of a majority of the members of their entire Board, in the event of: (i) a breach by Parent and First Community Bank on the one hand or CommonWealth Bank on the other hand, as the case may be, of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach; or (ii) a breach by Parent and First Community Bank on the one hand or CommonWealth Bank on the other hand, as the case may be, of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach, which breach (whether under (i) or (ii)) would be reasonably expected, individually or in the aggregate with other breaches, to result in a Material Adverse Effect with respect to Parent or CommonWealth Bank, as the case may be.

     (c) Delay. At any time prior to the Effective Time, by Parent and First Community Bank on the one hand or CommonWealth Bank on the other hand, if their Board of Directors so determines by vote of a majority of the members of their entire Board, in the event that the Transaction is not consummated by September 30, 2003, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of (i) the party seeking to terminate pursuant to this Section 8.01(c) or (ii) any of the Shareholders (if CommonWealth Bank is the party seeking to terminate), which action or inaction is in violation of its obligations under this Agreement or, in the case of the Shareholders, his, her or its obligations under the relevant Shareholder Agreement.

     (d) No Regulatory Approval. By Parent and First Community Bank on the one hand or CommonWealth Bank on the other hand, if their Board of Directors so determines by a vote of a majority of the members of their entire Board, in the event the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.

     (e) No Shareholder Approval. By either Parent and First Community Bank on the one hand or CommonWealth Bank on the other hand, if any approval of the stockholders of CommonWealth Bank contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the CommonWealth Bank Meeting.

     (f) Failure to Recommend. At any time prior to CommonWealth Bank Meeting, by Parent and First Community Bank if (i) CommonWealth Bank shall have breached
Section 6.08, (ii) the CommonWealth Bank Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Parent and First Community Bank or (iii) CommonWealth Bank shall have materially breached its obligations under Section 6.02 by failing to call, give notice of, convene and hold the CommonWealth Bank Meeting in accordance with Section 6.02.

     (g) Certain Tender or Exchange Offers. By Parent if a tender offer or exchange offer for 20% or more of the outstanding shares of CommonWealth Bank Common Stock is commenced (other than by Parent or a Subsidiary thereof), and the CommonWealth Bank Board recommends that the stockholders of CommonWealth Bank tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the ten-Business Day period specified in Rule 14e-2(a) under the Exchange Act.

                                    Annex I-34

     (h) Superior Proposal. At any time prior to the CommonWealth Bank Meeting, by CommonWealth Bank in order to concurrently enter into an acquisition agreement or similar agreement (each, an "Acquisition Agreement") with respect to a Superior Proposal which has been received and considered by CommonWealth Bank and the CommonWealth Bank Board in compliance with Section 6.08 hereof, provided, however, that this Agreement may be terminated by CommonWealth Bank pursuant to this Section 8.01(h) only after the fifth Business Day following CommonWealth Bank's provision of written notice to Parent advising Parent that the CommonWealth Bank Board is prepared to accept a Superior Proposal, and only if, during such five-Business Day period, Parent does not, in its sole discretion, make an offer to CommonWealth Bank that the CommonWealth Bank Board determines in good faith, after consultation with its financial and legal advisors, is at least as favorable as the Superior Proposal.

     (i) Decrease in Average Share Price. By Parent and First Community Bank, at any time during the five-day period commencing with the Determination Date, if the Average Share Price shall be less than 85.0% of the Starting Price (as the same may be adjusted to reflect any Capital Change), subject, however, to the following three sentences. If Parent and First Community Bank elect to exercise their termination right pursuant to the immediately preceding sentence, they shall give written notice to CommonWealth Bank (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, CommonWealth Bank shall have the option of decreasing the consideration to be received by the holders of CommonWealth Bank Common Stock hereunder by adjusting the Exchange Ratio to equal a number equal to the quotient (rounded to the nearest one ten-thousandth), the numerator of which is $30.50 and the denominator of which is the product of the Starting Price and .85. If CommonWealth Bank makes an election contemplated by the preceding sentence within such five-day period, it shall give prompt written notice to Parent and First Community Bank of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.01(i) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 8.01(i).

     (j) Increase in Average Share Price. By CommonWealth Bank, at any time during the five-day period commencing with the Determination Date, if the Average Share Price shall be greater than 115.0% of the Starting Price (as the same may be adjusted to reflect any Capital Change), subject, however, to the following three sentences. If CommonWealth Bank elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give written notice to Parent (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, Parent shall have the option of increasing the consideration to be received by the holders of CommonWealth Bank Common Stock hereunder by adjusting the Exchange Ratio to equal a number equal to the quotient (rounded to the nearest one ten-thousandth), the numerator of which is $30.50 and the denominator of which is the product of the Starting Price and 1.15. If Parent makes an election contemplated by the preceding sentence within such five-day period, it shall give prompt written notice to CommonWealth Bank of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this
Section 8.01(j) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 8.01(j).

     8.02 Effect of Termination and Abandonment.

     (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except as set forth in this Section 8.02 and Section 9.01.

     (b) If this Agreement is terminated by either Parent or CommonWealth Bank due to a breach of a representation, warranty, covenant or undertaking, the party committing such breach shall be liable for $350,000 to the other party, without prejudice to any other rights or remedies as may be available to Parent under Section 8.02(c) below, provided however that to the extent Parent is entitled to be paid both the $350,000 fee set

                                    Annex I-35
forth in this Section 8.02(b) as well as the Termination Fee set forth in
Section 8.2(c) below, in no event will the amount payable to Parent pursuant to Sections 8.02(b) and (c) exceed $1.0 million.

     (c) In recognition of the efforts, expenses and other opportunities foregone by Parent while structuring and pursuing the Merger, the parties hereto agree that CommonWealth Bank shall pay Parent the sum of $1.0 million (the "Termination Fee") if this Agreement is terminated as follows:

           (i) if this Agreement is terminated by Parent pursuant to Section 8.01(f) or (g) or by CommonWealth Bank pursuant to Section 8.01(h), in either of which case payment shall be made to Parent concurrently with the termination of this Agreement; or

           (ii) if (x) this Agreement is terminated by (A) Parent pursuant to
        Section 8.01(b), (B) by either Parent or CommonWealth Bank pursuant to
        Section 8.01(c) or (C) by either Parent or CommonWealth Bank pursuant to
        Section 8.01(e), and in the case of any termination pursuant to clause
        (A), (B) or (C), an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the senior management of CommonWealth Bank or the CommonWealth Bank Board (or any Person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the taking of the vote of the stockholders of CommonWealth Bank contemplated by this Agreement at the CommonWealth Bank Meeting, in the case of clause (C), or the date of termination, in the case of clause (A) or (B), and (y) within 18 months after such termination CommonWealth Bank enters into an agreement with respect to an Acquisition Proposal or consummates a transaction which is the subject of an Acquisition Proposal, then CommonWealth Bank shall pay to Parent the Termination Fee on the date of execution of such agreement or consummation of a transaction which is the subject of an Acquisition Proposal, provided that if the date of execution of such agreement is after 12 months but within 18 months after such termination of this Agreement, the Termination Fee shall be payable by CommonWealth Bank to Parent only upon consummation of a transaction which is the subject of an Acquisition Proposal, regardless whether such consummation occurs within 18 months after termination of this Agreement.

Any amount that becomes payable pursuant to this Section 8.02(c) shall be paid by wire transfer of immediately available funds to an account designated by Parent.

     (d) CommonWealth Bank and Parent agree that the agreement contained in paragraph (c) of this Section 8.02 is an integral part of the transactions contemplated by this Agreement, that without such agreement Parent would not have entered into this Agreement and that such amounts do not constitute a penalty or liquidated damages in the event of a breach of this Agreement by CommonWealth Bank. If CommonWealth Bank fails to pay Parent the amounts due under paragraph (c) above within the time periods specified therein, CommonWealth Bank shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Parent in connection with any action in which Parent prevails, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

                                    Annex I-36

                                   ARTICLE IX

                                 MISCELLANEOUS

     9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.06(c), 8.02 and, excepting Section 9.12 hereof, this Article IX, which shall survive any such termination). Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

     9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived, by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the CommonWealth Bank Meeting no amendment shall be made which by law requires further approval by the stockholders of CommonWealth Bank without obtaining such approval.

     9.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

     9.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Nevada applicable to contracts made and to be performed entirely within such State.

     9.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel and, in the case of Parent, the registration fee to be paid to the SEC in connection with the Registration Statement, except that expenses of printing the Proxy Statement shall be shared equally between CommonWealth Bank and Parent, and provided further that nothing contained herein shall limit either party's rights to recover any liabilities or damages arising out of the other party's willful breach of any provision of this Agreement.

     9.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

     If to CommonWealth Bank to:

        The CommonWealth Bank
        900 N. Parham Road
        Richmond, Virginia 23229
        Attention: J.E. Causey Davis,
                President and Chief Executive Officer
        Fax:

     With a copy to:

        LeClair Ryan, A Professional Corporation
        Eleventh Floor
        707 East Main Street
        Richmond, Virginia 23219
        Attention: George P. Whitley, Esq.
        Fax: (804) 783-7628

                                    Annex I-37

     If to Parent or First Community Bank to:

        First Community Bancshares, Inc.
        One Community Place
        Bluefield, Virginia 24605
        Attention: John M. Mendez, President
                and Chief Executive Officer
        Fax: (276) 326-9010

     With a copy to:

        Kelley Drye & Warren LLP
        8000 Towers Crescent Drive
        Suite 1200
        Vienna, Virginia 22182
        Attention: Norman B. Antin, Esq.
                Jeffrey D. Haas, Esq.
        Fax: (703) 918-2450

     9.07 Entire Understanding; No Third Party Beneficiaries. This Agreement and the Shareholder Agreements represent the entire understanding of the parties hereto and thereto with reference to the Transaction, and this Agreement and the Shareholder Agreements supersede any and all other oral or written agreements heretofore made. Except for the Indemnified Parties' right to enforce Parent's obligation under Section 6.11, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     9.08 Severability.  Except to the extent that application of this Section
9.08 would have a Material Adverse Effect on CommonWealth Bank or Parent, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.

     9.09 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     9.10 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever the words "as of the date hereof" are used in this Agreement, they shall be deemed to mean the day and year first above written (January 27, 2003).

     9.11 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                                    Annex I-38

     9.12 Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, Parent may at any time modify the structure of the acquisition of CommonWealth Bank set forth herein, subject to the prior written consent of CommonWealth Bank, which consent shall not be unreasonably withheld or delayed, provided that (i) the Merger Consideration to be paid to the holders of CommonWealth Bank Common Stock is not thereby changed in kind or reduced in amount as a result of such modification, (ii) such modification will not adversely affect the tax treatment to CommonWealth Bank's stockholders as a result of receiving the Merger Consideration and (iii) such modification will not materially delay or jeopardize receipt of any required approvals of Governmental Authorities.

                           [SIGNATURE PAGE TO FOLLOW]

                                    Annex I-39

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                          FIRST COMMUNITY BANCSHARES, INC.

                                          By:        /s/ JOHN M. MENDEZ
                                            ------------------------------------
                                            Name:  John M. Mendez
                                            Title:   President and Chief
                                                     Executive Officer

                                          FIRST COMMUNITY BANK, NATIONAL
                                          ASSOCIATION

                                          By:        /s/ JOHN M. MENDEZ
                                            ------------------------------------
                                            Name:  John M. Mendez
                                            Title:   Executive Vice President

                                          THE COMMONWEALTH BANK

                                          By:       /s/ FRANKLIN P. HALL
                                            ------------------------------------
                                            Name:  Franklin P. Hall
                                            Title:   Chairman of the Board

                                    Annex I-40

                   AMENDMENT TO AGREEMENT AND PLAN OF MERGER

     This AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of February 25, 2003 (the "Amendment"), by and among FIRST COMMUNITY BANCSHARES, INC. ("Parent"), FIRST COMMUNITY BANK, NATIONAL ASSOCIATION ("First Community Bank"), and THE COMMONWEALTH BANK ("CommonWealth Bank," and together with Parent and First Community Bank, the "Parties"). Capitalized terms not otherwise defined herein shall have the meaning as set forth in the original Agreement.

     WHEREAS, the Parties entered into an Agreement and Plan of Merger, dated as of January 27, 2003 (the "Agreement");

     WHEREAS, the Parties hereto wish to modify and amend the Agreement as set forth herein.

     NOW, THEREFORE, in consideration of the premises, covenants and agreements hereinafter set forth, the Parties hereto agree as follows:

SECTION 1. AMENDMENT OF SECTION 1.01 OF THE AGREEMENT.

     The definition of "Maximum Cash Consideration" is hereby added to Section
1.01 of the Agreement to read as follows:

     "Maximum Cash Consideration" has the meaning set forth in Section 3.01(b)(2)(iii).

SECTION 2. AMENDMENT TO SECTION 3.01 OF THE AGREEMENT.

     Subsection (2) of subsection (b) of Section 3.01 of the Agreement is amended to read in its entirety as follows:

     (2) For purposes of this Agreement:

           (i) the "Aggregate Cash Consideration" shall amount to the product of the number of shares of CommonWealth Bank Common Stock outstanding immediately prior to the Effective Time times .4 times $30.50;

           (ii) the "Average Share Price" of the Parent Common Stock shall mean the average of the closing sales price of a share of Parent Common Stock, as reported on Nasdaq (as reported by an authoritative source), for the 20 trading-day period ending with the close of business on the fifth Business Day preceding the Effective Time; and

           (iii) the "Maximum Cash Consideration" shall amount to the product of the number of shares of CommonWealth Bank Common Stock outstanding immediately prior to the Effective Time times .5 times $30.50.

SECTION 3. AMENDMENT OF SECTION 3.02 OF THE AGREEMENT.

     Subsections (ii) and (iii) of subsection (d) of Section 3.02 of the Agreement are amended and restated in their entirety and a new subsection (iv) is added, in each case to read as follows:

           (ii) If the number of Cash Election Shares times the Per Share Cash Consideration is greater than the Maximum Cash Consideration, then:

               (1) all Stock Election Shares and all No-Election Shares shall be converted into the right to receive Parent Common Stock,

               (2) the Exchange Agent shall convert on a pro rata basis as described below in Section 3.02(e) a sufficient number of Cash Election Shares (excluding any Dissenting Shares) ("Reallocated Stock Shares") such that the number of remaining Cash Election Shares (including Dissenting Shares) times the Per Share Cash Consideration equals the Maximum Cash Consideration, and all Reallocated Stock Shares shall be converted into the right to receive Parent Common Stock, and

                                      A-A-1

               (3) the Cash Election Shares (subject to Section 3.06 with respect to Dissenting Shares) which are not Reallocated Stock Shares shall be converted into the right to receive cash.

           (iii) If the number of Cash Election Shares times the Per Share Cash Consideration is equal to the Aggregate Cash Consideration, then subparagraphs (d)(i) and (ii) above shall not apply and all Cash Election Shares (subject to Section 3.06 with respect to Dissenting Shares) shall be converted into the right to receive cash and all No-Election Shares and all Stock Election Shares will be converted into the right to receive Parent Common Stock.

           (iv) If the number of the Cash Election Shares times the Per Share Cash Consideration is greater than the Aggregate Cash Consideration but less than the Maximum Cash Consideration, then:

               (1) all Cash Election Shares (subject to Section 3.06 with respect to Dissenting Shares) shall be converted into the right to receive cash,

               (2) all Stock Election Shares shall be converted into the right to receive Parent Common Stock,

               (3) the Exchange Agent shall convert a sufficient number of No-Election Shares into Reallocated Cash Shares such that the sum of the number of Cash Election Shares plus the number of Reallocated Cash Shares times the Per Share Cash Consideration equals the Maximum Cash Consideration, and

               (4) the No-Election Shares which are not Reallocated Cash Shares shall be converted into the right to receive Parent Common Stock.

SECTION 4. MISCELLANEOUS.

     (a) The Agreement is incorporated herein by reference.

     (b) Except as otherwise set forth herein, the Agreement, as amended hereby, shall remain in full force and effect and the Parties shall have all the rights and remedies provided thereunder with the same force and effect as if the Agreement were restated herein in its entirety.

     (c) The provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective executors, heirs, personal representatives, successors and assigns.

     (d) This Amendment may be executed and delivered in several counterparts with the intention that all such counterparts, when taken together, constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

FIRST COMMUNITY BANCSHARES, INC.                     FIRST COMMUNITY BANK, NATIONAL ASSOCIATION

By:    /s/ John M. Mendez                            By:    /s/ John M. Mendez
       ----------------------------------------             ----------------------------------------
       Name: John M. Mendez                                 Name: John M. Mendez
       Title: President and Chief Executive                 Title: Executive Vice President
       Officer

THE COMMONWEALTH BANK

By:    /s/ Franklin P. Hall
       ----------------------------------------
       Name: Franklin P. Hall
       Title: Chairman of the Board

                                      A-A-2

                                                                        ANNEX II
                                            , 2003
The Board of Directors
The CommonWealth Bank
900 N. Parham Road
Richmond, VA 23229

Dear Members of the Board:

     The CommonWealth Bank, Richmond, Virginia ("CommonWealth"), and First Community Bancshares, Inc., Bluefield, Virginia ("First Community") have entered into an agreement providing for the acquisition of CommonWealth by First Community ("Acquisition"). The terms of the Acquisition are set forth in the Agreement and Plan of Merger ("Agreement") dated January 27, 2003 and amended February 25, 2003.

     The terms of the Acquisition provide that, with the possible exception of those shares as to which dissenter's rights may be perfected, each share of CommonWealth common stock, $4.00 par value, will be exchanged for the right to receive either $30.50 in cash or a number of whole shares of First Community's common stock determined by dividing $30.50 by the average closing price of the Company's common stock during a specified period preceding the acquisition, plus cash in lieu of any fractional share interest, subject to election and allocation procedures set forth in the acquisition agreement which are intended to ensure that not less than 50% and not more than 60% of the value of consideration will be in the form of company common stock with the remaining consideration to be in the form of cash (the "Consideration").

     You have asked our opinion as to whether the Consideration is fair to the respective shareholders of CommonWealth from a financial point of view.

     In rendering our opinion, we have evaluated the consolidated financial statements of CommonWealth and First Community available to us from published sources. In addition, we have, among other things: (a) to the extent deemed relevant, analyzed selected public information of certain other financial institutions and compared CommonWealth and First Community from a financial point of view to the other financial institutions; (b) compared the terms of the Acquisition with the terms of certain other comparable transactions to the extent information concerning such acquisitions was publicly available; (c) reviewed the Agreement and related documents; (d) reviewed the historical market price of CommonWealth's common stock and First Community's common stock; and (e) made such other analyses and examinations as we deemed necessary. We also met with various senior officers of CommonWealth and First Community to discuss the foregoing as well as other matters that may be relevant.

     We have not independently verified the financial and other information concerning CommonWealth or First Community or other data which we have considered in our review. We have assumed the accuracy and completeness of all such information; however, we have no reason to believe that such information is not accurate and complete. Our conclusion is rendered on the basis of securities market conditions prevailing as of the date hereof and on the conditions and prospects, financial and otherwise, of CommonWealth and First Community as they
exist and are known to us as of      .

     We have acted as financial advisor to CommonWealth and in connection with the Acquisition will receive from CommonWealth a fee for our services, a significant portion of which is contingent upon the consummation of the Acquisition.

     It is understood that this opinion may be included in its entirety in any communication by CommonWealth or the Board of Directors to the shareholders of CommonWealth. The opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent.

     Based on the foregoing, and subject to the limitations described above, we are of the opinion that the Consideration is fair to the shareholders of CommonWealth from a financial point of view.

Sincerely,

Baxter, Fentriss and Co.

                                    Annex II-1

                                                                       ANNEX III

                                 VIRGINIA STOCK
                                CORPORATION ACT

                                  ARTICLE 15.

                              DISSENTERS' RIGHTS.

SECTION 13.1-729. DEFINITIONS.  -- In this article:

     "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

     "Corporation" means the issuer of the shares held by a dissenter before the corporate action, except that (i) with respect to a merger, "corporation" means the surviving domestic or foreign corporation or limited liability company by merger of that issuer, and (ii) with respect to a share exchange, "corporation" means the acquiring corporation by share exchange, rather than the issuer, if the plan of share exchange places the responsibility for dissenters' rights on the acquiring corporation.

     "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 13.1-730 and who exercises that right when and in the manner required by Sections 13.1-732 through 13.1-739.

     "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

     "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     "Shareholder" means the record shareholder or the beneficial shareholder.

SECTION 13.1-730. RIGHT TO DISSENT.

     A. A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

        1. Consummation of a plan of merger to which the corporation is a party
     (i) if shareholder approval is required for the merger by Section 13.1-718 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under Section 13.1-719;

        2. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

        3. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the shareholder was entitled to vote on the sale or exchange or if the sale or exchange was in furtherance of a dissolution on which the shareholder was entitled to vote, provided that such dissenter's rights shall not apply in the case of (i) a sale or exchange pursuant to court order, or (ii) a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

        4. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

                                   Annex III-1

     B. A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

     C. Notwithstanding any other provision of this article, with respect to a plan of merger or share exchange or a sale or exchange of property there shall be no right of dissent in favor of holders of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or on the National Association of Securities Dealers Automated Quotation System (NASDAQ) or (ii) held by at least 2,000 record shareholders, unless in either case:

        1. The articles of incorporation of the corporation issuing such shares provide otherwise;

        2. In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for such shares anything except:

           a. Cash;

           b. Shares or membership interests, or shares or membership interests and cash in lieu of fractional shares (i) of the surviving or acquiring corporation or limited liability company or (ii) of any other corporation or limited liability company which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or held of record by at least 2,000 record shareholders or members; or

           c. A combination of cash and shares or membership interests as set forth in subdivisions 2a and 2b of this subsection; or

        3. The transaction to be voted on is an "affiliated transaction" and is not approved by a majority of "disinterested directors" as such terms are defined in Section 13.1-725.

     D. The right of a dissenting shareholder to obtain payment of the fair value of his shares shall terminate upon the occurrence of any one of the following events:

        1. The proposed corporate action is abandoned or rescinded;

        2. A court having jurisdiction permanently enjoins or sets aside the corporate action; or

        3. His demand for payment is withdrawn with the written consent of the corporation.

     E. Notwithstanding any other provision of this article, no shareholder of a corporation located in a county having a county manager form of government and which is exempt from income taxation under Section 501 (c) or Section 528 of the Internal Revenue Code and no part of whose income inures or may inure to the benefit of any private share holder or individual shall be entitled to dissent and obtain payment for his shares under this article.

SECTION 13.1-731. DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

     A. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

     B. A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

        1. He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

        2. He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.
                                   Annex III-2

SECTION 13.1-732. NOTICE OF DISSENTERS' RIGHTS.

     A. If proposed corporate action creating dissenters' rights under Section 13.1-730 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

     B. If corporate action creating dissenters' rights under Section 13.1-730 is taken without a vote of shareholders, the corporation, during the ten-day period after the effectuation of such corporate action, shall notify in writing all record shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Section 13.1-734.

SECTION 13.1-733. NOTICE OF INTENT TO DEMAND PAYMENT.

     A. If proposed corporate action creating dissenters' rights under Section 13.1-730 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (i) shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (ii) shall not vote such shares in favor of the proposed action.

     B. A shareholder who does not satisfy the requirements of subsection A of this section is not entitled to payment for his shares under this article.

SECTION 13.1-734. DISSENTERS' NOTICE.

     A. If proposed corporate action creating dissenters' rights under Section 13.1-730 is authorized at a shareholders' meeting, the corporation, during the ten-day period after the effectuation of such corporate action, shall deliver a dissenters' notice in writing to all shareholders who satisfied the requirements of Section 13.1-733.

     B. The dissenters' notice shall:

        1. State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;

        2. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

        3. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before or after that date;

        4. Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date of delivery of the dissenters' notice; and

        5. Be accompanied by a copy of this article.

SECTION 13.1-735. DUTY TO DEMAND PAYMENT.

     A. A shareholder sent a dissenters' notice described in Section 13.1-734 shall demand payment, certify that he acquired beneficial ownership of the shares before or after the date required to be set forth in the dissenters' notice pursuant to subdivision 3 of subsection B of Section 13.1-734, and, in the case of certificated shares, deposit his certificates in accordance with the terms of the notice.

     B. The shareholder who deposits his shares pursuant to subsection A of this section retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.

     C. A shareholder who does not demand payment and deposits his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article.

                                   Annex III-3

SECTION 13.1-736. SHARE RESTRICTIONS.

     A. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received.

     B. The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.

SECTION 13.1-737. PAYMENT.

     A. Except as provided in Section 13.1-738, within thirty days after receipt of a payment demand made pursuant to Section 13.1-735, the corporation shall pay the dissenter the amount the corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the corporation under this paragraph may be enforced (i) by the circuit court in the city or county where the corporation's principal office is located, or, if none in this Commonwealth, where its registered office is located or (ii) at the election of any dissenter residing or having its principal office in the Commonwealth, by the circuit court in the city or county where the dissenter resides or has its principal office. The court shall dispose of the complaint on an expedited basis.

     B. The payment shall be accompanied by:

        1. The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the effective date of the corporate action creating dissenters' rights, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

        2. An explanation of how the corporation estimated the fair value of the shares and of how the interest was calculated;

        3. A statement of the dissenters' right to demand payment under Section 13.1-739; and

        4. A copy of this article.

SECTION 13.1-738. AFTER-ACQUIRED SHARES.

     A. A corporation may elect to withhold payment required by Section 13.1-737 from a dissenter unless he was the beneficial owner of the shares on the date of the first publication by news media or the first announcement to shareholders generally, whichever is earlier, of the terms of the proposed corporate action, as set forth in the dissenters' notice.

     B. To the extent the corporation elects to withhold payment under subsection A of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares and of how the interest was calculated, and a statement of the dissenter's right to demand payment under Section 13.1-739.

SECTION 13.1-739. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

     A. A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under Section 13.1-737), or reject the corporation's offer under Section 13.1-738 and demand payment of the fair value of his shares and interest due, if the dissenter believes that the amount paid under Section 13.1-737 or offered under Section 13.1-738 is less than the fair value of his shares or that the interest due is incorrectly calculated.

     B. A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection A of this section within thirty days after the corporation made or offered payment for his shares.

                                   Annex III-4

SECTION 13.1-740. COURT ACTION.

     A. If a demand for payment under Section 13.1-739 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the circuit court in the city or county described in subsection B of this section to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     B. The corporation shall commence the proceeding in the city or county where its principal office is located, or, if none in this Commonwealth, where its registered office is located. If the corporation is a foreign corporation without a registered office in this Commonwealth, it shall commence the proceeding in the city or county in this Commonwealth where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     C. The corporation shall make all dissenters, whether or not residents of this Commonwealth, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     D. The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this article. If the court determines that such shareholder has not complied with the provisions of this article, he shall be dismissed as a party.

     E. The jurisdiction of the court in which the proceeding is commenced under subsection B of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     F. Each dissenter made a party to the proceeding is entitled to judgment
(i) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation or (ii) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under Section 13.1-738.

SECTION 13.1-741. COURT COSTS AND COUNSEL FEES.

     A. The court in an appraisal proceeding commenced under Section 13.1-740 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters did not act in good faith in demanding payment under Section 13.1-739.

     B. The court may also assess the reasonable fees and expenses of experts, excluding those of counsel, for the respective parties, in amounts the court finds equitable:

        1. Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Sections 13.1-732 through 13.1-739; or

        2. Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed did not act in good faith with respect to the rights provided by this article.

     C. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

     D. In a proceeding commenced under subsection A of Section 13.1-737 the court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

                                   Annex III-5

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 27 of the Registrant's Bylaws requires indemnification of the Registrant's directors and officers and any person serving as such for another corporation at our request, against costs and expenses at any time reasonably incurred by the director or officer arising out of or in connection with any claim, action, suit or proceeding, civil or criminal, against him or to which he may be made a party by reason of his being or having been such director or officer except in relation to matters as to which he shall be adjudged in such action, suit or proceeding to be liable for gross negligence or willful misconduct in the performance of his duty to the Registrant. If, in the judgment of the Board of Directors of the Registrant, a settlement of any claim, action, suit or proceeding so arising be deemed in the best interests of the Registrant, any such director or officer shall be reimbursed for any amounts paid by him in effecting such settlement and reasonable expenses incurred in connection therewith. The foregoing right of indemnification shall be, in addition to, any and all rights to which any director or officer may be entitled as a matter of law.

The Nevada General Corporation Law provides as follows:

78.7502 DISCRETIONARY AND MANDATORY INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS: GENERAL PROVISIONS.

     1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

        (a) Is not liable pursuant to NRS 78.138; or

        (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS
78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

     2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

        (a) Is not liable pursuant to NRS 78.138; or

        (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

78.751 AUTHORIZATION REQUIRED FOR DISCRETIONARY INDEMNIFICATION; ADVANCEMENT OF EXPENSES; LIMITATION ON INDEMNIFICATION AND ADVANCEMENT OF EXPENSES.

     1. Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

        (a) By the stockholders;

        (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

        (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

        (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

     2. The articles or incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

     3. The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

        (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles or incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

        (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

78.752 INSURANCE AND OTHER FINANCIAL ARRANGEMENTS AGAINST LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

     1. A corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

     2. The other financial arrangements made by the corporation pursuant to subsection 1 may include the following:

        (a) The creation of a trust fund.

        (b) The establishment of a program of self-insurance.

        (c) The securing of its obligation of indemnification by granting a security interest or other lien on any assets of the corporation.

        (d) The establishment of a letter of credit, guaranty or surety.

No financial arrangement made pursuant to this subsection may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

     3. Any insurance or other financial arrangement made on behalf of a person pursuant to this section may be provided by the corporation or any other person approved by the board of directors, even if all or part of the other person's stock or other securities is owned by the corporation.

     4. In the absence of fraud:

        (a) The decision of the board of directors as to the propriety of the terms and conditions of any insurance or other financial arrangement made pursuant to this section and the choice of the person to provide the insurance or other financial arrangement is conclusive; and

        (b) The insurance or other financial arrangement:

           (1) Is not void or voidable; and

           (2) Does not subject any director approving it to personal liability for his action, even if a director approving the insurance or other financial arrangement is a beneficiary of the insurance or other financial arrangement.

     5. A corporation or its subsidiary which provides self-insurance for itself or for another affiliated corporation pursuant to this section is not subject to the provisions of Title 57 of NRS.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

     (a) List of Exhibits:

EXHIBIT
  NO.                              EXHIBIT
-------                            -------
   2.1   Agreement and Plan of Merger, dated as of January 27, 2003, and amended as of February 25, 2003, among First Community
         Bancshares, Inc., First Community Bank, National
         Association, and The CommonWealth Bank. (1)
   2.2   Form of Shareholder Agreement, dated as of January 27, 2003, between First Community Bancshares, Inc. and each director and executive officer of The CommonWealth Bank.
  3(i)   Articles of Incorporation of First Community Bancshares,
         Inc., as amended. (2)
 3(ii)   Bylaws of First Community Bancshares, Inc., as amended. (2)
   4.1   Specimen stock certificate of First Community Bancshares,
         Inc. (3)
   5.1   Opinion of Kelley Drye & Warren LLP regarding the legality of the securities being registered.
   8.1   Opinion of Kelley Drye & Warren LLP regarding certain tax
         matters.
  10.8   Form of Employment Agreement between First Community Bank,
         National Association, and J. E. Causey Davis.
  23.1   Consent of Ernst & Young LLP.
  23.2   Consent of Cherry, Bekaert & Holland, L.L.P.
  23.3   Consent of Kelley Drye & Warren LLP (included in Exhibits
         5.1 and 8.1).
  24.1   Power of Attorney (see page II-6).
  99.1   Consent of Baxter, Fentriss & Co.
  99.2   Form of proxy for the Special Meeting.

---------------

(1) Incorporated by reference to the corresponding exhibit previously filed as an exhibit to the Form 8-K filed with the Securities and Exchange Commission on January 28, 2003 and February 26, 2003.

(2) Incorporated by reference from First Community's Quarterly Report on Form 10-Q for the period ended June 30, 2002 filed on August 14, 2002.

(3) Incorporated by reference from First Community's Annual Report on Form 10-K for the period ended December 31, 2002.

     (b) Financial Statement Schedules.

     No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

ITEM 22. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes as follows:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (4) That every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of
     Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (6) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Commonwealth of Virginia, on March 28, 2003.

                                          FIRST COMMUNITY BANCSHARES, INC.

                                          By:        /s/ JOHN M. MENDEZ
                                            ------------------------------------
                                            John M. Mendez
                                            President and Chief Executive
                                              Officer

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each person whose signature appears below, hereby makes, constitutes and appoints John M. Mendez or his true and lawful attorney, with full power to sign for such person and in such person's name and capacity indicated below, and with full power of substitution, any and all amendments to this Registration Statement, hereby ratifying and confirming such person's signature as it may be signed by said attorney to any and all amendments.

                       NAME                                         TITLE                        DATE
                       ----                                         -----                        ----

               /s/ ALLEN T. HAMNER                                Director                  March 28, 2003
 ------------------------------------------------
                 Allen T. Hamner


                 /s/ B. W. HARVEY                                 Director                  March 28, 2003
 ------------------------------------------------
                   B. W. Harvey


               /s/ I. NORRIS KANTOR                               Director                  March 28, 2003
 ------------------------------------------------
                 I. Norris Kantor


                /s/ JOHN M. MENDEZ                   President, Chief Executive Officer     March 28, 2003
 ------------------------------------------------     and Director (Principal executive
                  John M. Mendez                                  officer)


                 /s/ A. A. MODENA                                 Director                  March 28, 2003
 ------------------------------------------------
                   A. A. Modena


             /s/ ROBERT L. SCHUMACHER                Chief Financial Officer (Principal     March 28, 2003
 ------------------------------------------------     financial and accounting officer)
               Robert L. Schumacher


           /s/ ROBERT E. PERKINSON, JR.                           Director                  March 28, 2003
 ------------------------------------------------
             Robert E. Perkinson, Jr.


             /s/ WILLIAM P. STAFFORD                 Chairman of the Board and Director     March 28, 2003
 ------------------------------------------------
               William P. Stafford


           /s/ WILLIAM P. STAFFORD, II                            Director                  March 28, 2003
 ------------------------------------------------
             William P. Stafford, II


              /s/ W. W. TINDER, JR.                               Director                  March 28, 2003
 ------------------------------------------------
                W. W. Tinder, Jr.

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